   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27,
1998


                            REGISTRATION 333-61777
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                AMENDMENT NO. 1
                                      TO
                                  FORM S-1/A
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                                 SHOPPING.COM
            (Exact name of Registrant as specified in its charter)


       CALIFORNIA                          5311                  33-0733679
(State or other jurisdiction of       (Primary Standard       (I.R.S. Employer
 incorporation or organization)   Industrial Classification  Identification No.)
                                          Code Number)


                     2101 EAST COAST HIGHWAY, GARDEN LEVEL
                       CORONA DEL MAR, CALIFORNIA  92625
                                (949) 640-4393
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                            MARK V. ASDOURIAN, ESQ.
                           5 PARK PLAZA, SUITE 1480
                           IRVINE, CALIFORNIA  92614
                                (714) 557-4100
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  COPIES TO:

                           JOHN J. GIOVANNONE, ESQ.
                    SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                       650 TOWN CENTER DRIVE, 4TH FLOOR
                      COSTA MESA, CALIFORNIA  92626-1925
                                (714) 513-5100



Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND FROM TIME TO TIME THEREAFTER.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================

--------------------------------------------------------------------------------
TITLE OF EACH           AMOUNT           PROPOSED     MAXIMUM       AMOUNT OF
  CLASS OF              TO BE            MAXIMUM     AGGREGATE    REGISTRATION
SECURITIES TO        REGISTERED(1)       OFFERING     OFFERING        FEE
BE REGISTERED                            PRICE PER    PRICE (1)
                                         SHARE (1)
--------------------------------------------------------------------------------
Common Stock,        8,660,500 shares    $6.25       $54,128,125  $17,683.84 (3)
no par value         (2)
--------------------------------------------------------------------------------

================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the last sale reported for such security on the over-the-counter bulletin board securities market on November 20, 1998.

(2) Includes (i) the estimated maximum number of shares that may be issued upon conversion of the 8% Convertible Debentures and the exercise of warrants issuable thereunder, (ii) 7,500 shares held by Trautman Kramer & Company, Incorporated, and its affiliates, and (iii) 353,000 shares issuable upon the exercise of certain purchase warrants.

(3) Previously paid; based on a higher maximum aggregate offering price in a prior draft of this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                 SHOPPING.COM
                             CROSS-REFERENCE SHEET
                 (PURSUANT TO ITEM 501 (B) OF REGULATION S-K)

                  ITEM NUMBER AND CAPTION                                    CAPTION OR LOCATION IN
                                                                                     PROSPECTUS
         -----------------------------------------------------     -------------------------------------------------------------
1.       Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus . . . . . . .         Outside Front Cover Page of Prospectus and
                                                                      Outside Front Cover Page.
2.       Inside Front and Outside Back Cover Pages
         of Prospectus . . . . . . . . . . . . . . . . . . . .        Inside Front Cover Page.

3.       Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges . . . . . . . . . . . . . .        Summary Information, Risk Factors, and Ratio
                                                                      of Earnings to Fixed Charges; The Company;
                                                                      Capitalization; Risk Factors; Ratio of Earnings
                                                                      to Fixed Charges.

 4.      Use of Proceeds . . . . . . . . . . . . . . . . . . .        Use of Proceeds.


5.       Determination of Offering Price . . . . . . . . . . .        Not Applicable.

6.       Dilution . . . . . . . . . . . . . . . . . . . . . .         Risk Factors.

7.       Selling Security Holders . . . . . . . . . . . . . .         Selling Shareholders; Plan of Distribution.

8.       Plan of Distribution . . . . . . . . . . . . . . . .         Outside Front Cover Page; Plan of
                                                                      Distribution.

9.       Description of Securities to be Registered . . . . .         Outside Front Cover Page; Description of the
                                                                      Securities to be Registered.

10.      Interests of Named Experts and Counsel . . . . . . .         Not Applicable.

11.      Information with Respect to the Registrant . . . . .         Summary Information, Risk Factors and Ratio
                                                                      of Earnings to Fixed Charges; The Company;
                                                                      Capitalization;  Risk Factors; Ratio of Earnings
                                                                      to Fixed Charges; Information with Respect to
                                                                      the Registrant;  Business; Property; Selected
                                                                      Financial Data; Management's Discussion and
                                                                      Analysis of Financial Condition and Results of
                                                                      Operations; Business; Management; Liquidity
                                                                      and Capital Resources; Directors and
                                                                      Executive Officers;  Security Ownership of
                                                                      Certain Beneficial Owners and Management;
                                                                      Certain Relationships and Related
                                                                      Transactions.

12.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities . . .         Not Applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.




PROSPECTUS

                             SUBJECT TO COMPLETION


                            DATED NOVEMBER 27, 1998


SHOPPING.COM

8,660,500 SHARES COMMON STOCK, NO PAR VALUE

ISSUE PRICE: $1.00/Share


The 8,660,500 shares (the "Shares") of Common Stock, without par value, of Shopping.com (the "Company") are being offered for resale by certain security holders of the Company (the "Selling Shareholders"). The Shares being registered have been issued or are issuable upon the conversion of 8% Convertible Debentures in the aggregate amount of $5,000,000 issued and to be issued to certain investors pursuant to a June and July, 1998 private placement and upon the exercise of related warrants. In addition, Common Stock and Shares issuable upon the exercise of warrants issued to the placement agent ("Placement Agent") in the private placement of the 8% Convertible Debentures and its affiliates are included in the shares being registered. The Company will not receive any of the proceeds from the sale of the Shares offered hereunder by the Selling Shareholders. The offering is made to fulfill the Company's contractual obligations to the Selling Shareholders to register certain shares held by the Selling Shareholders.



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

----------------------------------------------------------------------------------------------------------------------------
                                                     Underwriting discounts             Proceeds to issuer
                           Price to public              and commissions                    or other persons
----------------------------------------------------------------------------------------------------------------------------
Per Share ....................$1.00........................N/A.................................$1.00....................
Total ........................$8,660,500...................N/A.................................$8,660,500...............
----------------------------------------------------------------------------------------------------------------------------

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the World Wide Web site is http:/www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock underlying the Debentures and the related warrants and Common Stock and Shares underlying warrants issued to the Placement Agent and its affiliates in the private placement. This Prospectus which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission at the addresses set forth above or through the Commission's Internet home page.

         Statements contained in the Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such contract or document filed as an exhibit to the Registration Statement.

                    INFORMATION INCORPORATION BY REFERENCE

         The following documents have been filed with the Commission and are incorporated by reference:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1998, as amended by the Company's Form 10-KSB/A filed with the Commission on May 1, 1998;

         (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1998; and

         (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended July 31, 1998.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the

Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and be a part hereof from the date of filing such documents.


         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               TABLE OF CONTENTS
                               -----------------

                                                                                                               PAGE
                                                                                                               ----
SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO
         FIXED CHARGES............................................................................................7

THE COMPANY.......................................................................................................8

CAPITALIZATION...................................................................................................10

RISK FACTORS.....................................................................................................10

RATIO OF EARNINGS TO FIXED CHARGES...............................................................................24

USE OF PROCEEDS..................................................................................................24

SELLING SHAREHOLDERS.............................................................................................25

PLAN OF DISTRIBUTION.............................................................................................27

DESCRIPTION OF SECURITIES TO BE REGISTERED.......................................................................28

INFORMATION WITH RESPECT TO THE REGISTRANT.......................................................................30

BUSINESS ........................................................................................................30

PROPERTY ........................................................................................................41

LEGAL PROCEEDINGS................................................................................................41

MARKET PRICE AND DIVIDENDS.......................................................................................44

SELECTED FINANCIAL DATA..........................................................................................45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS...............................................................................47

DIRECTORS AND EXECUTIVE OFFICERS.................................................................................52

EXECUTIVE COMPENSATION...........................................................................................56

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT..............................................................................................59

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................62

INDEMNIFICATION OF DIRECTORS AND OFFICERS........................................................................65

RECENT SALES OF UNREGISTERED SECURITIES..........................................................................66

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.......................................................................72

FINANCIAL STATEMENT SCHEDULES....................................................................................73

UNDERTAKINGS.....................................................................................................74

SIGNATURES.......................................................................................................76

INDEX TO EXHIBITS................................................................................................77

INDEX TO FINANCIAL STATEMENT SCHEDULES...........................................................................78

SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO
FIXED CHARGES.


                                 SHOPPING.COM


                       8,660,500 SHARES OF COMMON STOCK

         The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


         This Prospectus covers 8,660,500 shares (the "Shares") of Common Stock, without par value (the "Common Stock"), of Shopping.com ("Shopping.com" or the "Company") offered for resale by certain security holders of the Company (the "Selling Shareholders") as described more fully herein.


         This Prospectus covers all of the shares of Common Stock that have been issued or are issuable upon the conversion of 8% Convertible Debentures (the "Debentures") in the aggregate amount of $5,000,000 issued and to be issued to the investors listed herein under "Seller Shareholders" (the "Investors") pursuant to a June and July, 1998 private placement (the "Private Placement") and upon the payment of interest on the Debentures in Common Stock, if elected by the Company, and the exercise of related warrants. In addition, this Prospectus covers shares of Common Stock issued and issuable upon the exercise of warrants issued to the Placement Agent and its affiliates and designees in the private placement and related transactions. Based on the trading prices of the Common Stock prior to October 31, 1998 and interest accruing on the Debentures through their two year term, the Debentures and interest thereon would convert into 5,800,000 shares of Common Stock. In addition, upon conversion of the Debentures under such assumptions, warrants to purchase an aggregate of 2,500,000 shares would be issuable to the Investors ("Investor Warrants"). Additionally, an aggregate of 353,000 shares would be issuable upon the conversion of warrants issued to the Placement Agent and its affiliates and designees (the "Placement Agent Warrants"). (The term "Warrants" shall refer to the Investor Warrants and the Placement Agent Warrants, collectively.) The foregoing estimate is for illustrative purposes only. The actual number of shares of Common Stock issued or issuable upon conversion of the Debentures and exercise of the Investor Warrants is subject to adjustment and could be materially more than such estimated amount, depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See "Risk Factors--Potential Volatility of Stock Price." There is also a limitation on the number of shares of Common Stock that can be issued upon conversion at any particular time. Each Investor has contractually agreed not to convert the Debentures to the extent such a conversion would result in such Investor and its affiliates beneficially owning more than 9.99% of the then outstanding Common Stock, unless the Company is in default under agreements with the Investor. For a further description of the Debentures, see "Risk Factors--Debentures, Warrants and Options; Potential Dilution and Adverse Impact on Additional Financing" and "Selling Shareholders."

         In order to determine the number of shares of Common Stock to be registered hereunder, the conversion price is assumed to be $1.00 for all purposes set forth herein. If all of the Debentures are converted, interest thereon is paid by the Company in Common Stock and all of the Warrants are exercised, the holders of the Debentures and Warrants could beneficially own 8,660,500 shares or 66.3% of the outstanding shares of Common Stock of the Company. The figures set forth above do not reflect, but are subject to, the 9.99% contractual limitation described above.


         Each holder of a Debenture may convert a portion of its Debenture into Common Stock at times specified until the maturity date at a conversion price equal to the lower of (x) the lowest average closing bid price on the over-the-counter bulletin board market for any three trading days from the thirty trading days ending on the trading day before the conversion or (y) $16.00. The Debentures are convertible over time. $2,500,000 of the Debentures will be convertible on December 8, 1998 and the balance become fully convertible between that date and April 20, 1999. Portions of this Registration Statement assume that all of the Debentures were fully convertible as of October 31, 1998 and that all accrued interest based on $5,000,000 of 8% Convertible Debentures outstanding for two years was satisfied with the issuance of Common Stock. Conversion requires written notice to the Company. Conversion occurs on the date of the notice if the Debenture is delivered to the Company's transfer agent within five business days of the notice.


         Upon conversion of a Debenture, the Company is contractually obligated to issue to the holder an Investor Warrant for the purchase of one share of Common Stock for each two shares of Common Stock issuable in the conversion of the Debenture. The Investor Warrants are fully exercisable at any time after their issuance upon tender of the warrant certificate, payment therefor and written notice. The exercise price of the Warrants is to be the lesser of (x) 120% of the Debenture conversion price or (y) 125% of $16.00. Portions of this Registration Statement assume that all of the Warrants were issued and exercisable as of October 31, 1998.


          7,500 shares of Common Stock covered by this Registration Statement are held by Trautman Kramer & Company, Incorporated ("Trautman Kramer"), the Placement Agent in the Private Placement, and its affiliates. The remaining 353,000 shares of Common Stock covered hereby are issuable upon the exercise of the Placement Agent Warrants.


         The Shares may be offered by the Selling Shareholders from time to time in transactions (which may include block transactions) in the over-the-counter bulletin board securities market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company has agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the commission paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

                                  THE COMPANY


         Shopping.com (the "Company" or "Registrant") is an Internet-based electronic retailer ("E-retailer") specializing in marketing a broad range of products and services at wholesale prices to both consumers and trade customers. Product categories currently available on the Company's Web site include: automotive, baby and nursery, bath, body and cosmetics, books, cigars, computers and software, consumer electronics, drug store, fragrances, golf, gourmet, home improvement, housewares, janitorial, jewelry, luggage and more, magazines, marine, music and movies, musical instruments, office supplies, patios and barbecues, pets and farm, sporting and camping, sunglasses, toys and hobbies, video games, vitamins and fitness and watches. The Company has and anticipates that it will continue to enter into arrangements with a number of manufacturers and distributors who will ship their products directly to its customers, allowing the Company to avoid the expense of inventory maintenance and physical store costs.

         The Company has experienced significant growth in customer traffic since its inception. For example, although the Company only commenced selling on the Internet on July 11, 1997, the number of visitors to the Company's Web site increased from 5,796 during the second quarter of fiscal year 1998 to 929,140 during the second quarter of fiscal year ending January 31, 1999, while the number of Web site hits ending January 31 increased from 183,951 during the second quarter of fiscal year ending January 31, 1998 to 59,108,160 during the second quarter of fiscal year 1999.


         The Company employs proprietary information systems along with industry software to provide its customers with access to an automated marketplace of products and services, which consist of the inventories of multiple manufacturers and distributors, price comparisons, and detailed product descriptions.


         Shopping.com generates revenues similar to a retail store when its customers purchase goods from its Web site. The Company adjusts gross margins on a product by product basis based on competitive prices and its cost of goods. The experience of the Company's management as retailers enables them to effectively negotiate competitive prices with vendors allowing management to set the lowest possible prices for the sale of goods or services. Generally, when a product is purchased by a customer on the Company's Web site, the Company receives payment from the customer's credit card through a financial institution intermediary usually within four business days. The amount received is net of any credit card transaction fees deducted by the financial institution intermediary. Alternatively, the customers can mail their payments directly to Shopping.com. After receipt of the customer's payment, the Company then pays its vendors for the cost of goods sold. Shopping.com's vendors are generally paid within a period ranging from zero (same day) to thirty business days. Additionally, the Company may generate revenues from the shipping charges added to each customer's order.

         Customers order products and services on Shopping.com's Web site and generally provide payment by either credit card over the Internet through Verisign or by calling 1-888-LOVE-2-SHOP. Shipments are then made by the manufacturer or distributor directly to the customer after verification by Shopping.com that the payment has been properly credited. Because transactions are accomplished without the need to maintain inventory, warehouse facilities, retail store space or attendant personnel, the Company believes it will be able to obtain market share by passing cost savings along to its customers, selling, as a result, its products and services at a discount to typical retail and warehouse/discount stores. For the same reasons, the Company is also able to provide a broader merchandise mix than retail stores, warehouse/discount stores and mail order catalog operators.

         The Company believes that the principal competitive factors in its market are price, speed of fulfillment, brand name recognition, breadth of selection, personalized services, ease of use, 24-hour accessibility, customer service, convenience, reliability, quality of search engine tools, and quality of editorial and other site content.

         Shopping.com's strategy is to become a low-price leader in E-retailing on the Internet by utilizing the warehousing, purchasing and distribution strengths of multiple manufacturers and distributors, rather than to assume those roles for itself. The Company believes this approach allows Shopping.com to eliminate many of the risks and costs associated with maintaining inventory, including the cost of leasing warehouse space, inventory obsolescence, inventory tracking systems, and the increased costs associated with employing large numbers of personnel for stocking and shipping duties. By having access to the inventories of multiple manufacturers and distributors, Shopping.com believes it will be able to offer its customers a competitive combination of price, product availability, order fulfillment and delivery services and still attain profitability. Beyond the benefits of a wide selection, purchasing from Shopping.com can be done conveniently, 24-hours a day, without requiring a trip to the store.

         Shopping.com commenced operations in February, 1996 and incorporated in California on November 22, 1996. The Company's executive offices are located at 2101 East Coast Highway, Garden Level, Corona del Mar, California 92625.

CAPITALIZATION.


The following table sets forth: (i) the actual capitalization of the Company as of July 31, 1998; (ii) the pro forma capitalization of the Company giving effect to the issuance of an additional $2.5 million of 8% Convertible Debentures for a total of $5.0 million, payment and capitalization of loan origination fees (including the effects of certain beneficial conversion features and issuance of below-market warrants) of approximately $2.15 million, the net issuance of $800,000 of promissory notes after July 31, 1998, and the issuance of $1.0 million of common stock for advertising after July 31, 1998; and (iii) the pro forma capitalization as adjusted to give effect to interest expense through debenture maturity, assumed conversion of the $5.0 million of Debentures to the Company's Common Stock, conversion of related accrued interest in the amount of $800,000 to the Company's Common Stock, the assumed exercise of 2.5 million warrants at $1.20 per share assumed to be issued in connection with the conversion of the Debentures to the Company's Common Stock, and the assumed exercise of 300,000 warrants issued to the placement agent at $2.00 per share.

                                                                           JULY 31, 1998 (UNAUDITED)
                                                        -------------------------------------------------------
                                                                                                PRO FORMA,
                                                                ACTUAL          PRO FORMA       AS ADJUSTED
                                                                ------          ---------       -----------
Convertible debentures, 8%, due June to July, 2000          $  2,500,000      $  5,000,000      $        --
Promissory Notes(1)(2)                                         1,325,000         2,125,000         2,125,000
Common Stock, no par value                                    18,795,749        22,103,109        31,503,109
Accumulated deficit                                          (19,014,673)      (20,014,673)      (24,050,125)
                                                            ------------      ------------      ------------
Total shareholders' equity (deficit)                        $   (218,924)     $  2,088,436      $  7,452,984
                                                            ------------      ------------      ------------

Total capitalization                                        $ (3,606,076)     $  9,213,436      $  9,577,984
                                                            ============      ============      ============

Footnotes:
---------

(1) Actual notes payable issued as of July 31, 1998 includes two 8% notes payable, each with a six month maturity, for $1.25 million and $100,000, respectively, which were issued on May 15, 1998 and June 30, 1998, respectively. These notes are also included in the pro forma and pro forma, as adjusted, presentations above.


(2) The pro forma and pro forma, as adjusted, presentations reflect the issuance of two promissory notes subsequent to July 31, 1998. On August 25, 1998, the Company issued a $500,000 convertible promissory note, with a six month maturity, with interest at 8%, and which is convertible at $3.30 per share and included the issuance of 50,000 below-market warrants with an exercise price $3.30 per share. On September 15, 1998, the Company issued a $500,000 promissory note, of which $200,000 was subsequently repaid, which is due at the earlier of the Company receiving $300,000 additional financing from another source or December 2, 1998.

RISK FACTORS

         In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors before making an investment decision concerning the Common Stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in net sales, gross margin and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements.

THE NEED FOR ADDITIONAL CAPITAL
-------------------------------


         The Company must seek additional financing in order to sustain operations or achieve planned expansion. The Company anticipates that it needs to raise at least $14 million during the next twelve months in the form of debt and/or equity investments in the Company's securities in order to sustain operations or achieve planned expansion. This figure is lower than previously anticipated due to Management's change in the Company's choice of advertising media. Previously, the Company had used portal advertising, which Management has subsequently determined is not as effective as using "referral site" advertising. Therefore, Management has changed its planned advertising expenditures and program to primarily utilize referral site advertising thus reaping the benefits of substantially lower advertising costs. There can be no assurance that such additional funds will be available or that if available, such additional funds will be on terms acceptable to the Company.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; ANTICIPATED LOSSES; ABILITY TO
------------------------------------------------------------------------------
CONTINUE AS A GOING CONCERN
---------------------------

         The Company commenced operations in February, 1996, was incorporated on November 22, 1996 and began selling products on its Web site on July 11, 1997. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly expanding markets such as online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, obtain a customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.


         Since inception, the Company has incurred significant losses, and as of July 31, 1998 had an accumulated deficit of approximately $19 million. The Company believes that its success will depend in large part on its ability to
(i) obtain wide-spread name recognition, (ii) provide its customers with an outstanding value and a superior shopping experience, (iii) achieve sufficient sales volume to realize economies of scale, and (iv) successfully coordinate the fulfillment of customer orders without the need to maintain expensive real estate warehousing facilities and personnel. Accordingly, the Company intends to invest heavily in marketing and promotion, site development and technology and operating infrastructure development. The Company also intends to offer attractive pricing programs, which will result in low or even negative gross margins from time to time. Because the Company has relatively low gross margins, achieving profitability depends upon the Company's ability to generate and sustain substantially increased sales levels. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future, and that the rate at which such losses will be incurred may increase significantly from current levels based primarily on marketing expenditures and the timing of those expenditures.


         The Company incurred a net loss of $201,697 and had negative cash flows from operations during the year ended January 31, 1997 of $136,546, and had a shareholders deficit of $78,647 as of January 31, 1997. For the year ended January 31, 1998 the Company had net losses totaling $5,522,029, negative cash flows from operations of $4,842,628 and an accumulated shareholder's equity of $6,580,236. Management raised capital during 1997 and 1998 through private placement offerings of equity and debt securities and completed an initial public offering in the latter part on 1997, which provided funding to continue present operations, marketing and development activities.


         The Company has used a portion of the net proceeds of its initial public offering to fund its operating losses. As of January 31, 1998, the Company had approximately $4.8 million remaining of the net proceeds as of April 30, 1998, the Company had approximately $1.4 million remaining. As of July 31, 1998, the Company had used all of the proceeds from the Company's initial public offering. For the six months ended July 31, 1998, the Company had net losses totaling $13,290,947, negative cash flows from operations of $6,569,112 and an accumulated deficit of $19,014,673. Although the Company has obtained additional financing subsequent to its initial public offering, the proceeds of such financing, together with cash generated by operations, will be insufficient to fund the Company's anticipated operating losses until its sales increase to a sufficient level to cover operating expenses. Accordingly, in order to continue to sustain operations and implement its business plan, the Company must raise additional funds. There can be no assurance that such financing will be available, if at all, in amounts or on terms acceptable to the Company. In addition, the investigation by the SEC of trading in the Company's stock, the pendency of several class action suits against the Company, and related adverse publicity may also make it difficult for the Company to raise additional capital to continue its development. See "Legal Proceedings."

UNPREDICTABILITY OF FUTURE REVENUES; POTENTIAL FLUCTUATIONS IN QUARTERLY
------------------------------------------------------------------------
OPERATING RESULTS; SEASONALITY
------------------------------


         As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues. Sales and operating results generally depend on the volume of, timing of, and ability to fulfill orders received, which are difficult to forecast. The Company anticipates its revenues will be insufficient to fund its operations on an ongoing basis until revenues grow substantially. Furthermore, the Company will not be able to adjust spending in a timely manner to compensate for the anticipated revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures could have an immediate adverse effect on the Company's business, prospects, financial condition and results of operations.


         The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors which may adversely effect the Company's quarterly operating results include: (i) the Company's ability to obtain and retain customers, attract new customers at a steady rate, maintain customer satisfaction and establish consumer confidence in conducting transactions on the Internet environment, (ii) the Company's ability to manage fulfillment operations electronically and without warehouse facilities and to establish competitive gross margins, (iii) the announcement or introduction of new Web sites, services and products by the Company and its competitors, (iv) price competition or higher vendor prices coupled with fluctuations in payment terms, (v) the level of use and consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company, (vi) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner, (vii) the level of traffic on the Company's Web site, (viii) technical difficulties, system downtime or Internet brownouts, (ix) the amount and timing of operating costs and capital expenditures relating to the expansion of the Company's business, operations and infrastructure, (x) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (xi) the level of merchandise returns expected by the Company, (xii) governmental regulation and taxation, (xiii) economic conditions specific to the Internet and online commerce, and (xiv) general economic conditions. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations.

         The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the quarter of each year ending January 31 than in the preceding three quarters.

     Due to the foregoing factors, in one or more future quarters, the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

Risk of Capacity Constraints; Reliance on Internally Developed Systems; System
------------------------------------------------------------------------------
Development Risks
-----------------


     A key element of the Company's strategy is to generate a high volume of traffic on, and use of, its Web site. Accordingly, the satisfactory performance, reliability and availability of the Company's Web site, transaction-processing systems and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers, as well as maintain adequate customer service levels. The Company's revenues depend on the number of visitors who shop on its Web site and the volume of orders it fulfills. Any systems interruptions that result in the unavailability of the Company's Web site or reduced order fulfillment process would reduce the volume of goods sold and the attractiveness of the Company's product and service offerings. The Company may experience periodic systems interruptions from time to time. Currently, the Company is experiencing a significant increase in customer telephone inquiries regarding pending orders resulting in an overload of its telephone system. The telephone system requires major enhancements immediately to handle the current telephone volume. Any substantial increase in the volume of traffic on the Company's Web site or the number of orders placed by customers will require the Company to expand and upgrade further its technology, transaction-processing systems and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Web site or timely expand and upgrade its systems and infrastructure to accommodate such increases.

     The Company uses a combination of industry supplied software and internally developed software and systems for its Web site, search engine, and substantially all aspects of transaction processing, including order management, cash and credit card processing, shipping and accounting and financial systems. Any substantial disruptions or delays in any of its systems would have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Risk of System Failure; Single Site and Order Interface
-------------------------------------------------------

     The Company's success, in particular its ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Substantially all of the Company's computer and communications hardware is located at a single leased facility in Corona del Mar, California. Although the Company has redundant and back-up systems onsite and a disaster recovery plan, the Company's systems and operations may be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company does not carry business interruption insurance sufficient to compensate fully for any or all losses from any or all such occasions. Despite the implementation of network security measures by the Company, including a proprietary firewall, its servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Management of Potential Growth; New Management Team;
----------------------------------------------------
Limited Senior Management Resources
-----------------------------------


     The Company has rapidly and significantly expanded its operations, and anticipates that further significant expansion will be required to address potential growth in its customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operations and financial resources. From January 31, 1997 to January 31, 1998, the Company expanded from 4 employees to 67 full time and 9 part time employees, respectively, and has since grown to 125 full time and 19 part time employees as of October 23, 1998. Some of the Company's senior management joined the Company within the last year, and some officers have no prior senior management experience at public companies. The Company's new employees include a number of managerial, technical and operations personnel who have not yet been fully integrated into the Company's operations. To manage the increase in personnel and the expected growth of its operations, the Company will be required to improve existing, and implement new, transaction-processing, operational and financial systems, procedures and controls, and to train and manage its already expanded employee base. Although the Company believes that there will not be a significant increase in the number of employees over the next twelve months, the Company may be required to increase its finance, administrative and operations staff. Further, the Company's management will be required to maintain and expand its relationships with various manufacturers, distributors, freight companies, other Web sites, other Internet Service Providers and other third parties necessary to the Company's operations. There can be no assurance that the Company's current and planned personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that the Company's management will be able to successfully identify, manage, and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, prospects, financial condition and results of operations would be materially adversely affected.

Dependence of Continued Growth of Online Commerce
-------------------------------------------------

     The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty, and there exist few proven services and products. The Company relies, and will continue to rely, on consumers who have historically used traditional means of commerce to purchase merchandise. For the Company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information.

     In addition, the Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online services continue to experience significant growth in the number of users, their frequency of use or an increase in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed on them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services could also result in slower response times and adversely affect usage of the Internet and other online services generally and Shopping.com in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, the Company's business, prospects, financial condition, and results of operations would be materially adversely affected.

Rapid Technological Change
--------------------------

     To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the Shopping.com online store.
The online commerce industry is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology and systems obsolete. The Company's future success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a Web site and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt its Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, prospects, financial condition and results of operations would be materially adversely affected.

Year 2000
---------


     The Company will be interacting with certain computer programs in connection with credit card transactions and programs used by the Company's vendors and suppliers. These programs may refer to annual dates only by the last two digits, e.g., "97" for "1997." Problems are anticipated to arise for many of these programs in the year 2000 ("Year 2000 Problems"). The Company has taken this problem into account with respect to its own internal programs and believes that its own internal software is not susceptible to Year 2000 Problems. However, the

Company has not made a formal assessment of programs used by service providers or other third parties, including the financial institutions processing credit card transactions, with which the Company may have to interact, nor the Company's vulnerability which may result from any such party's failure to remediate their own Year 2000 issues. There can be no guarantee that the systems of other companies on which the Company relies will be converted timely and will not have an adverse effect on the Company's systems and the Company's business, prospects, financial condition and results of operations.

SEC Investigation and Shareholder Litigation
--------------------------------------------

     The Company is party to an ongoing investigation by the Securities and Exchange Commission ("SEC") and various lawsuits, each discussed more fully herein under "Legal Proceedings." The Company is devoting management time and effort in its cooperation with the SEC investigation and its vigorous defense of the lawsuits to which it is a party. Diversion of management time and effort from the Company's operations and the implementation of the Company's business plan may adversely and significantly affect the Company and its business. The continued pendency of litigation may make it difficult for the Company to raise additional capital to continue its development and expansion and to attract and retain talented executives.

Debentures, Warrants and Options; Potential Dilution and
--------------------------------------------------------
Adverse Impact on Additional Financing
--------------------------------------


     As of October 31, 1998, the Company had outstanding options and warrants to purchase an aggregate of 3,109,136 shares of Common Stock. The Company is also obligated to issue a currently indeterminate number of shares of Common Stock upon conversion of the Debentures and exercise of the Warrants. The exact number of shares of Common Stock issuable pursuant to such conversion cannot be estimated with certainty because, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock at the time of such conversion. The Debentures are also subject to various adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions. Further, the Company may, at its election, choose to issue additional shares of Common Stock in lieu of cash payments of accrued interest due to the holders of the Debentures. If all of the Debentures had been converted and the Investor Warrants had been exercised on October 31, 1998, the Company would have been obligated to issue 7,500,000 shares of Common Stock in respect thereto, exclusive of interest on the Debentures and shares issuable upon exercise of the Placement Agent Warrants. For a further description of the terms of conversion of the Debentures and the exercise of the Warrants, see "Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges."

     Each holder of the Debentures has agreed contractually not to convert the Debentures to the extent that such conversion would result in such holder and its affiliates beneficially owning more than 9.99% of the then outstanding Common Stock unless at such time the Company is in default under any provision of the Debentures or under the relevant Securities Purchase Agreement between the Company and the Investor, or any of the agreements contemplated therein.

     To the extent that such options and warrants are exercised, shares of Common Stock are issued in lieu of payment of accrued interest or the Debentures converted and the Warrants are exercised, substantial dilution of the interests of the Company's shareholders is likely to result and the market price of the Common Stock may be materially adversely affected. Such dilution will be greater if the future market price of the Common Stock decreases. For the life of the warrants, options and Debentures, the holders will have the opportunity to profit from a rise in the price of the Common Stock. The existence of the warrants, options and Debentures is likely to affect materially and adversely the terms on which the Company can obtain additional financing and the holders of the warrants, options and Debentures can be expected to exercise them at a time when the Company would otherwise, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to the Company than those provided by the warrants, options and Debentures.

Dependence on Key Personnel; Need for Additional Personnel
----------------------------------------------------------


     The Company's performance is substantially dependent on the continued services and on the performance of its senior management and other key personnel, particularly John H. Markley, its President and Chief Executive Officer, Mark S. Winkler, its Chief Information and Technology Officer, and Howard S. Schwartz, Executive Vice President - Finance and Administration. The Company's performance also depends on the Company's ability to retain and motivate its other officers and key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company has entered into written employment agreements with Mr. Markley for three years terminating on May 31, 2001, and with Mr. Winkler for one year ending May 20, 1998 which subsequently renewed for one year pursuant to an automatic renewal provision therein. Under his employment agreement, Mr. Winkler may only be terminated for "cause." Additionally, a $1,000,000 "key man" life insurance policy on the life of Mr. Markley is being issued to the Company. The Company entered into a three-year employment agreement with Howard Schwartz, its Executive Vice President - Finance and Administration, as of August 1, 1998. The agreement automatically renews for one year terms unless terminated by either party. The Company's future success depends on its ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to successfully attract, assimilate and retain sufficiently qualified personnel. In particular, the Company may encounter difficulties in attracting and retaining a sufficient number of software developers for its Web site and transaction-processing systems, and there can be no assurance that the Company will be able to retain and attract such developers. The investigation by the SEC, the pending class action litigation, and the attendant adverse publicity may also make it difficult for the Company to attract such developers and other qualified personnel to the Company. See "Legal Proceedings." The failure to attract and retain the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Online Commerce Security Risks
------------------------------

     A significant barrier to online commerce and communications is the need for secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. A party who is able to circumvent the Company's security measures could misappropriate confidential information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Concerns over the security of transactions conducted on the Internet and other online services as well as users' desires for privacy may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. The activities of the Company and third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers and other confidential information. Any such security breaches could damage the Company's reputation and expose the Company to a risk of loss, litigation and/or possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Merchants on the Internet are subject to the risk of credit card fraud and other types of theft and fraud perpetrated by hackers and online thieves.
Credit card companies may hold merchants fully responsible for any fraudulent purchases made when the signature cannot be verified. Although credit card companies and others are in the process of developing anti-theft and anti-fraud protections, and while the Company itself is continually monitoring this problem and developing internal controls, at the present time the risk from such activities could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Risks of International Expansion
--------------------------------

     The Company is currently contemplating expanding its presence in Europe and other foreign markets. To date, the Company has limited experience in sourcing, marketing and distributing products on an international basis and in developing localized versions of its Web site and other systems. In the event that the Company should seek to expand its operations overseas, the Company believes that it would incur significant costs in establishing international facilities and operations, in promoting its name internationally, in developing localized versions of its Web site and other systems and in sourcing, marketing and distributing products in foreign markets. There can be no assurance that the Company's international efforts would be successful. If the revenues resulting from international activities were inadequate to offset the expense of establishing and maintaining foreign operations, such inadequacy could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity in other parts of the world and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors would not have a material adverse impact on the Company's future international operations and, consequently, on the Company's business, prospects, financial condition and results of operations.

Competition
-----------

     The online commerce industry, particularly on the Internet, is new, rapidly evolving and intensely competitive. The Company expects such competition to intensify in the future. Barriers to entry are minimal, allowing current and new competitors to launch new Web sites at a relatively low cost. The Company currently or potentially competes with a variety of other companies. These competitors include: (i) various online vendors of other consumer and trade products and services such as CUC International, Amazon.com, ONSALE, Peapod, Netgrocer, iMALL, Internet Shopping Network, Micro Warehouse, CDNow, QVC and Home Shopping Network; (ii) a number of indirect competitors that specialize in online commerce or receive a substantial portion of their revenues from online commerce, including America Online, Microsoft Network, Prodigy, and Compuserve;
(iii) mail order catalog operators such as Spiegel, Lands End, and Sharper Image; (iv) retail and warehouse/discount store operators such as Wal-Mart, Home Depot, Target and Price/Costco; and (v) other international retail or catalog companies which may enter the online commerce industry. Both Wal-Mart and Home Depot have announced their intention to devote substantial resources to online commerce at discount prices, which, if successful, could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. However, the Company believes that retail and discount/warehouse operators will be somewhat restricted in their ability to lower prices by the need to protect their own pricing strategy to avoid cannibalizing their own store margins.

     The Company believes that the principal competitive factors in its market are price, speed of fulfillment, name recognition, wide selection, personalized services, ease of use, 24-hour accessibility, customer service, convenience, reliability, quality of search engine tools, and quality of editorial and other site content. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished franchise value. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. Further, as a strategic response to make changes in the competitive environment, the Company may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. In addition, companies that control access to transactions through network access or Web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion.

Reliance on Certain Suppliers and Shippers
------------------------------------------

     Unlike retail and warehouse/discount store operators and certain online commerce providers, the Company, as an E-retailer, carries no inventory, has no warehouse employees or facilities, and relies on rapid fulfillment from its vendors. The Company has no long term contracts or arrangements with any of its vendors or shippers that guarantee the availability of merchandise, the continuation of particular payment terms, the extension of credit limits or shipping schedules. There can be no assurance that the Company's current vendors will continue to sell merchandise to, or that shippers will be able to provide delivery service for, the Company on current terms or that the Company will be able to establish new, or extend current, vendor and shipper relationships to ensure acquisition and delivery of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors and shippers that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, or in the event of labor disputes or natural catastrophes, its business, prospects, financial condition and results of operations would be materially adversely affected.

Availability of Merchandise; Vendor Credit for the Company
----------------------------------------------------------


     Although the Company's merchandising division maintains relationships with vendors which it believes will offer competitive sources of supply, and believes that other sources are available for most of the merchandise it will sell or may sell in the future, there can be no assurance that Shopping.com will be able to obtain the quantity of brand or quality of items that management believes are optimum. The unavailability of certain product lines could adversely impact the Company's operating results. Given its lack of operating history and the uncertainty of the Company's ability to continue as a going concern, certain vendors of products sold by the Company are not prepared to advance normal levels of credit to the Company. An unwillingness to extend credit along with a substantial increase in product volume will cause the Company to exceed its current credit limit, thus requiring additional amounts of capital to finance the Company's operations, and reduce returns, if any, on invested capital. The interruption of the trading of the Company's stock on the over-the-counter bulletin board during March and April, 1998 made vendors reluctant to extend credit to the Company. In addition, the investigation by the SEC and the continuation of the attendant adverse publicity may continue to make vendors reluctant to extend credit to the Company.

Risks Associated with Entry into New Business Areas
---------------------------------------------------

     The Company may choose to expand its operations by developing new Web sites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding its market presence through relationships with third parties. Although it has no present understandings, commitments or agreements with respect to any material acquisitions or investments, the Company may pursue the acquisition of new or complementary businesses, products or technologies. There can be no assurance that the Company would be able to expand its efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Web site launched by the Company that is not favorably received by consumer or trade customers could damage the Company's reputation or the Shopping.com brand name. Expansion of the Company's operations in this manner would also require significant additional expenses and development, operations and editorial resources and would strain the Company's management, financial and operational resources. The lack of market acceptance of such efforts or the Company's inability to generate satisfactory revenues from such expanded services or products could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Limited Protection of Intellectual Property and Proprietary Rights
------------------------------------------------------------------

     The Company regards its Shopping.com name and related technology as proprietary and relies primarily on a combination of copyright, trademark, trade secret and confidential information laws as well as employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect against technologies that are substantially equivalent or superior to the Company's technologies. The Company does not currently hold any patents or have any patent applications pending for itself or its products and has not obtained federal registration for any of its trademarks. The Company enters into non-disclosure and invention assignment agreements with certain of its employees and also enters into non-disclosure agreements with certain of its consultants and subcontractors. However, there can be no assurance that such measures will protect the Company's proprietary technology, or that its competitors will not develop software with features based upon, or otherwise similar to, the Company's software or that the Company will be able to prevent competitors from developing similar software.

     The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. The Company has been displaying its Web site on the Internet without receiving claims from third parties that its products or names infringe on any proprietary rights of other parties. However, the Company is a recent entrant in the sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, trademarks or other Company works. Such assertion may require the Company to enter into royalty arrangements or result in costly litigation. The Company is also dependent upon obtaining additional technology related to its operations. To the extent new technological developments are unavailable to the Company on terms acceptable to it, or at all, the Company may be unable to continue to implement its business and any such inability would have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Governmental Regulation and Legal Uncertainties
-----------------------------------------------

     The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Permits or licenses may be required from federal, state or local government authorities to operate or to sell certain products on the Internet. No assurances can be made that such permits or licenses will be obtainable. The Company may be required to comply with future national and/or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. No assurances can be made that the Company will be able to comply with such legislation or statutes.

Sales and Other Taxes
---------------------

     The Company does not currently collect sales or other similar taxes with respect to shipments of goods to consumers into states other than California. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as the Company, which engage in online commerce. In addition, any new operation in states outside California could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that the Company should collect sales or other taxes on the sale of merchandise could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Risks Associated with Domain Names
----------------------------------

     The Company currently holds various Web domain names relating to its brand, including the "Shopping.com" domain name. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com", ".net", and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that the Company will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. The Company, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Risks of Business Combinations and Strategic Alliances
------------------------------------------------------

     The Company may choose to expand its operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with third parties. Any such transactions would be accompanied by the risks commonly encountered in such transactions. These include, among others, the difficulty of assimilating operations, technology and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies and the impairment of relationships with existing employees and customers.
There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, joint ventures or other strategic alliances, or that such transactions will not have a material adverse effect on the Company's business, prospects, financial condition and results of operations.


Volatility of Stock Price
-------------------------


     The trading price of the Common Stock has been highly volatile and subject to wide fluctuations and is likely to remain so in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats or new products or services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in the Internet and online commerce industries, changes in the market valuations of other Internet, online service or retail companies, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Common Stock and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Additional such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Shares Eligible for Future Sale
-------------------------------

     Sales of substantial amounts of the Company's Common Stock in the public market after this offering could adversely affect prevailing market prices for the Common Stock. The shares of Common Stock offered hereby will be freely tradeable without restriction in the public market.

RATIO OF EARNINGS TO FIXED CHARGES



     The Company has incurred significant operating losses since inception. During the year ended January 31, 1997, the Company had no interest expense and had no preferred stock dividends. Therefore, a presentation of the ratios of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock (collectively, "Ratios") is not presented. During the year ended January 31, 1998 and the six months ended July 31, 1998, the Company had insufficient earnings of approximately $6.1 million and $14.3 million, respectively, to cover its fixed charges. As such, the Company does not present Ratios for the year ended January 31, 1998 and the six months ended July 31, 1998. Management of the Company anticipates that the Company will continue to have insufficient earnings to cover its fixed charges.

USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereunder by the Selling Shareholders. The offering is made to fulfill the Company's contractual obligations to the Selling Shareholders to register certain shares held by the Selling Shareholders. However, certain of the shares of Common Stock offered hereby are issuable in the future upon the conversion of outstanding or issuable debentures or the exercise of outstanding issuable warrants. The Company will receive the exercise prices payable upon any exercise of the warrants. There can be no assurance that all or any part of the warrants will be exercised.

SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 31, 1998 by each of the Selling Shareholders, assuming conversion of the debentures and exercise of the warrants. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to the shares of Common Stock, except to the extent authority is shared by spouses under applicable law. None of the Selling Shareholders has had a material relationship with the Company during the last three years, other than as a result of the ownership of the Common Stock, the Debentures, Warrants or other securities of the Company.

         The information included below is based upon information provided by the Selling Shareholders. Because the Selling Shareholders may convert their debentures, exercise their warrants and offer all, some or none of the Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold.

                                                                 Common Stock
                                                              Beneficially Owned
                                                              on October 31,1998
                                                                     (1)
--------------------------------------------------------------------------------------------------------------
                                                                                       Shares That May Be
                         NAME                               SHARES         PERCENT      Offered Hereunder
                         ----                               ------         -------     ------------------
--------------------------------------------------------------------------------------------------------------
Maslo Fund Ltd. (2)                                            830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
Wayne Invest & Trade Inc. (2)                                  830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
Chesterfield Capital Resources Ltd. (2)                        830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
Star High Yield Investment Management                          830,000      7.94                 830,000
Corporation (2)
--------------------------------------------------------------------------------------------------------------
Sloanes Trading Corp. (2)                                      830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
DENEX International, Ltd. (2)                                  830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
Sholem Liebenthal (2)                                          830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
Shiya Edel (2)                                                 830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
BITUSWISS, S.A. (2)                                            830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
Burstein & Lindsay Securities Corp. (2)                        830,000      7.94                 830,000
--------------------------------------------------------------------------------------------------------------
David Stefansky (3)                                             85,300        *                   85,300
--------------------------------------------------------------------------------------------------------------
Richard Rosenblum (3)                                           85,300        *                   85,300
--------------------------------------------------------------------------------------------------------------
Vincent Calicchia (4)                                           11,000        *                   11,000
--------------------------------------------------------------------------------------------------------------
Anthony Soich (5)                                                1,000        *                    1,000
--------------------------------------------------------------------------------------------------------------
Trautman Kramer & Company, Inc. (6)                             57,900        *                   57,900
--------------------------------------------------------------------------------------------------------------
Krieger & Prager (7)                                            50,000        *                   50,000
--------------------------------------------------------------------------------------------------------------
Wall and Broad Equities (8)                                     70,000        *                   70,000
--------------------------------------------------------------------------------------------------------------
*  Less than 1%


(1) As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after October 31, 1998. The actual number of shares of Common Stock beneficially owned is subject to adjustment and could be materially more or less than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including among others, the market price of the Common Stock prevailing at the actual date of conversion of Debentures and exercise of Warrants.

(2) Beneficial ownership is based upon the conversion of all of the Debentures and exercise of all of the Warrants and based on the lower of the average of the closing bid prices of Common Stock for each of the 30 trading days immediately preceding October 28, 1998 or $16.00. If all Debentures held by such Selling Shareholders had been issued and converted on October 31, 1998 (assuming a price of $1.00 per share of Common Stock) and all Investor Warrants had been exercised and, assuming two years interest at 8% being paid in Common Stock, the Company would have been obligated to issue 8,300,000 shares of Common stock in respect thereto. The actual number of shares of Common Stock issued or issuable upon the conversion of the Debentures and exercise of the Investor Warrants is subject to adjustment and could be materially less or more than such estimated amount depending on factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. However, each holder of the Debentures has agreed contractually not to convert the Debentures or exercise the Investor Warrants to the extent that such conversion or exercise would result in such holder and its affiliates beneficially owning more than 9.99% of the then outstanding Common Stock unless at such time the Company is in default under any provision of the Debentures or under the relevant Securities Purchase Agreement between the Company and such holder, or any of the agreements contemplated therein. The Company may be required to issue shares in excess of 8,300,000 in certain circumstances. For a further description of the Debentures, see "Risk Factors--Debentures, Warrants and Options; Potential Dilution and Adverse Impact on Additional Financing."

(3) Includes 1,800 shares of Common Stock issued to Trautman Kramer in connection with the Private Placement and 83,500 shares of Common Stock issuable upon the exercise of warrants issued in connection with Trautman Kramer's services to the Company as Placement Agent in the Private Placement. The exercise prices are 5,500 warrants at $16.00, 8,000 at $24.00 and 70,000 at $2.00, each exercisable for five years from issuance. Mr. Stefansky and Mr. Rosenblum are affiliates of Trautman Kramer.

(4) Includes 11,000 shares of Common Stock issuable upon the exercise of warrants issued in connection with Trautman Kramer's services to the Company as Placement Agent in the Private Placement. The exercise price for 1,000 warrants is $24.00 and for 10,000 shares is $2.00, and the warrants are exercisable for five years from issuance. Mr. Calicchia is an affiliate of Trautman Kramer.

(5) Includes 1,000 shares of Common Stock issuable upon the exercise of warrants issued to an individual in connection with the Private Placement. The exercise price is $24.00, and the warrant is exercisable until June 30, 2003.

(6) Includes 3,900 shares of Common Stock issued to Trautman Kramer in connection with the Private Placement and 57,900 shares of Common Stock issuable upon the exercise of warrants issued in connection with Trautman Kramer's services to the Company as Placement Agent in the Private Placement. The exercise prices for the warrants are 9,000 shares at $16.00, 15,000 at $24.00 and 30,000 at $2.00, each exercisable for five years from the date of issuance.

(7) Includes 50,000 shares of Common Stock issuable upon the exercise of warrants issued to a designee of Trautman Kramer in connection with the Private Placement. The exercise price is $2.00, and the warrant is exercisable for five years from the date of issuance.

(8) Includes 70,000 shares of Common Stock issuable upon the exercise of warrants issued to a designee of Trautman Kramer in connection with the Private Placement. The exercise price is $2.00, and the warrant is exercisable for five years from the date of issuance.

PLAN OF DISTRIBUTION

         Sales of the Shares may be effected by or for the account of the Selling Shareholders from time to time in transactions (which may include block transactions) in the over-the-counter bulletin board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in transactions (which may include block transactions) in the over-the-counter bulletin board market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a Selling Shareholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealers might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities
Act.

         The Company has agreed to bear all expenses of registration of the Shares other than legal fees and expenses, if any, of counsel or other advisors to the Selling Shareholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Shareholders selling such Shares.

         The Company has agreed to indemnify the Selling Shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock
------------

         The Company's Amended and Restated Articles of Incorporation currently authorize 20,000,000 shares of Common Stock of which 4,404,601 shares are issued and outstanding as of October 31, 1998 without giving effect to the exercise of warrants or options or the conversion of debentures. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, except that, upon giving notice required by law, shareholders may cumulate their votes in the election of directors. Under cumulative voting, each shareholder may give any one candidate whose name is placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes among as many candidates as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, validly issued, fully paid and nonassessable.


REGISTRATION RIGHTS
-------------------

         The holders of certain warrants have registration rights pursuant to registration rights agreements which allow at least fifty percent of the holders of the warrants to make one demand for registration of the Common Stock held by them after exercise of their warrants. The registration rights agreements for all holders of warrants provide for piggy-back rights on the Company's registration of securities pursuant to which the holders of warrants have contractual rights to have the Company include shares of Common Stock issuable upon exercise of the warrants in a registration statement filed by the Company covering any of its securities. The registration rights associated with the Debentures prohibit the Company from including many other securities in this Registration Statement. Therefore, the Company is performing under the agreement with the Investors and is in violation of its registration rights agreements with other security holders.

                  INFORMATION WITH RESPECT TO THE REGISTRANT

BUSINESS

GENERAL
-------

         Shopping.com (the "Company" or "Registrant") is an Internet-based electronic retailer ("E-retailer") specializing in marketing a broad range of products and services at wholesale prices to both consumers and trade customers. Product categories currently available on the Company's Web site include: automotive, baby and nursery, bath, body and cosmetics, books, cigars, computers and software, consumer electronics, drug store, fragrances, golf, gourmet, home improvement, housewares, janitorial, jewelry, luggage and more, magazines, marine, music and movies, musical instruments, office supplies, patios and barbecues, pets and farm, sporting and camping, sunglasses, toys and hobbies, video games, vitamins and fitness, and watches. The Company has and anticipates that it will continue to enter into arrangements with a number of manufacturers and distributors who will ship their products directly to its customers, allowing the Company to avoid the expense of inventory maintenance and physical store costs. Although Shopping.com's strategy relies on offering its customers a wide selection of goods and services, for the fiscal year ended January 31, 1998, the Company's principal products were consumer electronics, computers and software, music CDs and books. The Company believes that with the development of its marketing strategy and merchandise plan, the sales of computer equipment and software will decrease as a percentage of the Company's total sales. There can be no assurance that this will be the case.

         The Company has experienced significant growth in customer traffic since its inception. For example, although the Company only commenced selling on the Internet on July 11, 1997, the number of visitors to the Company's Web site increased from 5,796 during the second quarter of the fiscal year ended January 31, 1998 to 929,140 during the second quarter of the fiscal year ending January 31, 1999, while the number of Web site hits increased from 183,951 during the second quarter of the fiscal year ended January 31, 1998 to 59,108,160 during the second quarter of fiscal year 1999.

         The Company believes that its success is dependent upon developing and exploiting the large base of potential customers that the Internet has made available. If the Company is successful in developing a broad customer base, the loss of any one customer would not have a material adverse impact on the Company's business, prospects, financial condition or results of operations.

         The Company employs a combination of proprietary information systems and industry software to provide its customers with access to an automated marketplace of products and services, which consist of the inventories of multiple manufacturers and distributors, price comparisons, detailed product descriptions, product availability, delivery status of products ordered and back order information. Utilizing proprietary technology, the Company has designed a fully-scalable systems architecture for the Internet shopping marketplace.

         Shopping.com generates revenues similar to a retail store when its customers purchase goods from its Web site. The Company adjusts gross margins on a product by product basis based on competitive prices and its cost of goods. The experience of the Company's management as retailers enables them to negotiate with vendors in order to obtain advantageous prices thus allowing management to set selling prices and create the gross profit margin for the sale of goods or services. When a product is purchased by a customer on the Company's Web site, the Company receives payment from the customer's credit card through a financial institution intermediary usually within four business days. The amount received is net of any credit card transaction fees deducted by the financial institution intermediary. In the alternative, the customers can mail their payments to Shopping.com's headquarters. After receipt of the customer's payment, the Company then pays its vendors for the cost of goods sold. Shopping.com's vendors are generally paid within a period ranging from zero (same day) to thirty business days. Additionally, the Company may generate revenues from the shipping and handling charges added to each customer's order.

         The Company has arrangements with manufacturers and distributors to furnish the goods at predetermined prices. Generally, the Company has no written contracts with its vendors and the arrangements can be terminated by the Company or the vendor at will. The Company intentionally has not entered into any exclusive supplier contracts with its vendors with the exception of En Pointe Technologies, Inc. ("En Pointe"). The strategic advantage of not entering into exclusive supplier agreements is that the Company retains its ability to source several of the same products from different vendors, providing lower prices for the Company's customers. The three vendors which supplied the Company with the most inventory as measured by cost of goods sold, each a vendor of computer and consumer electronic products, supplied approximately 23% (audited), 23% (audited) and 7% (audited), respectively of the total cost of goods purchased for resale for the period ending January 31, 1998. During the six months ended July 31, 1998 the Company purchased inventory from three vendors that accounted for 12% (unaudited), 11% (unaudited) and 9% (unaudited) of the goods sold. Although these three vendors supplied approximately 50% of the Company's total products purchased for resale for the period ending January 31, 1998 and approximately 32% of the Company's total products purchased for resale for the period ended July 31, 1998, the Company believes that it has no material vendors such that the termination of any arrangement would materially adversely affect the Company's business or results of operations. The Company believes that the large percentages attributable to these three vendors will not recur over the next year, but rather are the result of factors, such as large one-time sales in relation to the Company's sales volume in its initial sales year that most likely will not be repeated. In addition, in the event that the relationship with any one vendor should terminate, the Company believes that it would be able to find other comparable suppliers.

         Customers order products and services on Shopping.com's Web site and generally provide payment by either credit card over the Internet through Verisign or by calling 1-888-LOVE-2-SHOP. Shipments are then made by the manufacturer or distributor directly to the customer after verification by Shopping.com that the payment has been properly credited. Because transactions are accomplished without the need to maintain inventory, warehouse facilities, retail store space or attendant personnel, the Company believes it will be able to obtain market share by passing cost savings along to its customers, selling, as a result, its products and services at a discount to typical retail and warehouse/discount stores. For the same reasons, the

Company is also able to provide a broader merchandise mix than retail stores, warehouse/discount stores and mail order catalog operators.

         The Company believes that the principal competitive factors in its market are price, speed of fulfillment, brand name recognition, breadth of selection, personalized services, ease of use, 24-hour accessibility, customer service, convenience, reliability, quality of search engine tools, and quality of editorial and other site content.

         Shopping.com's strategy is to become a low-price leader in E-retailing on the Internet by utilizing the warehousing, purchasing and distribution strengths of multiple manufacturers and distributors, rather than to assume those roles for itself. The Company believes this approach allows Shopping.com to eliminate many of the risks and costs associated with maintaining inventory, including the cost of leasing warehouse space, inventory obsolescence, inventory tracking systems, and the increased costs associated with employing large numbers of personnel for stocking and shipping duties. By having access to the inventories of multiple manufacturers and distributors, Shopping.com believes it will be able to offer its customers a competitive combination of price, product availability, order fulfillment and delivery services and still attain profitability. Beyond the benefits of a wide selection, purchasing from Shopping.com can be done conveniently, 24-hours a day, without requiring a trip to the store.

         Shopping.com commenced operations in February, 1996 and incorporated in California on November 22, 1996. The Company's executive offices are located at 2101 East Coast Highway, Garden Level, Corona del Mar, California 92625.

INDUSTRY BACKGROUND
-------------------

         According to the U.S. Department of Commerce report, The Emerging Digital Economy [April 1998], "in 1994, three million people, most of them in the United States, used the Internet. In 1998, 100 million people around the world use the Internet. Some experts believe that one billion people may be connected to the Internet by 2005."

         The emergence of the Internet as a significant communications medium is driving the development and adoption of Web content and commerce applications that offer both convenience and value to consumers, as well as unique marketing opportunities and reduced costs to business. A growing number of customers have begun to conduct business on the Internet including paying bills, booking airline tickets, trading securities and purchasing consumer goods (e.g., personal computers, consumer electronics, compact disks, books, groceries and vehicles). Moreover, online transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

THE SHOPPING.COM SOLUTION
-------------------------

         The Shopping.com solution is based on eliminating the retail store intermediary and passing along associated cost savings to both consumer and trade customers in the form of lower pricing on comparable goods and services. The Company believes it will be able to accomplish these objectives because its customer transactions are accomplished without the need to maintain inventory, warehouse establishments, retail or discount store buildings and attendant personnel.

The sole source of funds for the Company from the date of inception through July 31, 1998, other than the sale of equity and debt securities, has been from sales of products in the amounts of $850,724 and $1,951,617 for the year ended January 31, 1998 and the six-month period ended July 31, 1998, respectively.

         Key to the success of Shopping.com is the implementation of an advertising and marketing program that will introduce the availability of Shopping.com as an entertaining, intelligent, and cost-effective alternative to traditional shopping venues. The Company believes that selection of initial product offerings, pricing, delivery mechanisms, customer service, philosophy and a number of other factors are integrally related to the success of the Company. The Company believes that one of the advantages it has over other retail and warehouse/discount stores is being able to showcase new products which may not have as yet achieved market acceptance. In addition, the Company believes that it will not be as much "at risk" when introducing new products and services or when creating consumer demand because it is able to do so without maintaining expensive inventory. Further, the Company believes it will be able to create increased consumer demand by showcasing related products and services to its customers and more accurately gauging their market acceptance. Shopping.com believes that its success will be based on its providing excellent service at all operating levels and aggressively bringing its advantages to the attention of both the consumer and the vendor.

BUSINESS STRATEGY
-----------------

         THE COMPANY'S OBJECTIVE IS TO BECOME A MAJOR RETAILER ON THE INTERNET BY PURSUING THE FOLLOWING KEY STRATEGIES:

         INCREASE MARKET AWARENESS AND BRAND NAME RECOGNITION. Shopping.com believes that it is positioned to become a leader in Internet commerce due to its management team's background and experience operating large retail and discount store formats combined with its expertise in information systems programming and technology. The Company operates in a market in which its name recognition is critical to attracting high quality vendors and a high level of customer traffic. Accordingly, the Company's strategy is to promote, advertise and increase its visibility through a variety of marketing and promotional techniques, including: advertising on leading Internet sites and in printed media, conducting an ongoing public relations campaign and obtaining links from other Web sites.

         PROVIDE COMPELLING RETAILING EXPERIENCE FOR CUSTOMERS. The Company believes buyers will be attracted by consistently low prices and desirable merchandise in a user-friendly and entertaining environment. Accordingly, the Company intends to continue offering its customers a wide array of opportunities to buy desired merchandise at low prices through a visually stimulating and user-friendly interface which is rich in both product stock keeping units ("SKUs") and product description content.

         Shopping.com plans to increase the range of merchandise offered to customers worldwide at low prices and collaborating in the development of a shopping environment including multi-lingual content and multiple currency exchange systems.

         EXPAND AND STRENGTHEN LONG-TERM VENDOR RELATIONSHIPS. The Company's ability to attract, secure, and obtain large quantities of branded merchandise for its Web site is key to its success. The Company continues to build its merchandising staff to facilitate securing long-term relationships with a variety of vendors.

         LEVERAGE LOW COST STRUCTURE. The Company is not required to pay the expenses necessary to support a traditional retail operation which requires inventory, warehouse facilities, retail store space and attendant personnel. However, the Company acts as a principal with both its venders and customers and arranges order fulfillment, payment verification, shipping functions and customer support. By eliminating traditional retail expenses and undertaking only selective point of sale functions, the Company believes it will be able to control its gross margins, monitor its customer service and realize lower operating costs than many of its competitors.

         DEVELOP INCREMENTAL REVENUE OPPORTUNITIES. The Company believes that a significant opportunity exists to develop incremental revenue opportunities, including expanding its product mix with additional products and enabling vendors to showcase new products that are well suited for its Web site. The Company also believes that the anticipated high level of traffic on its Web site will make that Web site an attractive alternative for other companies which wish to advertise on the Web. In addition, the Company hopes to expand its customer base to include more international customers. Today, the Company has customers from over 100 nations; and it anticipates increasing this base significantly as its marketing campaign expands globally.

         BUILD ON LEADING TECHNOLOGIES. The Company believes that one of its competitive advantages is its internally developed proprietary technology, which enables the Company to conduct automated sales with its customers. The Company intends to further enhance its proprietary technology to provide an even more compelling shopping experience, as well as to streamline its order processing, distribution and customer support facilities as new technology develops. Such enhancements will include integration of multilingual content and developing multiple currency exchange systems.

MERCHANDISING STRATEGY
----------------------

         Shopping.com's merchandising strategy is designed to appeal to all classes of consumer and trade customers. Shopping.com intends to become a one stop shopping service by virtue of its broad merchandise mix and expects to provide the Internet shopper with a selection of variety and pricing unmatched by traditional retailers. With effective user-friendly search engine tools, the Shopping.com customer enjoys a wide array of categories and specialty products not typically offered to the general public under one store roof, while at the same time allowing its customers the ease of virtual shopping from either home or office, as well as substantial price discounts.

         Shopping.com's merchandise strategy emphasizes what the Company believes to be a competitive advantage, the combination of identifiably low pricing with broad product selection. The Shopping.com merchandise strategy builds upon the broader selection/lower price method of retailing initiated in the warehouse/discount market of the 1980's and early 1990's. Shopping.com's strategy is designed to allow the Company to compete with major retail leaders including warehouse/discount stores, traditional retail chains, and mail order catalog operators by:

         .        offering competitive prices and better values;
         .        offering a broader merchandise mix;
         .        providing a low cost venue for vendors to test market
                  acceptance of new products and services; and
         .        eliminating the expenses of inventory, warehouse facilities, retail store space and attendant personnel.

         Shopping.com has made arrangements with a number of manufacturers and distributors to supply various products. Building upon the previous business relationships of Shopping.com's management team, the Company's vendors include many who can offer regional warehouse shipping points to meet customers shipping needs and thereby reduce long-haul shipping costs. In addition to meeting the criteria of product selection within a product category, any potential Shopping.com vendor must also meet the Company's standards for quality control, product selections, packaging and shipping logistics.

MARKETING AND PROMOTION
-----------------------

         The Company believes that an immediate and rapidly expanding market opportunity exists for Internet-based providers who can offer the consumer and trade customer an almost limitless selection of products and services at low prices via online venues. Although retail stores, warehouse/discount stores, mail order catalog operators and other providers using alternate forms of media to sell products and services all represent significant market segments, no single distribution channel of consumer products and services presently dominates the entire market.

         Shopping.com's marketing strategy is designed to promote the Shopping.com name, increase customer traffic to its Web site, build strong customer loyalty, maximize repeat purchases and develop incremental revenue opportunities.

         Shopping.com intends to build customer loyalty through the use of customer preference and behavioral data obtained as a result of monitoring its customers' activities online. The Company's proprietary technology allows for rapid product experimentation, customer buying pattern analysis, instant user feedback and customized data-based marketing for its customers, all of which the Company incorporates in its merchandising. By offering customers compelling values, the Company seeks to increase the number of visitors who make purchases and encourage repeat visits and purchases. Loyal, satisfied customers also generate word-of-mouth advertising and awareness and are able to reach thousands of other customers and potential customers because of the reach of online communication.

         The Company currently employs and intends to employ a variety of media, product development, business development and promotional activities to achieve its marketing goals:

         ONLINE SERVICE AND INTERNET ADVERTISING. The Company intends to continue to place advertisements on various Web sites. These advertisements usually take the form of banners that encourage readers to click through directly to Shopping.com's Web site.

         TRADITIONAL ADVERTISING. The Company has used traditional media for advertising in the past and expects to use such media in the future.

         CUSTOMER GIFTS. The Company may in the future send gifts to its customers. These gifts will be designed to increase customer loyalty and provide customers with a continuing reminder of the Shopping.com Web site.

CUSTOMER SERVICE AND ORDER FULFILLMENT
--------------------------------------

         Retail shopping, as currently conducted, usually requires significant investments of time, effort, and associated costs on the part of the consumer. Generally the consumer is required to opt for either (1) limited selection/lower price, or (2) broad selection/higher price. The Company believes that the provider who can offer the consumer a broad selection and a lower price alternative should be well positioned to capture a significant portion of the online shopping market.

         The Company believes that traditional retail concepts apply to online retailing. Consumers expect online shopping to be entertaining, compelling and enjoyable. To be successful, the Company believes that an online store must also be fast, offer a wide product selection targeted to a variety of individual customer profiles and provide excellent customer service.

         The Company believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases depends, in part, on the strength of its customer support and service operations and staff. Shopping.com encourages frequent communication with, and feedback from, its customers in order to continually improve its product and service offering. Shopping.com offers an e-mail address to enable customers to request information and to encourage feedback and suggestions. The team of customer support and service personnel is responsible for handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, shipments, and payments. Shopping.com also offers a toll-free line for customers (1-888-LOVE-2-SHOP) who are reluctant to enter their credit card numbers over the Internet. The Company has automated the tools used by its customer support and service staff and intends to actively pursue enhancements to, and further the automation of, its customer support and service systems and operations.

         Shopping.com's goal is to exploit the opportunity for online shopping by establishing itself as an online, low-price leader providing a broad range of products and services over the Internet prior to the arrival of competitors marketing similar offerings. While the Internet presently offers an increasing amount of products, these offerings are generally limited to specialty providers offering limited product and service categories (e.g., airline tickets, books, music, CDs, flowers, and groceries). In addition, the Company believes that its proprietary technology will afford a major advantage over existing and potential Internet providers. See "Factors That May Affect Future Performance - Competition."

The transmission, data presentation and shipping of the vast merchandise categories E-retailed by the Company involves the maintenance, continued development and efficient use of the Company's proprietary technology and well trained customer service associates. Since the delivery of merchandise sold to the customer is not within the direct control of the Company, logistics in securing, transmitting and finalizing information necessary for delivery in a manner which will satisfy the Shopping.com customer is important to the success of the Company. The Company utilizes automated interfaces for sorting and organizing its orders to enable it to achieve rapid and economic purchase and delivery times. Under the Company's arrangements with its manufacturers and distributors, electronically ordered products often are shipped by the vendor within days and sometimes within hours of receipt of an order from Shopping.com. The Company has also developed customized information systems and dedicated ordering personnel that specialize in searching special orders for customers.

Technology
----------


         Shopping.com brings to the Internet commerce industry a combination of
(i) retail management experience, and (ii) computer and information systems design, development, implementation and operation expertise. For the fiscal years ended January 31, 1998 and 1997, the Company spent $893,923 and $83,308 respectively on product development activities. Through the six-month period ended July 31, 1998, the Company spent $2,071,112 on product development activities. While the Company recognizes the importance of the Company's technology to the development and implementation of the Company business strategy, there can be no assurance that the Company has made or is making the optimal allocation of its resources between research and development and the other claims on the Company's resources.

         Shopping.com's operating system offers the Internet shopper the ability to browse dynamically, securely select and purchase a number of products and services offered by the Company. Management has sought to address anticipated or potential systems downtime by developing and implementing a back-up response to all its information systems. The developed and designed systems architecture accommodates peak transaction loads and will "scale up" appropriately as transaction volume increases with the expected growth in online shopping. In addition, the database-oriented design was developed to permit new media technologies to be quickly introduced into the system without the need for extensive programming.

         The Company's technology and systems are protected by systems specifically designed to assure continuity of operation in the event of natural catastrophes or local shutdown of power. Shopping.com employs internal protective equipment for its systems. For security, a firewall with special protection has been created to avoid invasion by hackers or competitors. In addition, on-site back-up and redundancy is provided. The Company has formulated a contingency plan in case of a natural disaster. All data is downloaded and stored in locked containers off-site on a daily basis. Security is also afforded customers through the use of a Secured Socket Layer (S.S.L.) key with Verisign to protect credit card information. See "Risk Factors -- Risk of Capacity Constraints; Reliance on Internally Developed Systems; System

Development Risks"; "-- Risk of System Failure; Single Site and Order Interface"; and "--Online Commerce Security Risks."

Intellectual Property
---------------------

         The Company regards its Shopping.com name and related software as proprietary and relies primarily on a combination of copyright, trademark, trade secret, and confidential information laws, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect against technologies that are substantially equivalent or superior to the Company's technologies. The Company does not currently hold any patents or have any patent applications pending for itself or its products and has not obtained Federal registration for any of its trademarks. The Company enters into non-disclosure and invention assignment agreements with certain of its employees and enters into non-disclosure agreements with certain of its consultants and subcontractors. However, there can be no assurance that such measures will be adequate to prevent competitors from developing similar software.

         The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. However, the Company is a recent entrant in the sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, trademarks or other Company works. Such an assertion may require the Company to enter into royalty arrangements or result in costly litigation.

         The Company is also dependent upon existing technology related to its operations. To the extent that new technological developments are unavailable to the Company on terms acceptable to it, or not at all, the Company may be unable to continue to implement its business plan which would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Risk Factors -- Limited Protection of Intellectual Property and Proprietary Rights."

Competition
-----------

         The online commerce industry, particularly on the Internet, is new, rapidly evolving and intensely competitive. The Company expects such competition to intensify in the future. Barriers to entry are minimal, allowing current and new competitors to launch new Web sites at a relatively low cost. The Company currently or potentially competes with a variety of other companies. These competitors include: (i) various online vendors of other consumer and trade products and services including CUC International, Amazon.com, ONSALE, NetGrocer, iMALL, Internet Shopping Network, Micro Warehouse, CDNow, QVC and Home Shopping Network; (ii) a number of indirect competitors that specialize in online commerce or derive a substantial portion of their revenues form online commerce, including America Online, Microsoft Network, Prodigy and Compuserve;
(iii) mail order catalog operators such as Spiegel, Lands End, and Sharper Image; (iv) retail and warehouse/discount store operators such as Wal-Mart, Home Depot, Target and Price/Costco; and (v) other international catalog companies which may enter the online commerce industry. Both Wal-Mart and Home Depot have announced their intention to devote substantial resources to online commerce at discount prices, which, if successful, could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. However, the Company believes that retail and warehouse/discount operators will be somewhat restricted in their ability to lower prices by the need to protect their own pricing strategy to avoid cannibalizing their store margins.

         The Company believes that the principal competitive factors for its market are price, speed of fulfillment, name recognition, wide selection, personalized services, ease of use, 24-hour accessibility, customer service, convenience, reliability, quality of search engine tools, and quality of editorial and other site content. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater name recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to the Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished franchise value. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. In addition, companies that control access to transactions through network access or web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion. See "Risk Factors -- Competition."

Governmental Regulation
-----------------------

         The Company is not currently subject to regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, financial condition and results of operations

         Permits or licenses may be required from federal, state or local governmental authorities to operate or to sell certain products on the Internet. No assurances can be given that such permits or licenses will be obtainable. The Company may be required to comply with future national and/or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. No assurance can be made that the Company will be able to comply with such legislation or statutes. See "Risk Factors -- Governmental Regulation and Legal Uncertainties."

Environmental Issues
--------------------

         The Company's operations are not currently impacted by federal, state, local and foreign environmental protection laws and regulations.

Employees
---------


         As of July 31, 1998, the Company employed 85 full-time and 9 part-time employees, including 18 in Management Information Systems, 5 in Marketing and 12 in Accounting and Administration. One employee holds a doctorate in education. Three additional employees hold master's degrees. As of October 23, 1998, the number of Company employees had grown to 125 full-time and 19 part-time. The Company believes that its future success will depend in part on its ability to attract, hire and maintain qualified personnel. Competition for such personnel in the online industry is intense. None of the Company's employees are represented by a labor union, and the Company has never experienced a work stoppage. The Company believes its relationship with its employees to be good. See "Risk Factors -- Dependence on Key Personnel; Need for Additional Personnel."

PROPERTY.

         The Company's principal administrative, engineering, marketing and customer service facilities are located in an office building at 2101 East Coast Highway, Corona del Mar, California and encompass approximately 9,200 square feet. The Company expects to outgrow its current space within the next two years. In such event, the Company expects it will be able to find suitable facilities at commercially reasonable prices, although no assurances can be given. The space occupied by the Company is under a triple net lease which will expire on February 28, 2002. The lease provides for monthly rental of approximately $9,690 with annual increases. Beginning in April 1998 the monthly rent rose to approximately $10,994.

LEGAL PROCEEDINGS.

         On July 8, 1997, Brian Leneck, a former officer of the Company, resigned. By letter dated July 10, 1997, Robert McNulty, the former Chief Executive Officer of the Company, tendered payment to Leneck to buy back 140,000 shares of Common Stock of the Company pursuant to a shareholder agreement. Leneck rejected the tender, claiming that the amount was not the fair market value of the shares. On March 17, 1998, Leneck filed a lawsuit in Orange County Superior Court of California against the Company, Robert McNulty and three members of the Board of Directors at the time, Bill Gross, Edward Bradley and Paul Hill. Leneck's lawsuit seeks damages for breach of contract, conversion, and breach of fiduciary duty with respect to 70,000 shares. The Company believes that it has meritorious defenses, as well as affirmative claims, against Leneck and intends to vigorously protect its rights in this matter. On March 27, 1998, the Company filed a lawsuit in Orange County Superior Court against Leneck asserting, INTER ALIA, breach of contract, breach of implied covenant of good faith and fair dealing, fraud and deceit, declaratory relief and specific performance.

         In March of 1998, the Company became aware that the Securities and Exchange Commission (the "SEC") had initiated a private investigation to determine whether the Company, Waldron & Co., Inc. ("Waldron"), then the principal market maker in the Company's stock, or any of their officers, directors, employees, affiliates or others had engaged in activities in connection with transactions in the Company's stock in violation of the federal securities laws. The SEC suspended trading in the Company's stock from 9:30 a.m. EST, March 24, 1998 through 11:59 p.m. EDT on April 6, 1998 pursuant to Section 12(k) of the Securities Exchange Act of 1934. On April 30, 1998, the National Association of Securities Dealers ("NASD") permitted the Company's Common Stock to resume trading on the electronic bulletin boards beginning on April 30, 1998. Because the SEC has not alleged any violations, it is difficult to predict the outcome of their investigation. The Company continues, however, to fully cooperate with the SEC inquiry. Nevertheless, the investigation by the SEC, and the attendant adverse publicity may not only reduce significantly the liquidity of that stock but also make it difficult for the Company to raise additional capital to continue its development and expansion. The inability of the Company to raise additional capital would have material adverse effect on the Company's business, prospects, financial condition and results of operations and may prevent the Company from carrying out its business plan.

         On April 16, 1998, Michael A. Martucci on behalf of all persons who purchased shares of the Company's stock between November 25, 1997 and March 26, 1998, filed suit in the California Superior Court for the County of Orange alleging violations of the California securities laws by the Company, Robert McNulty, Douglas Hay, Waldron and one other broker-dealer and two of those firm's executives. The complaint charges that the defendants "participated in a scheme and wrongful course of business to manipulate the price of [the Company's] stock, which included: (i) defendant Waldron's refusal to execute sell orders; (ii) the use of illegal stock parking; (iii) the use of illegal above-market buy-ins to intimidate and dissuade potential short sellers from selling [Company] stock short; (iv) the sale of [Company] shares to discretionary accounts without regard to suitability; and (v) the dissemination of materially false and misleading statements about [the Company's] operating performance and its future prospects." The complaint further alleges that the Company "secretly arranged to sell $250,000 of product to Waldron as part of defendants' effort to have [the Company] post revenue growth prior to the [Company's] planned [initial public offering]," that such sales constituted almost 25% of the Company's revenues between its inception and March 26, 1998 and that the Company did not disclose such sales or their significance in the Prospectus used in the Company's initial public offering. The plaintiff seeks compensatory damages in an unspecified amount, attorneys' fees and costs, injunctive relief, disgorgement or restitution of the proceeds of the Company's IPO and the defendants' profits from trading in the Company' s stock, and the imposition of a constructive trust over the Company's revenues and profits.

         On May 6, 1998 Steven T. Moore on behalf of all persons who purchased shares of the Company's stock between November 25, 1997 and March 26, 1998 filed suit in United States District Court for the Central District of California alleging violations of the federal securities laws by the Company, Robert McNulty, Douglas Hay, Waldron and one other broker-dealer and two of those firm's executives. The complaint charges that the defendants "participated in a scheme and wrongful course of business to manipulate the price of [the Company's] stock, which included: (i) defendant Waldron's refusal to execute sell orders; (ii) the use of illegal stock parking; (iii) the use of illegal above-market buy-ins to intimidate and dissuade potential short sellers from selling [Company] stock short; (iv) the sale of [Company] shares to discretionary accounts without regard to suitability; and (v) the dissemination of materially false and misleading statements about [the Company's] operating performance and its future prospects." The complaint further alleges that the Company "secretly arranged to sell $250,000 of product to Waldron as part of defendants' effort to have [the Company] post revenue growth prior to the [Company's] planned [initial public offering]," that such sales constituted almost 25% of the Company's revenues between its inception and March 26, 1998 and that the Company did not disclose such sales or their significance in the Prospectus used in the Company's initial public offering. The plaintiff seeks compensatory damages in an unspecified amount, attorneys' fees and costs, injunctive relief, disgorgement or restitution of the proceeds of the Company's IPO and the defendants' profits from trading in the Company' s stock, and the imposition of a constructive trust over the Company's revenues and profits.

         On April 28, 1998, Abraham Garfinkel on behalf of all persons who purchased shares of the Company's stock between November 25, 1997 and March 26, 1998, filed suit in the United States District Court for the Central District of California alleging violation of the federal securities laws by the Company, Robert McNulty, Douglas Hay, Waldron and Cery Perle, an affiliate of Waldron. The complaint alleges that defendants acted in concert with each other to manipulate the price of the Company's stock by, INTER ALIA, "work[ing] closely with defendant McNulty on a weekly basis whereby defendant McNulty would pass the supposedly confidential information of those who had 'hit' or contacted Shopping's website." The complaint alleges that the defendants also manipulated the market by engaging in conduct similar to that alleged in the Martucci and Moore actions. The complaint also alleges that the Company's prospectus was misleading by the failure to disclose sales to Waldron as discussed above. The plaintiffs seek damages similar to that sought by Martucci and Moore.


         On July 1, 1998, Mr. Garfinkel filed a companion state court complaint in the Orange County Superior Court based on virtually the same operative facts as the federal court claim. The state court action alleges claims for negligent misrepresentation, common law fraud and deceit as well as violation of sections 25400, 25402 and 25500 of the California Corporations Code.

         On May 18, 1998, Kate McCarthy, on behalf of all persons who purchased shares of the Company's stock between November 25, 1997 and March 26, 1998, filed suit in the United States District Court for the Central District of California alleging violation of the federal securities laws by the Company, Robert McNulty, Douglas Hay, Waldron and Cery Perle. The complaint alleges that defendants acted in concert with each other to manipulate the price of the Company's stock by, INTER ALIA, "work[ing] closely with defendant McNulty on a weekly basis whereby defendant McNulty would pass the supposedly confidential information of those who had 'hit' or contacted Shopping's website." The complaint alleges that the defendants also manipulated the market by engaging in conduct similar to that alleged in the Martucci and Moore actions. The complaint also alleges that the Company's prospectus was misleading by the failure to disclose sales to Waldron as discussed above. The plaintiffs seek damages similar to that sought by Martucci and Moore.


         The Company denies that it engaged in any of the acts alleged in any of the above complaints and intends to defend against these actions vigorously. Nonetheless, and despite the Company's insurance coverage for such actions, the class action suits may be very harmful to the Company. Diversion of management time and effort from the Company's operations and the implementation of the Company's business plan at this crucial time in the Company's development may adversely and significantly affect the Company and its business. The continued pendency of this litigation may make it difficult for the Company to raise additional capital to continue its development and expansion and to attract and retain talented executives. The inability of the Company to raise additional capital would have material adverse effect on the Company's business, prospects, financial condition and results of operations and may prevent the Company from carrying out its business plan.

         Though a formal complaint has not been filed, Lewis, D'Amato, Brisbois & Bisgaard, the Company's former counsel, forwarded on March 10, 1998, a "Notice of Client's Right to Arbitration" in connection with legal services performed on behalf of the Company. The law firm claims legal fees and costs in the amount of $328,818.97 are due. The Company disputes the amount of fees owed and is in the process of exploring whether the matter can be informally resolved. However, the Company has accrued the claimed amount as of January 31, 1998. Though settlement negotiations have occurred, it is more probable than not that the Company will proceed with its election to have the matter submitted to arbitration before the Los Angeles County Bar Association.


         By written contracts dated December 12, 1997, the Company retained SoftAware, Inc. to provide facilities and services relative to the maintenance, location and supply of T1 lines to the Company's servers. Subsequent to the execution of the contracts, SoftAware, Inc. experienced a prolonged electrical outage which resulted in the disruption of internet access and communications. Based upon this and other factors, the Company determined that SoftAware, Inc. was incapable of performing under the agreements and declined to proceed. By letter dated May 22, 1998, SoftAware, Inc.'s counsel made written demand upon the Company for $120,000.00 which purportedly reflected the compensatory damages SoftAware suffered as a direct and proximate result of the Company's refusal to proceed with performance under the contract. The Company rejected this demand and offered to reimburse SoftAware, Inc. for reasonable costs incurred in reliance on the contracts in an amount less than $3,000. SoftAware, Inc. has rejected this offer and the parties are continuing settlement negotiations.

         On September 12, 1998 the Company was served with a summons and complaint by MTS, Incorporated filed in Sacramento County Superior Court of California for damages arising out of the Company's as well as two other merchants' sale of the video "Titanic" at below cost thereby purportedly constituting violation of section 17043 and 17044 of California's Business and Professions Code as well as the California Unfair Business Practices Act (Cal. Bus. & Prof. Code section 17200 ET. SEQ.). The complaint alleges damages in excess of $25,000.00, that sum trebled should a statutory violation be established, and attorneys' fees and costs. The Company has not had an opportunity to investigate the allegations of the complaint. Accordingly, a reasonable assessment of the Company's potential exposure cannot be made at this time. The action will, however, require the engagement of defense counsel and it is estimated that substantial attorney fees may be incurred should litigation proceed to trial.


         On November 24, 1998 the Company was alerted via an online service that Ray Fisk had filed a complaint in Orange County Superior Court of California. The Company has not been able to review the complaint, but believes that the complaint alleges failure to pay interest and principal and seeks damages in the amount of $50,000.

         The Company is involved in two other labor related disputes. Although it is not possible to predict the outcome of these disputes, or any future claims against the Company related hereto, the Company believes that such disputes will not, either individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

MARKET PRICE AND DIVIDENDS.


         The Company's common stock began trading under the symbol "IBUY" in the over-the-counter securities market on November 26, 1997. The over-the-counter quotations reflect interdealer bid prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Trading in the Company's common stock is limited and sporadic. The following table sets forth the range of high bid and low bid quotations since the Company began trading on November 26, 1997 through the end of the second quarter ended July 31, 1998.
The prices were retrieved from  "WWW.STOCKTOOLS.COM."

Common Stock
------------

For Fiscal Year Ended January 31, 1998                     High                         Low
--------------------------------------                     ----                         ---
         Fourth Quarter                                    $15.25                       $8.50

For Fiscal Year Ending January 31, 1999                    High                         Low
---------------------------------------                    ----                         ---

         First Quarter                                     $39.00                       $14.75
         Second Quarter                                    $25.50                       $17.00
         Third Quarter                                     $25.25                       $ 1.00

Prior to November 1997 there was no active market for the Company's securities.

         On March 24, 1998, the SEC suspended trading in the Company's securities for the period from 9:30 a.m. EST, March 24, 1998 through 11:59 p.m. EDT, on April 6, 1998. The SEC's order stated that there appeared to be a "lack of current and accurate information concerning the securities of Shopping.com because of recent market activity in the stock that may have been the result of manipulative conduct." Ref. SEC Release File No. 500-1. The Company became aware in March of 1998 that the SEC had initiated a private inquiry to determine whether violations of Section 17(a) of the Securities Act of 1933, as amended,
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder had occurred in connection with alleged false and misleading statements concerning the alleged control and manipulation of the Company's Common Stock. The SEC is investigating the facts to determine whether violations, if any, have occurred. The Company is fully cooperating with the SEC's inquiry. See "Legal Proceedings."


         Following the termination of the SEC's suspension, the NASD did not immediately allow the Company's principal market maker at the time, Waldron, to resume trading in the Company's securities on the electronic bulletin boards. Waldron was approved for such trading, and such trading resumed on April 30, 1998.

         The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings of its business, and therefore does not anticipate paying any cash dividends in the foreseeable future.

SELECTED FINANCIAL DATA


         The following selected financial data should be read in conjunction with the financial statement schedules and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The financial data as of and for the years ended January 31, 1998 and 1997, are derived from the financial statements of the Company, which have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent auditors, and are incorporated by reference elsewhere in this Prospectus, and are qualified by reference to such financial statements and the notes thereto. The selected financial data for the six months ended July 31, 1998 and 1997, is derived from unaudited interim financial statements of the Company, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The historical results are not necessarily indicative of future results.

                                 Shopping.com
                            SUMMARY FINANCIAL DATA
                                   FORM S-1

            (in thousands, except balance sheet and per share data)

The data set forth below is qualified by reference to, and should be read in conjunction with, the Financial Statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement. The following selected financial data of the Company for the fiscal years ended January 31, 1998 and 1997 are derived from the financial statements of the Company audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants which are included elsewhere in this Registration Statement. The selected financial data as of July 31, 1998 and for the six month periods ended July 31, 1998 and 1997 have been derived from the Company's unaudited interim financial statements which, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of operations for such periods. The results of the interim periods are not necessarily indicative of the results of a full year.

                                                          Six Months Ended
                                   Year Ended                  July 31
                                   January 31                (unaudited)
                              --------------------    -----------------------

                                1997         1998         1997         1998
                                ----         ----         ----         ----
STATEMENT OF OPERATIONS DATA:
Net Sales                     $   -       $   851     $     56      $   1,952
Cost of sales                     -           794           51          1,922
Gross profit                      -            57            5             30
Total operating
expenses                          202       5,028        1,070         12,285
Loss from operations             (202)     (4,971)      (1,065)       (12,255)

Total other income
(expense)                         -          (551)          (7)        (1,036)
                              --------    --------    ---------     ----------

Net loss                      $  (202)    $(5,522)    $ (1,072)     $ (13,291)
                              ========    ========    =========     ==========

Basic and diluted
loss per common
share                         $ (0.16)    $ (3.05)    $  (0.88)     $   (3.28)
                              ========    ========    =========     ==========

Weighted-average
shares outstanding              1,283       1,808        1,219          4,051
                              ========    ========    =========     ==========

                                             January 31                   July 31 (unaudited)
                                     --------------------------          --------------------

                                        1997            1998                     1998
                                     ---------       ----------          --------------------

BALANCE SHEET DATA:
                                                                                Actual
                                                                         -------------------
Cash and cash equivalents          $      63       $ 4,829,180               $ 1,035,699
Working capital (deficit)            (94,768)        3,977,775                 1,115,068
Total assets                          39,184         8,444,732                 6,600,845
Promissory Notes                      50,000              -                    1,325,000
Long term liabilities                   -                 -                    2,716,734
Total shareholders' equity
(deficit)                          $ (78,647)      $ 6,580,236               $  (218,924)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


         The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and the related notes thereto incorporated by reference elsewhere herein.

FORWARD LOOKING STATEMENTS

         The following statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" include "forward looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections. The forward looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. All statements, trends, analyses and other information contained in this report relative to the actual future results of the Company could differ materially from those projected in the forward looking information. For a discussion of certain factors that could cause actual results to differ materially from those projected by the forward looking information, see "Risk Factors" herein. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers, however, should carefully review the factors set forth in other reports or documents that the Company files from time to time with the SEC.

OVERVIEW

         Shopping.com (the "Company") began operations in February, 1996, was incorporated on November 22, 1996 and commenced selling on the Internet on July 11, 1997. The Company is an innovative Internet-based electronic retailer ("E-retailer") specializing in retail marketing a broad range of products and services at wholesale prices to both consumer and trade customers. Utilizing proprietary technology, the Company has designed a fully-scalable systems architecture for the Internet shopping marketplace.

         The Company's management team combines the experiences of:

         . Executives with extensive background in both retail and warehouse/discount store formats.

         . Executives who have experience in computer and information systems design and development.

         . Directors with entrepreneurial skills who currently oversee and manage their own existing companies.

         The Company began generating sales on July 11, 1997. Since inception through July 31, 1998, the Company has generated sales of $2,802,341. The Company anticipates that sales from the Company's Web site will constitute substantially all of the Company's sales. Over the next twelve months, the Company intends to increase its revenues by pursuing an aggressive advertising and marketing campaign aimed at attracting customers to shop on its Web Site and to co-brand with other commercial partners which will help increase the Company's brand name recognition as well as increase traffic on the Company's Web Site. The Company must seek additional financing estimated at $14 million over the next twelve months in order to sustain operations or achieve planned expansion. This figure is lower than previously anticipated due to the Management's change in the Company's choice of advertising media. Previously, the Company had used portal advertising which Management has subsequently determined is not as effective as using "referral site" advertising. Therefore, Management has changed its planned advertising expenditures and program to primarily utilize referral site advertising thus reaping the benefits of substantially lower advertising costs. There can be no assurance that such additional funds will be available or that, if available, such additional funds will be on terms acceptable to the Company.

         The Company anticipates that its operations will incur significant operating losses for the foreseeable future. The Company believes that its success will depend upon its ability to increase obtain sales on its Web site significantly over the next twelve months, which cannot be assured. The Company's ability to generate sales is subject to substantial uncertainty. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, obtain a customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks; and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Additionally, the Company's lack of an operating history makes predictions of future operating results difficult to ascertain. Accordingly, there can be no assurance that the Company will be able to generate sales, or that the Company will be able to achieve or maintain profitability. Since inception, the Company has incurred significant losses and, as of July 31, 1998, had an accumulated deficit of approximately $19 million. The Company substantially increased its operating expenses over the past quarter in order to, among other things, fund increased advertising and marketing efforts, expand and improve its Internet operations and user support capabilities, and develop new Internet content and applications. The Company expects to continue to incur significant operating expenses on a quarterly and annual basis for the foreseeable future. To the extent such increases in operating expenses are not offset by revenues, the Company will continue to incur significant losses.


         The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of the Company's control. See "Risk Factors -

Unpredictability Of Future Revenues; Potential Fluctuations In Quarterly Operating Results; Seasonality."

         In seeking to effectively implement its business plan, the Company may elect, from time to time, to make certain marketing or acquisition decisions that could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Due to all of the foregoing factors, it is likely that in some future quarters, the Company's results of operations may be below the expectations of securities analysts and shareholders. In such event, the price of the Company's Common Stock could be materially adversely affected.

RESULTS OF OPERATIONS


         The following is a discussion of the results of operations for fiscal year ended January 31, 1998, and the six months ended July 31, 1998. The Company is not providing any comparisons of its results of operations with the prior year because the Company was in an early stage of development at that time, and such comparisons would not be meaningful.

Net Sales
---------

                                     Six Months Ended
            July 31, 1998              July 31, 1997               % Change
            -------------              -------------               --------
             $ 1,951,617                 $ 55,541                   3,414%


         Although the Company commenced operations in February, 1996, it did not begin selling products and services on its Web site until July 11, 1997 prior to which time it was still in the process of evaluating the technical features of its Web site. For the twelve months ended January 31, 1998, and the six months ended July 31, 1998, the Company generated net sales of $850,724 and $1,951,617, respectively. For the twelve months ended January 31, 1998, 40% of the Company's sales were to Waldron, the Company's former underwriter and market maker in the Company's Common Stock. The sales to Waldron occurred primarily during the second and third quarters of the twelve-month period ending January 31, 1998 and largely consisted of a one-time purchase of a CISCO and Compaq computer system. The Company's gross margins on such sales were higher than the Company's usual margin on sales. For the six months ended July 31, 1998, sales of $120,637, or approximately 6%, were sales to Waldron, the company's former underwriter and market maker. Such sales consisted primarily of computer equipment and office supplies; some of these transactions allowed the Company to generate higher gross margins. Also during the six months ended July 31, 1998 sales of $108,707 were made to CCI a computer and computer supply reseller. The sale to CCI constituted approximately 5.6% of net sales for the six months ended July 31, 1998. The Company also had sales of $15,722 to Aubry Hanson, a partnership in which one of the partners is a shareholder of the Company. In addition, the Company had sales of $3,266 for the six months ended July 31, 1998 to Mark Asdourian, the Company's general counsel and a shareholder of the Company. The sales to Aubry Hanson and Mark Asdourian were in the aggregate less than 1% of net sales of the Company for six months ended July 31, 1998. The Company believes that it is not dependent upon Waldron or any other customer related or otherwise and that the loss of Waldron as a customer or any other customer would not have a material adverse impact on the Company. The Company expects the sales to Waldron to continue to decline as a percentage of total sales. The Company's business model is based on a low profit margin coupled with a large volume of sales to a broad customer base. The

Company records sales at the time products are shipped to customers, which includes the retail sales price of the product and any shipping and handling charges billed to its customers.

COST OF SALES

                                     Six Months Ended
            July 31, 1998              July 31, 1997           % Change
            -------------              -------------           --------
             $ 1,922,023                 $ 50,509               3,705%


         Net sales are composed of the selling price of merchandise sold by the Company, net of returns, and includes freight charged to the Company's customers. Growth in net sales reflects a significant increase over the prior year primarily due to the growth of the Company's customer base, as well as reflecting a full six months of sales whereas in 1997 the Company only began selling on the Internet July 11, 1997.


         Cost of sales include the actual cost the Company pays its vendors for the products and the actual shipping and handling charges incurred by the Company to ship products to its customers. The cost of sales for the six months ending July 31, 1998 was $1,922,023 or approximately 98.5% of net sales. However, the Company experienced a negative gross margin for the three months ended July 31, 1998, due, in part, from the unavailability of certain products. These products were obtained through other channels of distribution and from alternate suppliers at higher prices. In addition, the Company encountered additional price competition from other E-commerce retailers in several product categories. In addition, the decline in the Company's gross profit margin was due primarily to an overall increase in the percentage of sales for those products and categories which had highly promotional pricing. The failure to generate sales with sufficient margins to cover its operating expenses in the future will result in losses and have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Advertising and Marketing Expenses
----------------------------------

                                     Six Months Ended
            July 31, 1998             July 31, 1997             % Change
            -------------             -------------             --------
             $ 2,451,307                $ 11,603                 21,027%


         Advertising and marketing expenses consist primarily of media costs related to advertising, promotion and marketing literature. Advertising and marketing expenses incurred by the Company for the six months ending July 31, 1998 were $2,451,307 or approximately 125.6% of net sales. The Company intends to significantly increase its advertising and marketing expenses in future periods including the issuance of Common Stock in exchange for $1,000,000 of advertising to run during the third quarter ending October 31, 1998. While the Company is hopeful that its net sales will also increase in future periods so that its advertising and marketing expense will represent a decreasing percentage of net sales, the Company is not able to predict whether its net sales will increase by a sufficient amount for this to occur. No assurance can be given that the Company will achieve increased net sales or that marketing expense will decrease as a percentage of sales.

Product Development Expenses
----------------------------

                                    Six Months Ended
            July 31, 1998             July 31, 1997            % Change
            -------------             -------------            --------
             $ 2,071,112                $ 264,742                682%


         Product development expenses consist primarily of costs incurred by the Company to develop and enhance its Web site. Product development expenses include compensation and related expenses, depreciation and amortization of computer hardware and software, and the cost of acquiring, designing, developing and editing Web site content. Product development expenses incurred by the Company for the six months ended July 31, 1998, were $2,071,112, or approximately 106.1% of net sales. The Company experienced a significant increase in actual dollars for product development expenses from prior periods primarily due to the utilization of additional temporary personnel to enhance features, content and functionality of the Company's Web site, transaction processing systems and proprietary customer service software. The Company believes that significant investments in enhancing its Web site will be necessary to become and remain competitive. As a result, the Company may continue to incur, or increase the level of, product development expenses.

General and Administrative Expenses
-----------------------------------

                                        Six Months Ended
            July 31, 1998                 July 31, 1997              % Change
            -------------                 -------------              --------
             $ 7,762,421                    $ 793,863                  878%


         General and administrative expenses consist primarily of compensation, rent expense, fees for professional services and other general corporate expenses. General and administrative expenses incurred by the Company for the six months ended July 31, 1998 were $4,949,795 or approximately 253.6% of net sales excluding a nonrecurring, noncash compensation charge to earnings of $2,812,626 related to the issuance of below market stock options primarily on June 1, 1998. In addition, the Company experienced an increase in expenses related to legal and other professional fees incurred by the Company from prior periods. In addition, the Company recorded $660,000 of nonrecurring expenses related to the termination and buy-out agreements of the Company's former Chief Executive Officer and other management, of which $560,000 remains payable as of July 31, 1998. The increase in such expenses from prior periods resulted primarily from the Company commencing actual sales and accordingly incurring higher operating costs. General and administrative expenses should significantly increase in future periods if the Company is successful in raising additional capital and able to, among other things, increase hiring and expansion of facilities.

Interest Income and Expense
---------------------------

                                      Six Months Ended
                    July 31, 1998      July 31, 1997       % Change
                    -------------      -------------       --------
Interest Income       $  47,986           $    0               N/A
Interest expense        993,774            6,538            15,100%


         Interest income on cash and cash equivalents was $47,986 for the six months ended July 31, 1998 or approximately 2.5% of net sales. Interest income earned was due to the Company having certain interest-bearing cash and cash equivalents accounts and decreased from the previous six months ended July 31, 1997 due to the Company having lower cash and cash equivalent balances. Interest expense for the six months ended July 31, 1998 was $993,774 or approximately 50.9% of net sales and is primarily attributable to accrued interest on Promissory Notes and 8% Convertible Debentures and the issuance of below market stock warrants.

LIQUIDITY AND CAPITAL RESOURCES


         The Company's principal sources of liquidity were cash and cash equivalents derived from public and private sales of the Company's equity and debt securities. The sole source of funds for the Company from the date of inception through July 31, 1998, other than the sale of equity and debt securities, has been from sales of product.

         Capital expenditures from February 1, 1998 through July 31, 1998 were $635,753. The Company has current and long-term capital lease obligations for certain office equipment, the aggregate amount of which, as of July 31, 1998 was $421,102. The Company anticipates a substantial increase in its capital expenditures in 1998 consistent with its anticipated growth; provided that the Company is able to raise sufficient capital to fund that growth.

         The Company experienced a net loss of $13,290,947 and generated net sales of $1,951,617 for the six month period ended July 31, 1998. THE COMPANY'S ABILITY TO SURVIVE AND GROW FOR THE IMMEDIATE FUTURE WILL DEPEND ON THE COMPANY'S ABILITY TO RAISE ADDITIONAL CAPITAL FROM PUBLIC OR PRIVATE EQUITY OR DEBT SOURCES. IN ADDITION, THE COMPANY BELIEVES THAT IT WILL NEED TO PROMPTLY RAISE ADDITIONAL FUNDS IN ORDER TO AVAIL ITSELF OF ANY UNANTICIPATED OPPORTUNITIES (SUCH AS MORE RAPID EXPANSION, ACQUISITIONS OF COMPLEMENTARY BUSINESSES OR THE DEVELOPMENT OF NEW PRODUCTS OR SERVICES), TO REACT TO UNFORESEEN DIFFICULTIES (SUCH AS THE LOSS OF KEY PERSONNEL OR THE REJECTION BY INTERNET USERS OF THE COMPANY'S WEB SITE CONTENT) OR TO OTHERWISE RESPOND TO UNANTICIPATED COMPETITIVE PRESSURES. THE COMPANY HAS USED RATHER THAN PROVIDED CASH FROM ITS OPERATIONS. THESE FACTORS RAISE A SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. IN VIEW OF THE MATTERS DESCRIBED ABOVE, RECOVERABILITY OF A MAJOR PORTION OF THE COMPANY'S RECORDED ASSET AMOUNTS IS DEPENDENT UPON THE COMPANY'S ABILITY TO RAISE SUFFICIENT CAPITAL TO FUND ITS WORKING CAPITAL REQUIREMENTS UNTIL THE COMPANY CAN GENERATE SUFFICIENT SALES VOLUME TO COVER ITS OPERATING EXPENSES.

         Subsequent to July 31, 1998, the Company entered into various agreements related to the issuance of debt and equity securities which include the issuance of a $500,000 Convertible Promissory Note on August 25, 1998 which has a due date of six months from the date of issuance. The Convertible Promissory Note carries an interest rate of 8% per annum and may be converted for the principal and accrued interest into common stock at $10.00 per share. In connection with the issuance of the Convertible Promissory Note, the Company issued 50,000 warrants to purchase shares of common stock at an exercise price of $10.00 per share when the Company's common stock was trading at $15.25 per share. The warrants expire on August 20, 2001. Subsequently, on November 5, 1998, the Company agreed to revise the Convertible Promissory Note, Warrant Agreement, and Subscription Agreement to reflect an exercise price of $3.30 per share and a conversion price of $3.30 per share when the Company's common stock was trading at $1.97 per share. The Company also issued warrants to purchase 10,000 shares of common stock to Waldron for acting as the placement agent. The warrants issued to Waldron were issued under the same terms and conditions as the warrants issued with the Convertible Promissory Note. The exercise price of these warrants were below market at the time of issuance and will therefore result in additional interest charges of approximately $315,000 over the term of the Convertible Promissory Note. In addition, the conversion price was below market at the time of the issuance and will result in an additional charge of $262,500 on August 25, 1998 as the Convertible Promissory Note is available for conversion immediately upon the issuance of the Note.

         In September 1998, the Company executed an agreement whereby it issued 66,667 shares of common stock for $1,000,000 of radio advertising based on the average fair market value of the common stock as of that date. The advertisements were aired during the three months ending October 31, 1998, and accordingly, $1,000,000 will be expensed during this period. Up to 133,333 additional shares of common stock may be issuable under the radio advertising agreement on the one-year anniversary of the agreement, if on such date the average closing price of the Company's common stock for the previous ten days is less than $15.00 per share (as adjusted for any stock splits or recapitalizations).

         On September 15, 1998, the Company issued a Promissory Note in the amount of $500,000 which is due at the earlier of the Company receiving $500,000 in additional financing from another source or October 14, 1998. During October 1998, the Company repaid $200,000. On November 2, 1998, the Company renegotiated the outstanding balance of $300,000 and entered into a new Note which is due at the earlier of the Company receiving $300,000 in additional financing from another source or December 2, 1998. In connection with the renegotiations and issuance of the $300,000 Promissory Note, the Company also issued 30,000 additional warrants to purchase shares of the Company's common stock at an exercise price of $1.65 when the Company's common stock was trading at $1.81 per share. These warrants expire on November 2, 2003. On The exercise price of these warrants was below market at the time of issuance and will therefore result in additional interest charges of $4,860. One of the Company's directors is also a member of the Board of Directors of the corporation to which the Company issued the Promissory Note. The Promissory Note carries an interest rate of 10% per annum and is secured by a Non-Recourse Guaranty and Pledge Agreement by Mr. Robert J. McNulty, a consultant of the Company. In connection with the issuance of the original $500,000 Promissory Note, the Company also issued 30,000 warrants to purchase shares of common stock at an exercise price of $2.25 per share. The warrants expire on September 15, 2003.

         On September 24, 1998, the Company agreed to issue warrants to purchase 10,000 shares of the Company's common stock at an exercise price of $2.00 per share as consideration to Typhoon Capital Consultants for its services related to securing additional capital for the Company.

         On September 25, 1998, the Company approved the conversion of $350,000 of its liability related to the Robert McNulty Termination and Buy Out Agreement, as previously discussed in Note 4, for common stock at a market price of $1.37 (the stock price on September 25, 1998), resulting in an issuance by the Company of 255,474 common shares.

         On October 1, 1998, the Company borrowed $900,000 from the Empire Group. On November 10, 1998, this amount was repaid out of the proceeds received from the issuance of 8% Convertible Debentures in the principal amount of $1,750,000.

         On November 16, 1998, the Company issued 300,000 warrants in connection with the issuance of 8% Convertible Debentures to purchase shares of the Company's common stock at an exercise price of $2.00 when the Company's common stock was trading at $7.25 per share. The exercise price of these warrants was below market at the time of issuance and will therefore result in additional interest charges of approximately $1,575,000.

         As of October 31 1998, the Company's available cash and cash equivalents was minimal. Subsequent to October 31, 1998, the Company issued an additional $1,750,000 of 8% Convertible Debentures to existing Debenture holders. The Company received net proceeds of approximately $1,500,000 of which $900,000 was used to repay certain existing Debentures and the balance was used to fund ongoing operations. At the present time, the Company's available cash and cash equivalents is not sufficient to sustain operations beyond November 1998. Accordingly, the Company is currently negotiating with several investors about raising additional capital through private placement offerings. However, there can be no assurance that such capital resources will be available to the Company or that if available, such funds will be on terms acceptable to the Company. In addition, the pendency of lawsuits and the attendant adverse publicity, and the recent decline in the market price of the Company's common stock may not only reduce significantly the liquidity of the Company's stock but also make it difficult for the Company to raise additional capital to sustain its operations and achieve its planned expansion. See "Factors That May Affect Future Performance - SEC Investigation, Interruption Of Trading and Shareholder Litigation."

         If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the Company's then existing shareholders will be reduced. Moreover, shareholders may experience additional and significant dilution, and such equity securities may have rights, preferences or privileges senior to those of the Company's Common Stock. These factors raise a substantial doubt about the Company's ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the Company's recorded asset amounts is dependent upon the Company's ability to raise sufficient capital to fund its working capital requirements until the Company can generate sufficient sales volume to cover its operating expenses.

EMPLOYEES


         As of October 23, 1998, the Company employed 125 full-time and 19 part-time employees. This is an increase from January 31, 1998, when the number of employees was 67 full time and 9 part time employees. The Company believes that its future success will depend in part on its ability to attract, hire and maintain qualified personnel. However, the Company believes there will not be a significant increase in employees over the next twelve months. Competition for such personnel in the on-line industry is intense. None of the Company's employees are represented by a labor union, and the Company has never experienced a work stoppage. The Company believes its relationship with its employees to be good.







DIRECTORS AND EXECUTIVE OFFICERS

-------------------------------------------------------------------------------------------------------------
NAME                             AGE       POSITION WITH SHOPPING.COM
-------------------------------------------------------------------------------------------------------------
Frank W. Denny                    63       Chairman
-------------------------------------------------------------------------------------------------------------
John H. Markley                   58       President, Chief Executive Officer and Director
-------------------------------------------------------------------------------------------------------------
Howard S. Schwartz                51       Executive Vice President - Finance and Administration
-------------------------------------------------------------------------------------------------------------
Pat J. Demicco                    33       Executive Vice President - Merchandising
-------------------------------------------------------------------------------------------------------------
Kristine E. Webster               29       Senior Vice President, Chief Financial Officer,  and Secretary
-------------------------------------------------------------------------------------------------------------
Mark S. Winkler                   39       Chief Information and Technology Officer
-------------------------------------------------------------------------------------------------------------
Paul J. Hill                      52       Director
-------------------------------------------------------------------------------------------------------------
Edward F. Bradley                 59       Director
-------------------------------------------------------------------------------------------------------------


FRANK W. DENNY. Mr. Denny joined Shopping.com in April 1998 as its Chairman of the Board. He is also the President and CEO of Group InterCom, an international marketing and consulting group headquartered in San Antonio, Texas, and has served in those offices since 1991. Through its United States and International offices Group InterCom is engaged in the sale, marketing and manufacture of general hard lines retail merchandise. Group InterCom also is a consulting firm specializing in retail concept development and implementation as well as mergers and acquisitions. Prior to this time, Mr. Denny was a founder, Chairman of the Board, President and CEO of Builders Square, one of the largest retail home improvement warehouse operations in the United States. Prior to Builders Square, Mr. Denny was President of W.R. Grace Home Centers, a chain of home centers operating over 300 stores nationally. Mr. Denny was an officer of the Home Center Institute and a charter member of the National Home Center Congress and Exposition. He was also founder of the Do It Yourself Research Institute based in Indianapolis, Indiana.

JOHN H. MARKLEY. In June 1998 Mr. Markley became the Company's President and Chief Executive Officer and a member of its Board of Directors. Mr. Markley devotes substantially all of his business time to the Company. In June 1993, Mr. Markley founded Allwoods Management Group and is currently a principal of Allwoods Management Group which provides management consulting services to businesses, law firms and financial institutions including acquisition analysis, business planning and financial feasibility studies. Since August 1989, Mr. Markley has served and currently serves as the Chairman of the Board and Chief Executive Officer of Pay-N-Pak, a corporation and a home improvement chain with 102 stores in 14 states which had sales of $500 million but is currently a non-operating entity which filed for protection under the Federal Bankruptcy Code (11 USC) in 1991. From 1985 to 1989, Mr. Markley was a managing partner and broker at Re/Max Rivera Realty and Re/Max South County Realtors which had sales in residential and commercial real estate worth $200 million and helped manage six offices and 100 associates. From 1980 to 1985 , Mr. Markley was President of W.R. Grace Western Region Home Center Division. As President of W.R. Grace Western Region Home Center Division, Mr. Markley managed a chain of 94 home improvement stores in six Western states. From 1971 to 1980, Mr. Markley was executive vice-president and general manager of Cashways Building Materials, a chain of 12 home improvement stores with annual sales in excess of $100 million. Prior to 1971, Mr. Markley held other managerial positions with home improvement companies.




HOWARD S. SCHWARTZ. Mr. Schwartz joined the Company in July 1998 as its Executive Vice President of Finance and Administration. Mr. Schwartz brings to the Company more than 15 years of broad-based experience in the retail industry most recently as Managing Director of Marketing Strategies Group, Inc., a company specializing in strategic positioning, brand development, customer acquisition and retention. From November 1993 to August 1996, Mr. Schwartz served as Senior Vice President & Chief Financial Officer of Standard Brands Paint Company, a chain of 100 paint and home decorating stores with annual sales in excess of $200 million, operating in six Western states. From December 1991 to June 1993 Mr. Schwartz was Senior Vice President & Chief Financial Officer of Conran's-habitat, a national chain of upscale home furnishings stores. From July 1983 to December 1991 Mr. Schwartz served as Chief Financial Officer and Vice President of Finance for a national specialty store chain and a regional discount department store chain. From September 1980 to July 1983 Mr. Schwartz was Group Controller of the W.R. Grace Specialty Retail Group, a group of specialty retail companies with over 550 stores nationally and combined annual sales in excess of $1.3 billion. Mr. Schwartz has also worked in executive financial capacities for Revlon, Inc. and U.S. Industries, Inc. Prior to that he was with Ernst & Young, LLP from June 1968 to July 1974. Mr. Schwartz, a Certified Public Accountant, received his Bachelor of Science degree from Long Island University in 1968.


PAT J. DEMICCO. Mr. DeMicco joined the Company in December, 1997 as its Senior Vice President of Merchandising and was promoted to Executive Vice President of Merchandising on November 20, 1998. Mr. DeMicco brings to Shopping.com 12 years of retail merchandising experience. From 1989 to November 1997, Mr. DeMicco held positions of Senior Merchandise and Merchandise Manager at The Home Depot where he was responsible for inventory in excess of one billion dollars and gained extensive knowledge of vendor programs, vendor line assortment mix determination, retail price points, and return on investment goals. Mr. DeMicco's merchandising experience covered both the West Coast and the East Coast and he reported directly to the Executive Senior Vice President. Mr. DeMicco brings a track record of consistently exceeding annual sales forecasts and return on investment goals, the ability to analyze and solve problems in a constantly changing work environment, and a talent for balancing long-range vision with an attention to detail.

KRISTINE E. WEBSTER. Ms. Webster joined the Company in July 1997 as its Senior Vice President, Chief Financial Officer and Secretary. From July 1995 to August 1997, Ms. Webster served as an Assistant Professor of Accounting at La Sierra University, a private four year university and as an adjunct professor at California State University, San Bernardino. From April 1993 to July 1995, Ms. Webster served as the Controller of National Xpress Logistics, a transportation logistics brokerage company and a wholly-owned subsidiary of US Xpress Enterprises, Inc. Prior to that she was with Ernst and Young, LLP form January 1988 to April 1992. From May 1992 to March 1993, she was a consultant and contract professor. In addition, since December 1990, Ms. Webster has owned Plaza travel, a travel agency specializing in group travel. Ms. Webster received her Bachelor of Business Administration degree, summa cum laude, from Loma Linda University in 1989 and her Master of Business Administration degree from La Sierra University in 1991. She is a Certified Public Accountant in the State of California.

MARK S. WINKLER. Mr. Winkler joined the Company in May 1997 as its Chief Information and Technology Officer. From 1978 to April 1997, Mr. Winkler founded and served as Chief Executive Officer of Winkler and Associates, a software consulting company which provided consulting services for various companies including Warner Brothers, IBM, Inc. - Broadcast Solutions Division, Pacificare HMO, American Express Company, Los Angeles Times, Air Freight Forwarding Company, Inc., Jefferies & Company, Inc., Alliance Logistics Resources, Inc., Bank of America State Trust Company, TRW, Inc., and Jet Propulsion Laboratory. Mr. Winkler received his Bachelor of Science degree in Computer Science from the University of California, Santa Barbara in 1981.

PAUL J. HILL. Mr. Hill joined the Company as a member of its Board of Directors in April 1997. He brings over 25 years of experience in managing diversified integrated companies operating in areas such as insurance, real estate, communications, resources and manufacturing. From June 1994 to the present, Mr. Hill has served as Chairman of Crown Life Insurance Company. Mr. Hill has participated as a board member and officer of many public and private companies in both the United States and Canada. From 1978 to the present, Mr. Hill has also been President of Harvard Developments Limited, a diversified company with operations in real estate, broadcasting, manufacturing, oil and gas and insurance. Mr. Hill received a Bachelor of Science and Bachelor of Arts degree from Georgetown University in 1967 and a Master of Business Administration form the University of Western Ontario in 1969.

EDWARD F. BRADLEY. Mr. Bradley joined the Company as a member of its Board of Directors in April 1997. From December 1996 to the present, Mr. Bradley has been President and Chairman of Cannon Industries, Inc., a business development and venture capital firm. Prior to joining Cannon Industries, Inc., from January 1993 to December 1996, Mr. Bradley was the Corporate Director of Quality of Geneva Steel Corp., an integrated steel manufacturer. From 1985 to January 1993, Mr. Bradley carried on a management consulting business. From 1972 to 1985, Mr. Bradley was President of his environmental consulting company with regional offices in New York, Washington, D.C., Chicago, Detroit, and Milwaukee. From October 1997 to the present, Mr. Bradley has been a director of Kyzen Corporation, a company which manufactures and markets chemical cleaning solutions. Mr. Bradley has also functioned as a Special Consultant to the U.S. Environmental Protection Agency in Washington, D.C. Mr. Bradley received a Bachelor of Science degree in Civil Engineering in 1961 and a Master of Science degree in Civil Engineering in 1964 from the University of Notre Dame, and is a Registered Professional Engineer. From 1988 to June 1996, Mr. Bradley was an Adjunct Professor in Engineering Economics at the University of Utah.

EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE

         The following table shows as to the Chief Executive Officer and each employee whose total annual salary and bonus exceeded $100,000 (the "Named Officers").

-----------------------------------------------------------------------------------------------------------------------------------
                            FISCAL                  ANNUAL COMPENSATION                          LONG-TERM               ALL OTHER
                            YEAR                                                            COMPENSATION AWARDS        COMPENSATION
                                        ---------------------------------------------------------------------------
      NAME AND PRINCIPAL    END
           POSITION         1/31
                                        SALARY          BONUS        OTHER ANNUAL       RESTRICTED       NUMBER OF
                                                                     COMPENSATION          STOCK         SECURITIES
                                                                                          AWARDS         UNDERLYING
                                                                                                          OPTIONS
-----------------------------------------------------------------------------------------------------------------------------------
Robert McNulty, CEO (1)     1998     $113,801       $104,105            $ 44,588 (2)               0        25,000           0
-----------------------------------------------------------------------------------------------------------------------------------
Mark S. Winkler,            1998     $133,177              0                               $  75,000             0           0
Chief Information and
Technology Officer
-----------------------------------------------------------------------------------------------------------------------------------
Michael Miramontes,         1998     $116,200              0            $ 11,000 (4)       $ 300,000             0           0
Administration and
Human Resources (3)
-----------------------------------------------------------------------------------------------------------------------------------

 (1)    Resigned June 1, 1998.
 (2)    Includes $14,508 automobile allowance.
 (3)    Resigned June 12, 1998.
 (4)    Automobile allowance.

OPTION GRANTS IN THE LAST FISCAL YEAR

         The following table shows, as to each of the Named Officers, information concerning stock options granted during the fiscal year ended January 31, 1998.


                         Option Grants in Fiscal 1998
                              (Individual Grants)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            POTENTIAL REALIZABLE
                                   NUMBER OF      PERCENT OF TOTAL       EXERCISE                             VALUE AT ASSUMED
      NAME AND PRINCIPAL           SECURITIES      OPTIONS GRANTED       OR BASE        EXPIRATION         ANNUAL RATES OF STOCK
           POSITION                UNDERLYING      TO EMPLOYEES IN        PRICE            DATE            PRICE APPRECIATION FOR
                                    OPTIONS       FISCAL YEAR 1998        ($/SH)                                OPTION TERM
                                                                                                        ---------------------------

                                                                                                             5%            10%
-----------------------------------------------------------------------------------------------------------------------------------
Robert McNulty, CEO (1)              25,000              15.9%             3.00         July 16, 2002       $20,721       $45,788
-----------------------------------------------------------------------------------------------------------------------------------
Mark S. Winkler,                          0              ---               ---              ---
Chief Information and
Technology Officer
-----------------------------------------------------------------------------------------------------------------------------------
Michael Miramontes,                       0              ---               ---              ---
Administration and
Human Resources (2)
-----------------------------------------------------------------------------------------------------------------------------------

       (1)  Resigned June 1, 1998.
       (2)  Resigned June 12, 1998.

OPTION EXERCISES AND HOLDINGS

         The following table sets forth, for each of the Named Officers, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of January 31, 1998. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Shopping.com's Common Stock as of January 31, 1998. No options were exercised by any Named Officer in fiscal 1998.

-----------------------------------------------------------------------------------------------------------------------------
                                                     NUMBER OF SECURITIES                       VALUE OF UNEXERCISED
        NAME AND PRINCIPAL POSITION                 UNDERLYING UNEXERCISED                    IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT FISCAL YEAR END                     FISCAL YEAR END /(1)/
                                            ---------------------------------------------------------------------------------
                                                EXERCISABLE       UNEXERCISABLE          EXERCISABLE         UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
Robert McNulty, CEO /(2)/                             25,000                  0            $  293,750                    0
-----------------------------------------------------------------------------------------------------------------------------
Mark S. Winkler, Chief Information                         0                  0                     0                    0
and Technology Officer
-----------------------------------------------------------------------------------------------------------------------------
Michael Miramontes,                                        0                  0                     0                    0
Administration and
Human Resources /(3)/
-----------------------------------------------------------------------------------------------------------------------------

/(1)/ Market value of underlying securities based on the closing price of Shopping.com's Common Stock on January 30, 1998 (the last trading day of fiscal 1998) of $14.75 minus the exercise price.
/(2)/  Resigned June 1, 1998.
/(3)/  Resigned June 12, 1998.

DIRECTOR COMPENSATION

      Each of the Company's directors in fiscal 1998 were granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. Two such directors, Bill Gross and Robert McNulty, have since left the board and were replaced by Frank Denny and John Markley.

EMPLOYMENT AGREEMENTS

      The Company has entered into a written employment agreement with Mr. Winkler for one year ending May 20, 1998 which was subsequently renewed for one year pursuant to an automatic renewal provision therein. Under his employment agreement, Mr. Winkler may only be terminated for cause. Mr. Winkler's agreement provides for base annual salary of $200,000.

      The Company entered into an employment agreement with John H. Markley, the President and Chief Executive Officer of the Company, on June 1, 1998 through May 31, 2001. The agreement renews for one year terms unless either party terminates the agreement. Either party may terminate the agreement for cause. Mr. Markley's base compensation will escalate from $175,110 to $300,040 during the initial three years. Mr. Markley will also receive an automobile allowance of $1,000 per month and a 12-month housing allowance of $1,500 per month.




      The Company entered into a three-year employment agreement with Howard S. Schwartz, an Executive Vice President of the Company, on August 1, 1998. The term will renew year to year unless terminated by either party. Either party may terminate for cause. Mr. Schwartz's base compensation will escalate from $140,010 to $219,986 over the three-year base period.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of October 31, 1998 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, (ii) each director and each nominee for director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all directors and executive officers of the Company as a group.

----------------------------------------------------------------------------------------------------------------
                NAME AND ADDRESS (1)                         NUMBER OF SHARES           PERCENTAGE OF TOTAL
----------------------------------------------------------------------------------------------------------------
Robert J. McNulty (2)                                              1,556,500                 31.8%
2401 Bayshore Drive
Newport Beach, California
----------------------------------------------------------------------------------------------------------------
Mark S. Winkler                                                       25,000                 *
27863 Longhill Drive
Rancho Palos Verdes, California
----------------------------------------------------------------------------------------------------------------
Douglas A. Hay (3)                                                   220,000                  4.8%
4630 East Sunnyside Lane
Phoenix, Arizona
----------------------------------------------------------------------------------------------------------------
Paul J. Hill (4)                                                     404,751                  9.0%
2000-1874 Scarth Street
Regina, Saskatchewan
Canada
----------------------------------------------------------------------------------------------------------------
Edward F. Bradley (5)                                                304,750                  6.8%
1515 N. 600 E.
Mapleton, Utah
----------------------------------------------------------------------------------------------------------------
Kristine E. Webster (6)                                               45,000                  1.0%
25510 Buckly
Murrieta, CA 92563
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                NAME AND ADDRESS (1)                         NUMBER OF SHARES           PERCENTAGE OF TOTAL
----------------------------------------------------------------------------------------------------------------
idealab! (7)                                                         787,500                 17.1%
130 West Union Street
Pasadena, CA 91103
----------------------------------------------------------------------------------------------------------------
Cyber Depot, Inc. (8)                                                350,000                  7.8%
3334 E. Coast Highway, #306
Corona del Mar, CA 92625
----------------------------------------------------------------------------------------------------------------
Edward F. Harris (9)                                                 326,431                 7.41%
P.O. Box 593
Glenbrook, Nevada
----------------------------------------------------------------------------------------------------------------
William D. Long (10)                                                 321,301                  7.3%
P.O. Box 522
Glenbrook, Nevada
----------------------------------------------------------------------------------------------------------------
John H. Markley (11)                                                 454,750                  9.8%
120 Eastlake Drive
Palm Springs, CA 92264
----------------------------------------------------------------------------------------------------------------
Frank W. Denny (12)                                                  604,750                 13.5%
8221 Pimlico
Boerne, Texas
----------------------------------------------------------------------------------------------------------------
Howard S. Schwartz                                                         0                    *
1701 South El Molino Avenue
San Marino, CA 91108
----------------------------------------------------------------------------------------------------------------
All directors and executive officers as a                          1,839,001                41.75%
group (eight persons)
----------------------------------------------------------------------------------------------------------------


* Less than 1% of the total.

         (1) Except as otherwise indicated below, the persons whose names appear in the table above have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them subject to community property laws, where applicable.

         (2) Includes 250,000 shares and options to purchase 100,000 shares of Common Stock of an exercise price of $21.25 per share owned by Cyber Depot, Inc. Mr. McNulty is the principal shareholder of Cyber Depot, Inc. Also included are warrants to purchase 187,500 shares of Common Stock at an exercise price of $3.00 per share, options to purchase 25,000 shares of Common Stock at an exercise price of $3.00 per share, options to purchase 25,000 shares of Common Stock at an exercise price of $14.25 per share and options to purchase 150,000 shares at $16.00 per share held by Mr. McNulty. In addition, Mr. McNulty terminated his voting power for 35,000 shares of Common Stock held by other shareholders which were previously included in Mr. McNulty's beneficial ownership. Mr. McNulty gave voting power for 204,750 shares of Common Stock each to Douglas Hay, Edward Bradley, Paul Hill and John Markley which have been included in Mr. McNulty's beneficial ownership. In addition, Cyber

Depot, Inc. gave voting power for 250,000 shares of Common Stock to Frank Denny which have been included in Mr. McNulty's beneficial ownership.

         (3) Includes options to purchase 25,000 shares of Common Stock at an exercise price of $3.00 per share, options to purchase 25,000 shares at $14.25, 50,000 shares at $16.00 and 50,000 shares at $21.00. Reflects the proxy for 204,750 shares granted by Mr. McNulty subsequently granted to Frank Denny. As of September 30, 1998, Mr. Hay resigned as a Director and as Executive Vice President of the Company.

         (4) Includes 66,667 shares of Common Stock, warrants to purchase 33,334 shares of Common Stock at an exercise price of $3.00 per share, options to purchase 25,000 shares of Common Stock at an exercise price of $14.25 per share and options to purchase 50,000 shares at $16.00 per share held by Kipling Isle, Ltd., a corporation controlled by Paul J. Hill. Includes an option to purchase 25,000 shares held by Paul J. Hill at $3.00. Includes the proxy for 204,750 granted by Mr. McNulty to by Paul J. Hill.

         (5) Includes options to purchase 25,000 shares of Common Stock at an exercise price of $3.00 per share, option to purchase 25,000 shares at $14.25, and option to purchase 50,000 shares at $16.00. Includes the proxy for 204,750 shares granted by Mr. McNulty.

         (6) Includes warrants to purchase 4,166 shares of Common Stock at an exercise price of $3.00 per share and options to purchase 12,500 shares of Common Stock at an exercise price of $3.00 per share.

         (7) Includes warrants to purchase 187,500 shares of Common Stock at an exercise price of $3.00 per share. As of March 24, 1998, Bill Gross, a director of Bill Gross' idealab!, ceased to be a director of the Company. Bill Gross individually has an option to purchase 25,000 shares of Common Stock at an exercise price of $3.00 per share and an option to purchase 25,000 shares at $14.25.

         (8) Includes warrants to purchase 187,500 shares of Common Stock at an exercise price of $3.00 per share and options to purchase 100,000 shares at $21.00. Cyber Depot, Inc. gave voting power to 250,000 shares to Frank Denny which have been included in Cyber Depot Inc.'s beneficial ownership.

         (9) Includes 16,795 shares of Common Stock held by The Harris Assets Revocable Trust, 59,823 shares of Common Stock held by Ed Harris Rollover IRA, 220,000 shares of Common Stock held by the Harris Family Trust and 29,813 shares of Common Stock held by The Harris Family Charitable Remainder Unitrust as reported by the shareholder as of January 31, 1998.

         (10) Includes 192,000 shares of Common Stock held by William D. Long & Kay K. Long TTEES UTD 12/31/86 FBO The Long Family Trust and 11,000 shares of Common Stock held by William D. Long, Ken Thomson and Edward Harris TTEES: BEK Investment Trust, UTD 2/16/94 as reported by the shareholder as of January 31, 1998.

         (11) Includes options to purchase 150,000 shares of Common Stock at an exercise price of $16.00 per share and options to purchase 100,000 shares at $21.00. Includes the proxy for 204,750 granted by Mr. McNulty.

         (12) Includes options to purchase 100,000 shares at $16.00 and options to purchase 50,000 shares at $21.00. Includes the proxy for 250,000 granted by Cyber Depot, Inc. Includes the proxy for 204,750 shares granted by Mr. McNulty to Doug Hay which was subsequently granted by Mr. Hay to Frank Denny.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         In April 1997, in a private placement, the Company sold 500,000 shares of its Series A Preferred Stock at a price of $0.40 per share and 100,000 shares of its Common Stock at $0.02 per share to idealab!, a corporation of which Bill Gross, a former director of the Company, is a director. In connection therewith, idealab! was issued five year warrants to purchase 187,500 shares of Common Stock with an exercise price of $3.00 per share, as well as registration rights providing for one demand and unlimited piggy-back registration rights.

         In May 1997, the Company sold 66,667 shares of its Series B Preferred Stock in a private placement at a price of $3.00 per share to Kipling Isle, Ltd., a company controlled by Paul J. Hill, a Director of the Company. In connection therewith, Kipling Isle, Ltd. was issued five year warrants to purchase 33,333 shares of Common Stock with an exercise price of $3.00 per share, as well as registration rights providing for one demand and unlimited piggy-back registration rights.

         In May 1997, the Company sold 100,000 shares of Series B Preferred Stock in a private placement at a price of $3.00 per share to Christopher B. Cannon who controls Cannon Industries, Inc., in which Edward Bradley, a Director of the Company, is an executive officer. Mr. Cannon was issued five year warrants to purchase 50,000 shares of Common Stock with an exercise price of $3.00, as well as registration rights providing for one demand and unlimited piggy-back registration rights.

         In June 1997, the Company, through idealab!, purchased its domain name, Shopping.com, from Magdalena Yesil. As consideration, Ms. Yesil received 30,000 shares of the common stock of idealab!, 30,000 shares of Common Stock of the Company and $30,000 from the Company.

         In August 1997, the Company sold 8,333 shares of its Series B Preferred Stock in a private placement at a price of $3.00 per share to Ms. Webster, the Company's Chief Financial Officer and Secretary. In connection therewith, Ms. Webster was issued five year warrants to purchase 4,166 shares of Common Stock with an exercise price of $3.00 per share, as well as registration rights providing for one demand and unlimited piggy-back registration rights.

         On August 19, 1997, Shopping.com signed an agreement with CitySearch, a market innovator in providing community-based online information services for the Web, to provide necessary back office transactions support for CitySearch's new electronic commerce pilot program. According to the agreement, Shopping.com will provide "shopping cart" tools, customer credit authentication and verification, coordination with the merchant that an order has been placed, communication with the customer when the order will be shipped, collection of payment from the user and disbursement of payments to the merchant. CitySearch plans to develop, manage, and monitor the electronic commerce program, select customers for participation in the pilot program, as well as market the program through its Austin CitySearch Web site. The pilot program will be launched in early September and will run for a minimum of two months. In October 1995, Mr. Gross, a former director of the Company, co-founded City-Search, a web-based city directory which operates in eight cities, and has served on its Board since such time.

         In connection with its underwriting agreement, the Company paid Waldron, the Company's lead underwriter in its initial public offering ("IPO"), commissions and an allowance for expenses in the amount of 10% and 3%, respectively, of the gross proceeds of the IPO and granted Waldron 122,000 warrants to purchase common stock at an exercise price of $14.40 per share. Additionally, the Company had product sales to Waldron of approximately $342,000 during the year ended January 31, 1998.

         During the year ended January 31, 1998, the Company obtained short-term non-interest bearing promissory Notes in the amount of $305,000 from affiliates of Waldron, which were fully repaid subsequent to the IPO.

         The Company made advances to Robert McNulty of approximately $156,000, which were repaid during the year ended January 31, 1998. Approximately $98,000 of such repayments were made by Cyber Depot. In addition, during the year ended January 31, 1998, the Company made advances of $16,000 to Cyber Depot which were fully repaid during the year.

         The Company retained the services of certain consultants, which were also shareholders. Consulting expenses amounted to approximately $50,900 of which $28,390 was unpaid as of April 30, 1998.

         In February 1998, each of the Company's directors were granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $14.25 per share, for a total amount of 125,000 stock options granted. Certain of these options were granted to Kipling Isle, Ltd., a corporation controlled by Mr. Paul J. Hill, a director.

         In April 1998, Mr. Frank Denny joined the Board of Directors as Chairman of the Board to replace Bill Gross. In May, 1998, Mr. Denny was granted options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $16.00 and 50,000 shares of Common Stock at an exercise price of the closing price of the Company's Common Stock on the effective date of grant ($21.00). The effective date of grant was June 1, 1998.

         In May 1998, Mr. Douglas Hay, a director and Executive Vice President of the Company, was granted options to purchase 50,000 shares of the Company's Common Stock at $16.00 per share and 50,000 shares of Common Stock at an exercise price of the closing price of the Company's Common Stock on the effective date of grant ($21.00). The effective date of grant was June 1, 1998.

         In May 1998, Mr. Edward Bradley, a director of the Company, was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $16.00. The effective date of grant was June 1, 1998.

         In May 1998, Kipling Isle, Ltd., a corporation controlled by Paul J. Hill, a director, was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $16.00. The effective date of grant was June 1, 1998.

         In June 1998, Mr. John Markley became a director and was named the Company's President and CEO following Mr. Robert McNulty's departure on June 1, 1998. Mr. Markley was granted options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $16.00 and 100,000 shares of Common Stock at an exercise price of the closing price of the Company's Common Stock on the effective date of grant ($21.00). The effective date of grant was June 1, 1998.

         On April 1, 1998 the Company entered into a two-year consulting agreement (the "Agreement") with Stilden Co., Inc., a Texas Corporation ("Stilden") to provide general consulting services relating to operation, promotion and financing of the Company. Pursuant to the Agreement, Stilden will receive $7,000 per month, reimbursement for business expenses and a housing allowance of $1,600 per month for a period of twelve months. Mr. Denny, a director of the Company, is the president, principal shareholder and a director of Stilden.

         On June 1, 1998, the Company entered into a three-year Consulting Agreement with Cyber Depot (the "Cyber Depot Agreement"). Pursuant to the Cyber Depot Agreement, Cyber Depot will receive $21,500 per month and options to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing market price of the Company's Common Stock on June 1, 1998 ($21.00). Mr. McNulty, a former officer and director of the Company, is the principal shareholder of Cyber Depot.

         As a result of the issuance of the below-market stock options including those described above and issued during the fiscal year ended January 31, 1998, the Company recorded a compensation change of approximately $2,800,000 during the three months ending July 31, 1998.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained on an arms-length basis from unaffiliated third parties. The Company has adopted a policy pursuant to which all transactions (including, without limitation, the borrowing of money) between the Company and its officers, directors and affiliates will be on terms no less favorable for the Company than could be obtained on an arms-length basis from unrelated third parties and will be approved by a majority of the independent and disinterested members of the Company's Board of Directors.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification Matters
---------------------------------------------------

         The Company has adopted provisions in Article IV of its Articles of Incorporation that limit the liability of its directors for monetary damages to the fullest extent permissible under California law. California law provides that a corporation's articles of incorporation may contain provisions eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability
(1) for acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (2) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (3) for any transaction from which the director derived an improper personal benefit, (4) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was or should have been aware would pose a risk of serious injury to the corporation or its shareholders, (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (6) for any transaction between the corporation and the director or between the corporation and another corporation having interrelated directors as provided in Section 310 of the California Corporations Code ("Cal. Corp. Code"), or (7) for any distribution, loan or guarantee as provided in Section 316 of the Cal. Corp. Code.

         Section 317 of the Cal. Corp. Code provides that a corporation shall have the power to indemnify any director, officer, employee or other agent of the corporation against expenses (including attorney's fees and expenses establishing a right to indemnification under this Section), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

         Article VIII of the Company's Bylaws provides that the Company shall, to the maximum extent and in the manner permitted by the Cal. Corp. Code, indemnify any person (or estate of any person) who was or is a party, or is threatened to be made a party, in any proceeding (including any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative or investigative) by reason of the fact that such person (1) is or was a director or officer of the corporation or a predecessor corporation, or
(2) is or was an agent other than a director or officer of the corporation or a predecessor corporation who, at the time, is or was also serving as a director or officer of the corporation or a predecessor corporation. To the fullest extent permitted by California law, indemnification under Article VIII includes expenses incurred for attorney's fees and for establishing a right to indemnification under the Company's Bylaws. In addition, in the manner and to the fullest extent permitted by California law, any such expenses shall be paid by the corporation in advance of the final disposition of such proceedings.

         Company has entered into indemnification agreements with certain of its executive officers and directors. The Company's indemnification agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as executive officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

           The following are all securities sold by Registrant within the past three (3) years without registering the securities under the Securities Act/1/:

               DATE                      TITLE                  AMOUNT
(1)      (a)   March 1997-June 1997      Common Stock           1,282,500 Shares

         (b) There were no underwriters used in connection with this offering. 1,150,000 shares of Common Stock were offered and sold to Robert J. McNulty, CEO of the Registrant. Subsequently, Mr. McNulty gifted an aggregate of 325,000 of such shares to various employees of the Company for no consideration. In addition, the Company offered and sold shares of Common Stock to idealab!, a company controlled by Bill Gross, a former director of Registrant (100,000 shares); Alvin S. Morrow, (2,500 shares); and 30,000 shares to an independent consultant who provided the Registrant's web site address; all of whom were accredited investors and residents of the State of California.

         (c) The securities were sold for two cents ($.02) per share except for the 30,000 shares issued to an independent consultant which were valued at $.20 per share for an aggregate consideration of $30,650.

         (d) The issuer relied on Section 4(2) and 3(a)(11) of the Securities Act of 1933, as amended.

         (e)   Not Applicable.

               DATE                      TITLE                          AMOUNT
(2)      (a)   March 1997-April 1997     Series A Preferred Stock       750,000 Shares
                                         Warrants for                   375,000 Warrants
                                         Common Stock

____________

1/ All share amounts and related information reflect a one-for-two reverse stock split effective upon the effective date of the Company's initial public offering. The warrants to purchase 122,500 shares of the Company's Common Stock issued to Waldron & Co., Inc. as the Underwriters' Representative are not included because such warrants were registered in connection with the Company's initial public offering. As of July 31, 1998, the Company had issued 1,186,000 options, largely to employees, officers and directors.

         (b) There were no underwriters used in connection with this offering. The securities were offered and sold only to two accredited investors, Cyber Depot, Inc., a corporation controlled by Robert J. McNulty, President and CEO of the issuer, and idealab! a corporation controlled by Bill Gross, a director of Registrant. One Warrant was issued for each two shares.

         (c) The securities were sold for forty cents ($.40) per share of Series A Stock.

         (d) The issuer relied on Rule 506 under Regulation D based on the fact that all offerees were accredited investors under Rule 501.

         (e) The Warrants are convertible into one share of the Company's Common Stock at an exercise price of $3.00 per share. The Warrants expire five years from the date of issuance.

               DATE                      TITLE                               AMOUNT
(3)      (a)   April 1997                Series B Preferred Stock            536,500 Shares
               -September 1997           Warrants for Common Stock           268,250 Warrants

         (b) There were no underwriters used in connection with 536,500 shares of this offering. Waldron & Co., Inc. acted as placement agents for 200,000 shares of this offering and received fees of $78,000. The securities were offered and sold only to accredited investors. One Warrant was issued for each two shares of Series B Stock.

         (c) The securities were sold for Three Dollars ($3.00) per share for an aggregate consideration of $1,609,500. The Warrants are exercisable for five years for the purchase of one share of Common Stock at a strike price of $3.00.

         (d) The issuer relied on Rule 506 under Regulation D based on the fact that all offerees were accredited investors under Rule 501.

         (e)   Not applicable.

               DATE                      TITLE                    AMOUNT
(4)      (a)   June 1997-Sept. 1997      Promissory Notes         $1,150,000
                                         Warrants for                382,950 Warrants
                                         Common Stock

         (b) No underwriters were used in connection with $50,000 principal amount of such Notes. Waldron & Co., Inc., acted as placement agents in connection with the placement of the $1,100,000 principal amount of such Notes, and received fees of $143,000. The securities were offered and sold only to qualified and accredited investors. 333 Warrants were issued for each $1,000 in principal amount of such Notes.

         (c) The Notes were sold for an aggregate consideration of $1,150,000. The accompanying Warrants are exercisable for five years for the purchase of one share of Common Stock at an exercise price of $6.00 per share.

         (d) The issuer relied on Rule 506 under Regulation D based on the fact that all offerees were accredited investors under Rule 501.

         (e) The Warrants are exercisable for five years for the purchase of one share of Common Stock at an exercise price of $6.00 per share. In May 1998, 16,650 Warrants were exercised in a "cashless" exercise and 13,295 shares of the Company's Common Stock were issued.

               DATE                TITLE                 AMOUNT
(5)      (a)   April 1997          Common Stock          8,000 Shares

         (b) There were no underwriters used in connection with this private placement. The securities were offered and sold to Typhoon Capital Consultants, LLC in exchange for consulting services.

         (c) The securities were valued at $6.00 per share and were exchanged for business consulting services, for an aggregate consideration valued at $48,000.

         (d) The issuer relied on Section 4(2) of the Securities Act of 1933, as amended.

         (e)   Not applicable.

               DATE                 TITLE                      AMOUNT
(6)      (a)   September 1997       Common Stock                125,000 Shares
                                    Promissory Note            $600,000
                                    Warrants for                199,800 Shares
                                    Common Stock

         (b) Waldron & Co., Inc. acted as placement agent in connection with this private placement and was paid $78,000 in fees therefor. The securities were issued to En Pointe Technologies, Inc., an accredited investor.

         (c) The Common Stock was valued at $6.00 per share and was issued as consideration for a 5 year license to the Company to use En Pointe's EPIC software. The Notes were issued at face value for a $600,000 loan to the Company. 333 Warrants were issued for each $1,000 principal amount of the Note. The Warrants are exercisable for five years for the purchase of one share of stock at a strike price of $4.50 per share.

         (d) The issuer relied on Rule 506 under Regulation D based on the fact that En Pointe is an accredited investor.

         (e) The Warrants are exercisable for five years for the purchase of one share of stock at a strike price of $4.50 per share.

               DATE                TITLE                AMOUNT
(7)      (a)   February 1998       Common Stock         47,059 Shares

         (b) There were no underwriters used in connection with this offering. The shares were offered pursuant to a Subscription Agreement between the Company and Premiere Radio Network, Inc., a Delaware corporation ("PRN"), dated February 19, 1998.

         (c) PRN agreed to purchase the shares in consideration of radio advertising valued at $1,000,000.

         (d) The Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under the Securities Act of 1933, as amended.

         (e) In the event that the average closing price of the Company's Common Stock for the ten days prior to February 19, 1999 is less than $21.25 per share, the Company will issue to PRN up to 52,941 additional shares.

               DATE                  TITLE                    AMOUNT
(8)      (a)   May 1998              Warrants for                132,500 Shares
                                     Common Stock
                                     Promissory Notes         $1,325,000

         (b) Waldron & Co., Inc. acted as placement agent in connection with this private placement and was paid 7% of the total amount raised plus an expense allowance of 3%.

         (c) The shares were offered pursuant to Subscription Agreements, Promissory Notes and Warrant Agreements between the Company and individual investors, each dated May 15, 1998 (except Mr. Kern's dated June 8, 1998). Pursuant to the Subscription Agreements, each investor purchased units consisting of a promissory Note in the principal amount of $25,000 bearing interest at an annual rate of 10% interest and principal payable November 15, 1998 and warrants to purchase 2,500 shares of the Company's Common Stock at an exercise price of $14.00 per share. The units were sold to Ray Fisk (two units), Mike Weikamp (four units), Jon Aubry (twenty units), William Schweitzer (two units), Zahra Khiaban (three units), Carlos Beharie (sixteen units), Tony Nikolich (two units) and Daniel E. Kern (four units). A total consideration of $1,325,000 was paid in this offering.

         (d) The Company relied on Section 4(2) and Regulation D Rule 505 promulgated by the Securities and Exchange Commission as the exemption from registration. The investors were all accredited investors.

               DATE                      TITLE                 AMOUNT
(9)      (a)   June and July 1998        8% Convertible         $5,000,000
                                         Debentures Due        ($  750,000 subject
                                         in 2 years            to conditions)

                                         Warrants for          1 share for every
                                         Common Stock          2 shares issued upon
                                                               conversion of the
                                                               Debenture

         (b) Trautman, Kramer & Company, Incorporated acted as placement agent in connection with this private placement, receiving 9% of the net proceeds. In addition, Waldron received 1% of the net proceeds of the first tranche. The Debentures in the amount of $500,000 were sold to each of four Investors listed in "Selling Stockholders." Six Investors purchased Debentures in the amount of $375,000, and the remaining $125,000 of the Debentures for such Investors is subject to conditions related to this Registration Statement. Subject to certain restrictions on the ability of the holders of the Debentures to convert, the Debentures are convertible into shares of the Company's Common Stock at a conversion price for each share of Common Stock equal to the lower of (i) the lowest market price for any three trading days selected by the Debenture holder from the thirty trading days prior to the conversion, or (ii) $16.00.

         (c) The total consideration was $5,000,000, subject to funding of the last $750,000..

         (d) The issuer relied on Section 4(2) and Regulation D Rule 506 promulgated by the securities and Exchange Commission as the exemption from registration. Each investor was an accredited investor.

               DATE                   TITLE                      AMOUNT
(10)     (a)   June 1998              Warrants for Common        300,000 Shares
                                      Stock

         (b) There were no underwriters used in connection with this offering. The warrants were issued to Ladenberg Thalmann & Co., Inc. pursuant to the Company's retainer of Ladenberg as its investment banker and financial advisor. The warrants are exercisable after December 15, 1998 until June 15, 2003 at $21.92 per share.

         (c) The warrants were issued to Ladenberg Thalmann & Co., Inc. pursuant to the Company's retainer of Ladenberg as its investment banker and financial advisor.

         (d) The Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under the Act.

         (e) The warrants are exercisable after December 15, 1998 until June 15, 2003 at $21.92 per share.

               DATE               TITLE                      AMOUNT
(11)     (a)   June 1998          Warrants for Common        33,000 Shares
                                  Stock

         (b) There were no underwriters in connection with this offering. The placement agent for the private placement of the 8% Convertible Debentures and its affiliates were issued the warrants.

         (c) The warrants were issued as consideration for the placement agent's services.

         (d) The Company relied on Section 4(2) of the Securities Act of 1993, as amended, and Regulation D promulgated under the Act.

         (e) The warrants are exercisable at $24.00 per share until June 30, 2003.

               DATE                TITLE                      AMOUNT
(12)     (a)   July 1998           Common Stock               7,500 Shares
                                   Warrants for Common        20,000 Shares
                                   Stock

         (b) There were no underwriters in connection with this offering. The placement agent for the private placement of the 8% Convertible Debentures and its affiliates were issued the warrants.

         (c) The Common Stock and warrants were issued as consideration for the placement agent's services and for waiver of certain of its contractual rights.

         (d) The Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under the Act.

         (e) The warrants are exercisable at $16.00 per share until July 31, 2003.

               DATE                 TITLE                      AMOUNT
(13)     (a)   August 1998          Warrants for Common        2,936
                                    Stock

         (b) There were no underwriters in connection with this offering. The warrants were issued to companies providing equipment leasing facilities to the Company.

         (c) The consideration was the provision of computer equipment leasing.

         (d) The Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under the Act.

         (e) 1,079 shares are exercisable at $22.25 until February 2, 2000. 1,857 shares are exercisable at $14.75 until December 18, 1999.

                  DATE                TITLE                      AMOUNT
(14)     (a)      August 1998         Warrants for
                                      Common Stock                 60,000 shares
                                      Convertible
                                      Promissory Note            $500,000

         (b) Waldron & Co., Inc. acted as placement agent in connection with this private placement and received 10% of the total amount raised, $50,000, and warrants to purchase 10,000 shares of Common Stock. The securities were sold to an accredited investor.

         (c) The shares were offered pursuant to a Subscription Agreement and Convertible Promissory Note dated August 25, 1998 and Warrant Agreement dated as of August 20, 1998. Pursuant to the Subscription Agreement, the investor purchased 20 units consisting of a promissory note in the principal amount of $25,000 and warrants to purchase 2,500 shares of the Company's Common Stock at an exercise price of $10.00 per share. The Convertible Promissory Note bears interest at an annual rate of 8% and the principal amount, plus any accrued interest, is payable six months from the date of the note. The promissory note may be converted at the option of the investor into a number of shares of Common Stock equal to the quotient of the principal amount divided by the Conversion Price. The initial Conversion Price is $10.00 per share.

         (d) The Company relied on Section 4(2) of the Securities Act of 1933, as amended, as the exemption from registration.

         (e) The warrants issued to Waldron & Co., Inc. are exercisable for $10.00 per share and have all the rights and privileges received by the investor. The all warrants issued in the offering expire August 20, 2001.

               DATE                  TITLE                  AMOUNT
(15)     (a)   August 1998           Common Stock               Shares

         (b) There were no underwriters used in connection with this offering. The shares were offered pursuant to a Subscription Agreement between the Company and Premiere Radio Network, Inc., a Delaware corporation ("PRN"), dated August 12, 1998.

         (c) PRN agreed to purchase the shares in consideration of radio advertising valued at $1,000,000.

         (d) The Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under the Securities Act of 1933, as amended.

         (e) In the event that the average closing price of the Company's Common Stock for the ten days prior to August 12, 1999 is less than $15.00 per share, the Company will issue to PRN up to 133,333 additional shares.

               DATE                      TITLE                  AMOUNT
(16)     (a)   September 1998            Warrants for           10,000 Shares
                                         Common Stock

         (b) There were no underwriters in connection with that offering. The warrants were issued to a consultant retained to assist the Company in securing additional capital.

         (c)   The consideration was the provision of consulting services.

         (d) The Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under the Act.

         (e) The warrants are exercisable at $2.00 per share until October 1, 2003.

               DATE                      TITLE                  AMOUNT
(17)     (a)   September 1998            Common Stock           255,474 Shares

         (b) There were no underwritings in connection with that offering.

         (c) The consideration was conversion of $350,000 of debt owed to Robert McNulty at a price of $1.37 per share.

         (d) The Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under the Act.

               DATE                  TITLE                      AMOUNT
(18)     (a)   October and           Warrants for Common        300,000 Shares
               November 1998         Stock

         (b) There were no underwriters in connection with this offering. The placement agent for the private placement of the 8% Convertible Debentures and its affiliates and designees were issued the warrants.

         (c) The warrants were issued as consideration for the placement agent's services.

         (d) The Company relied on Section 4(2) of the Securities Act of 1993, as amended, and Regulation D promulgated under the Act.

         (e) The warrants are exercisable at $2.00 per share for five years from their issuance.

               DATE                  TITLE                      AMOUNT
(19)     (a)   November 1998         Promissory Note            $300,000
                                     Warrants for                 30,000 Shares
                                     Common Stock

         (b) There were no underwriters used in connection with this offering. The securities were issued to USFI Holdings, Inc. in connection with partial repayment of a loan to the Company. Robert McNulty, the former Chief Executive Officer of the Company, is a director of the note holder.

         (c) The Note was issued at face value for the outstanding balance of a loan to the Company. One warrant was issued for each $10 principal amount of the Note.

         (d) The issuer relied on Section 4(2) of the Securities Act of 1933, as amended.

         (e) The Warrants are exercisable for five years for the purchase of one share of stock at a strike price of $1.65 per share.

                                  SHOPPING.COM
                              FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED
                         JANUARY 31, 1998 AND 1997 AND
                            FOR THE SIX MONTHS ENDED
                       JULY 31, 1998 AND 1997 (UNAUDITED)

                                                                    SHOPPING.COM
                                                                        CONTENTS
                                                                January 31, 1998

================================================================================

                                                                        Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                       F-1

FINANCIAL STATEMENTS

  Balance Sheets                                                      F-2 - F-3

  Statements of Operations                                               F-4

  Statements of Shareholders' Equity                                  F-5 - F-6

  Statements of Cash Flows                                            F-7 - F-9

  Notes to Financial Statements                                      F-10 - F-36

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
Shopping.com

We have audited the accompanying balance sheet of Shopping.com as of January 31, 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shopping.com as of January 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $5,522,029, had negative cash flows from operations for the year ended January 31, 1998, and is involved in certain class action lawsuits. These factors, among others, as discussed in Note 1 and Note 10 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 21, 1998

                                                                    SHOPPING.COM
                                                                  BALANCE SHEETS
                                                   January 31, 1998 and 1997 and
                                                                   July 31, 1998

================================================================================

                                     ASSETS

                                                              January 31,
                                                         ---------------------     July 31,
                                                            1998        1997        1998
                                                         -----------   -------   -----------
                                                                                 (unaudited)
Current assets
 Cash and cash equivalents                                $4,829,180   $    63   $1,035,699
 Accounts receivable, net of allowance for doubtful
  accounts of $10,000, $0, and $60,600 (unaudited)            97,384         -       72,570
 Other receivables                                            17,557         -       10,482
 Stock subscription receivable                                     -    23,000            -
 Prepaid advertising and other prepaid expenses              666,021         -       95,928
 Inventories                                                       -         -       45,580
 Current portion of loan origination fees                          -         -    1,727,708
                                                          ----------   -------   ----------

  Total current assets                                     5,610,142    23,063    2,987,967

Furniture and equipment, net                               2,634,849    12,165    2,945,055
Deposits                                                     167,175         -      322,800
Other assets                                                  32,566     3,956       29,534
Loan origination fees, net of current portion                      -         -      315,489
                                                          ----------   -------   ----------

      Total assets                                        $8,444,732   $39,184   $6,600,845
                                                          ==========   =======   ==========

   The accompanying notes are an integral part of these financial statements.

                                                                    SHOPPING.COM
                                                      BALANCE SHEETS (Continued)
                                                   January 31, 1998 and 1997 and
                                                                   July 31, 1998

================================================================================


                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

                                                                 January 31,
                                                          ------------------------      July 31,
                                                              1998          1997          1998
                                                          -----------    ---------    ------------
                                                                                       (unaudited)
Current liabilities
 Current portion of capital lease obligations             $   207,589    $       -    $    204,368
 Accounts payable                                             849,714       35,986       1,415,518
 Subordinated notes payable - related parties                       -       50,000       1,325,000
 Accrued legal and related costs                              436,035            -         323,535
 Accrued termination and severance - related parties                -            -         560,000
 Other accrued liabilities                                    139,029       31,845         274,614
                                                          -----------    ---------    ------------

  Total current liabilities                                 1,632,367      117,831       4,103,035

Capital lease obligations, net of current portion             232,129            -         216,734
8% Convertible Debentures                                           -            -       2,500,000
                                                          -----------    ---------    ------------

   Total liabilities                                        1,864,496      117,831       6,819,769
                                                          -----------    ---------    ------------

Commitments and contingencies

Shareholders' equity (deficit)
 Preferred stock, no par value
  5,000,000 shares authorized
  0 shares issued and outstanding                                   -            -               -
 Common stock, no par value
  20,000,000 shares authorized
  4,002,000, 1,152,500, and 4,069,854 (unaudited)
   shares issued and outstanding                           12,303,962       23,050      18,795,749
 Additional paid-in capital                                         -      100,000               -
 Accumulated deficit                                       (5,723,726)    (201,697)    (19,014,673)
                                                          -----------    ---------    ------------

     Total shareholders' equity (deficit)                   6,580,236      (78,647)       (218,924)
                                                          -----------    ---------    ------------

      Total liabilities and shareholders' equity
       (deficit)                                          $ 8,444,732    $  39,184    $  6,600,845
                                                          ===========    =========    ============


  The accompanying notes are an integral part of these financial statements.

                                                                    SHOPPING.COM
                                                        STATEMENTS OF OPERATIONS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)

================================================================================



                                              For the Years Ended        For the Six Months Ended
                                                  January 31,                    July 31,
                                            ------------------------   ----------------------------
                                               1998          1997          1998            1997
                                            -----------   ----------   -------------   ------------
                                                                        (unaudited)     (unaudited)

Net sales                                   $   850,724   $        -    $  1,951,617    $    55,541

Cost of sales                                   793,957            -       1,922,023         50,509
                                            -----------   ----------    ------------    -----------

Gross profit                                     56,767            -          29,594          5,032
                                            -----------   ----------    ------------    -----------

Operating expenses

 Advertising and marketing                      871,964            -       2,451,307         11,603
 Product development                            893,923       83,308       2,071,112        264,742
 General and administrative                   3,261,749      118,389       4,949,795        793,863
 Compensation expense, nonrecurring                   -            -       2,812,626              -
                                            -----------   ----------    ------------    -----------

  Total operating expenses                    5,027,636      201,697      12,284,840      1,070,208
                                            -----------   ----------    ------------    -----------

Loss from operations                         (4,970,869)    (201,697)    (12,255,246)    (1,065,176)
                                            -----------   ----------    ------------    -----------

Other income (expense)
 Loss on disposal of assets                           -            -         (89,913)             -
 Interest expense                              (580,679)           -        (993,774)        (6,538)
 Interest income                                 29,519            -          47,986              -
                                            -----------   ----------    ------------    -----------

  Total other income (expense)                 (551,160)           -      (1,035,701)        (6,538)
                                            -----------   ----------    ------------    -----------

Net loss                                    $(5,522,029)  $ (201,697)   $(13,290,947)   $(1,071,714)
                                            ===========   ==========    ============    ===========

Basic loss per share                        $     (3.05)  $    (0.16)   $      (3.28)   $     (0.88)
                                            ===========   ==========    ============    ===========

Diluted loss per share                      $     (3.05)  $    (0.16)   $      (3.28)   $     (0.88)
                                            ===========   ==========    ============    ===========

Weighted-average shares
 outstanding                                  1,807,874    1,282,500       4,050,636      1,219,240
                                            ===========   ==========    ============    ===========

                                                                    SHOPPING.COM
                                              STATEMENTS OF SHAREHOLDERS' EQUITY
                                   For the Years Ended January 31, 1998 and 1997
                          and for the Six Months Ended July 31, 1998 (unaudited)

================================================================================

                                Preferred Stock        Preferred Stock
                              Series A Convertible   Series B Convertible        Common Stock
                             ----------------------  ---------------------  -----------------------
                               Shares      Amount     Shares      Amount      Shares      Amount
                             ----------  ----------  --------   ----------  ----------  -----------
Balance, February 1, 1996             -   $       -         -   $        -           -  $         -
Issuance of common stock                                                     1,152,500       23,050
Capital contributed by Cyber
 Depot, Inc. to purchase
  assets
 and develop proprietary
  software
Net loss
                             ----------  ----------  --------   ----------  ----------  -----------

Balance, January 31, 1997             -           -         -            -   1,152,500       23,050
Issuance of common stock
 for cash                                                                      100,000        2,000
Issuance of common stock
 for services                                                                   38,000       54,000
Issuance of Preferred Stock,
 Series A for cash              500,000     200,000
Issuance of Preferred Stock,
 Series A for assets and
 proprietary software of
 Cyber Depot, Inc.              250,000     100,000
Issuance of Preferred Stock,
 Series B for cash                                    536,500    1,609,500
Offering costs                                                    (126,219)
Issuance of common stock
 for software                                                                  125,000      750,000
Issuance of common stock
 in initial public offering                                                  1,300,000   11,700,000
Offering costs                                                                           (2,325,512)
Conversion of preferred
 stock, Series A to common
 stock                         (750,000)   (300,000)                           750,000      300,000


                             Additional
                              Paid-in    Accumulated
                              Capital      Deficit       Total
                             ----------  -----------  ------------

Balance, February 1, 1996     $       -    $       -  $          -
Issuance of common stock                                    23,050
Capital contributed by Cyber
 Depot, Inc. to purchase
  assets and develop
  proprietary software          100,000            -       100,000
Net loss                                    (201,697)     (201,697)
                             ----------  -----------  ------------

Balance, January 31, 1997       100,000     (201,697)      (78,647)
Issuance of common stock
 for cash                                                    2,000
Issuance of common stock
 for services                                               54,000
Issuance of Preferred Stock,
 Series A for cash                                         200,000
Issuance of Preferred Stock,
 Series A for assets and
 proprietary software of
 Cyber Depot, Inc.             (100,000)                         -
Issuance of Preferred Stock,
 Series B for cash                                       1,609,500
Offering costs                                            (126,219)
Issuance of common stock
 for software                                              750,000
Issuance of common stock
 in initial public offering                             11,700,000
Offering costs                                          (2,325,512)
Conversion of preferred
 stock, Series A to common
 stock                                                           -

  The accompanying notes are an integral part of these financial statements.

                                                                    SHOPPING.COM
                                  STATEMENTS OF SHAREHOLDERS' EQUITY (Continued)
                                   For the Years Ended January 31, 1998 and 1997
                          and for the Six Months Ended July 31, 1998 (unaudited)

================================================================================

                                          Preferred Stock         Preferred Stock
                                        Series A Convertible    Series B Convertible        Common Stock
                                       ----------------------  -----------------------  -----------------------
                                         Shares      Amount      Shares       Amount      Shares      Amount
                                       ----------  ----------  ----------  -----------  ----------  -----------
Conversion of Preferred Stock,
 Series B to common stock                          $             (536,500) $(1,483,281)    536,500  $ 1,483,281
Issuance of warrants for
 financing costs                                                                                        299,700
Compensation expenses related
 to issuance of below-market
 stock options                                                                                           17,443
Net loss
                                       ----------  ----------  ----------  -----------  ----------  -----------



Balance, January 31, 1998                       -           -           -            -   4,002,000   12,303,962
Issuance of common stock for
 advertising (unaudited)                                                                    47,059    1,000,000
Conversion of warrants to
 common stock (unaudited)                                                                   13,295
Compensation expense related
 to issuance of below-market
 warrants (unaudited)                                                                                 2,812,626
Compensation expense
 related to issuance of
 below-market stock options
 (unaudited)                                                                                             56,250
Issuance of below-market
 warrants and common stock for loan
 origination fees (unaudited)                                                                7,500    1,329,161
Beneficial conversion
 feature of Convertible Debentures                                                                    1,293,750
Net loss (unaudited)
                                       ----------  ----------  ----------  -----------  ----------  -----------

Balance, July 31, 1998
 (unaudited)                                    -  $        -           -  $         -   4,069,854  $18,795,749
                                       ==========  ==========  ==========  ===========  ==========  ===========


                                        Additional
                                         Paid-in    Accumulated
                                         Capital      Deficit       Total
                                        ---------- ------------  ------------

Conversion of Preferred Stock,           $         $             $          -
 Series B to common stock
Issuance of warrants for
 financing costs                                                      299,700
Compensation expenses related
 to issuance of below-market
 stock options                                                         17,443
Net loss                                             (5,522,029)   (5,522,029)
                                         --------- ------------  ------------

Balance, January 31, 1998                        -   (5,723,726)    6,580,236
Issuance of common stock for
 advertising (unaudited)                                            1,000,000
Conversion of warrants to
 common stock (unaudited)                                                   -
Compensation expense related
 to issuance of below-market
 warrants (unaudited)                                               2,812,626
Compensation expense
 related to issuance of
 below-market stock options
 (unaudited)                                                           56,250
Issuance of below-market
 warrants and common stock for
 loan origination fees (unaudited)                                  1,329,161
Beneficial conversion feature of
 Convertible Debentures                                             1,293,750
Net loss (unaudited)                                (13,290,947)  (13,290,947)
                                         --------- ------------  ------------

Balance, July 31, 1998
 (unaudited)                             $       - $(19,014,673) $   (218,924)
                                         ========= ============  ============


  The accompanying notes are an integral part of these financial statements.

                                                                    SHOPPING.COM
                                                        STATEMENTS OF CASH FLOWS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)

================================================================================


                                                For the Years Ended        For the Six Months Ended
                                                    January 31,                    July 31,
                                             -------------------------   ----------------------------
                                                 1998          1997          1998            1997
                                             ------------   ----------   -------------   ------------
                                                                         (unaudited)     (unaudited)
Cash flows from operating activities
 Net loss                                    $(5,522,029)   $(201,697)   $(13,290,947)   $(1,071,714)
 Adjustments to reconcile net loss to
  net cash used in operating activities
   Depreciation of furniture and
    equipment                                    205,593        1,276         325,547         23,848
   Common stock issued for
    advertising                                        -            -       1,000,000              -
   Amortization of loan origination
    fees                                         221,000            -          61,712         13,722
   Amortization of deferred financing
    costs related to beneficial
    conversion feature of Debentures                   -            -         537,140              -
   Expense recognized for issuing
    below-market stock options                         -            -       2,812,626              -
   Common stock issued for
    services                                      54,000            -               -              -
   Issuance of below-market
    warrants and common stock
    for loan origination fees                          -            -         375,862              -
   Issuance of warrants for
    financing costs                              299,700            -               -              -
   Compensation expense related
    to stock options granted                      17,443            -          56,250              -
   Expense recognized from issuing
    common stock below market value                    -            -               -          6,000
 (Increase) decrease in
  Accounts/advances receivable                   (97,384)           -          24,814              -
  Other receivables                              (17,557)           -           7,075              -
  Prepaid advertising and other
   prepaid expenses                             (666,021)           -         570,093       (115,286)
  Deposits and other assets                     (195,785)      (3,956)       (152,593)      (103,858)
  Inventories                                          -            -         (45,580)             -
 Increase (decrease) in
  Accounts payable                               638,728       35,986         565,804        271,273
  Accrued legal and related costs                112,500            -               -              -
  Other accrued liabilities                      107,184       31,845         583,085         21,984
  Deferred revenue                                     -            -               -         52,500
                                             -----------    ---------    ------------    -----------

Net cash used in operating activities         (4,842,628)    (136,546)     (6,569,112)      (901,531)
                                             -----------    ---------    ------------    -----------

  The accompanying notes are an integral part of these financial statements.

                                                                    SHOPPING.COM
                                            STATEMENTS OF CASH FLOWS (Continued)
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)

================================================================================

                                             For the Years Ended       For the Six Months Ended
                                                  January 31,                  July 31,
                                            ------------------------   ------------------------
                                                1998         1997          1998         1997
                                            ------------   ---------   ------------  ----------
                                                                       (unaudited)   (unaudited)
Cash flows from investing activities
 Purchase of furniture and equipment        $(1,629,166)   $(13,441)   $  (635,753)   $ (722,421)
                                            -----------    --------    -----------    ----------

Net cash used in investing activities        (1,629,166)    (13,441)      (635,753)     (722,421)
                                            -----------    --------    -----------    ----------

Cash flows from financing activities
 Issuance of note payable - related
  party                                         305,000      50,000      1,325,000             -
 Payments on note payable - related
  party                                        (355,000)          -              -       (50,000)
 Payment on capital lease obligations            (9,393)          -              -             -
 Proceeds from the issuance of notes
  payable                                     1,750,000           -              -       950,000
 Payments on notes payable                   (1,750,000)          -              -             -
 Payment of loan origination fees              (221,000)          -       (395,000)     (123,500)
 Payments on capital lease obligations                -           -        (18,616)            -
 Proceeds from the issuance of
  Preferred Stock, Series A                     200,000     100,000              -       200,000
 Proceeds from the issuance of
  Preferred Stock, Series B                   1,609,500           -              -     1,030,000
 Proceeds from the issuance of 8%
  Convertible Debentures                              -           -      2,500,000             -
 Payment of offering costs on
  Preferred Stock, Series B                    (126,219)          -              -             -
 Proceeds from the issuance of
  common stock                               11,725,000          50              -        25,000
 Payment of offering costs on
  initial public offering                    (1,826,977)          -              -      (118,219)
                                            -----------    --------    -----------    ----------

Net cash provided by financing
 activities                                  11,300,911     150,050      3,411,384     1,913,281
                                            -----------    --------    -----------    ----------

Net increase (decrease) in cash and
 cash equivalents                             4,829,117          63     (3,793,481)      289,329

Cash and cash equivalents,
 beginning of period                                 63           -      4,829,180            63
                                            -----------    --------    -----------    ----------

Cash and cash equivalents, end
 of period                                  $ 4,829,180    $     63    $ 1,035,699    $  289,392
                                            ===========    ========    ===========    ==========

  The accompanying notes are an integral part of these financial statements.

                                                                    SHOPPING.COM
                                            STATEMENTS OF CASH FLOWS (Continued)
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
--------------------------------------------------------------------------------

Supplemental disclosures of cash flow information

During the years ended January 31, 1998 and 1997 and the six months ended July 31, 1998 and 1997, the Company paid $280,979 (including $221,000 of loan origination fees), $0, $415,327 (including $395,000 of loan origination fees) (unaudited), and $1,000 (unaudited) in interest, respectively.


Supplemental schedule of non-cash investing and financing activities During the six months ended July 31, 1998, the Company:

  . issued 47,059 shares of common stock in exchange for advertising to Premiere Radio Networks, Inc. valued at $1,000,000 (unaudited).

  . issued 7,500 shares of common stock related to the private placement of 8% Convertible Debentures.

  . entered into an equipment capital lease obligation of $222,733, of which $155,913 was financed.

  . converted 16,650 warrants on a cashless exercise to 13,295 shares of common stock.

  . issued 1,857 warrants to Leasing Ventures, LLC for placement of an equipment capital lease.

  . issued 1,079 warrants to Leasing Ventures, LLC for placement of an equipment capital lease.

  . issued 152,500 warrants related to the private placement of unsecured Promissory Notes.

  . issued 33,000 warrants related to the private placement of 8% Convertible Debentures.

  . issued 20,000 warrants related to the private placement of 8% Convertible Debentures.

  . issued 850,000 options, some of which have exercise prices below fair value at issuance, resulting in a non-cash compensation charge of $2,812,626.

During the year ended January 31, 1998, the Company:

  . issued 250,000 shares of Series A convertible Preferred Stock in exchange for certain assets and software research and development of Cyber Depot, Inc. valued at $100,000.

  .  entered into an equipment capital lease obligation of $449,111.

  .  issued 199,800 warrants to purchase common stock for financing costs
     $299,700.

  .  issued 38,000 shares of common stock for services valued at $54,000.

  .  issued 125,000 shares of common stock for software valued at $750,000.

  . converted 750,000 and 536,500 shares of Preferred Stock, Series A and Series B, respectively, into 1,286,500 shares of common stock.

During the year ended January 31, 1997, the Company issued common stock in the amount of $23,000 for a subscription receivable.

  The accompanying notes are an integral part of these financial statements.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Line of Business
     ---------------------------------

     Shopping.com (the "Company") was incorporated in California on November 22, 1996. Cyber Depot, Inc. ("Cyber") was incorporated in California in January 1996 and among other business ventures commenced the design and development of proprietary software for the Internet shopping marketplace in February 1996. In March 1997, Cyber agreed to sell certain assets and liabilities and proprietary software to Shopping.com for 250,000 shares of Series A convertible Preferred Stock, and Shopping.com continued the design and development of the proprietary software. The operations of Cyber devoted to the design and development of the proprietary software are considered to be the predecessor operations of the Company and have been included with the operations of the Company since February 1996. The propriety software acquired by the Company in this transaction has been expensed as software research and development. The Company is engaged in the design and development of proprietary software for marketing a broad range of products and services at wholesale prices to both consumer and trade customers over its Internet web site. On July 11, 1997, the Company commenced selling products over the Internet through its web site at http://www.shopping.com.

     Basis of Presentation
     ---------------------

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $5,522,029, $201,697, and $13,290,947 (unaudited) for the years ended January 31, 1998 and 1997 and for the six months ended July 31, 1998, respectively. The Company had a working capital deficit of $1,115,068 (unaudited) as of July 31, 1998. In addition, the Company has used, rather than provided, cash from its operations and is involved in certain class action lawsuits as more fully described in Note 10. These factors raise substantial doubt about the Company's ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon the Company's ability to raise sufficient capital to fund its working capital requirements until the Company can generate sufficient sales volume to cover its operating expenses. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Basis of Presentation (Continued)
     ---------------------

     In addition to the capital raised in 1997 and 1998 through private debt and equity offerings and the Company's initial public offering ("IPO"), the Company is currently negotiating with certain investors about raising additional capital through private placement offerings. Management of the Company believes that its current cash on hand, which subsequently decreased to a minimal amount, will be insufficient to cover its working capital needs until the Company's sales volume reaches a sufficient level to cover operating expenses, unless the Company raises additional funds, either by debt or equity issuances.

     Estimates
     ---------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------

     For purpose of the statements of cash flows, cash equivalents include amounts invested in a money market account with a high-quality financial institution. The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

     Revenue Recognition
     -------------------

     The Company recognizes revenue at the time the vendor ships the product to the customer. Outbound shipping and handling charges are included in net sales. The Company provides an allowance for sales returns, which have been insignificant based on historical experience. A significant portion of the Company's sales are from the United States. International sales are minimal.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Net Loss per Share
     ------------------

     In 1997, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

     Prior to SFAS No. 128, the Securities and Exchange Commission ("SEC") required that, even where anti-dilutive, common and common equivalent shares issued during the twelve-month period prior to the filing of an IPO be included in the calculation of earnings per share as if they were outstanding for all periods presented (using the treasury stock method and the IPO price). Because of new requirements issued in 1998 by the SEC for companies that recently completed an IPO and interpretation by FASB of the initial application of SFAS No. 128, the number of shares used in the calculation of basic net loss per share has changed to exclude common equivalent shares, even when anti-dilutive. Net loss per share for all periods presented has been restated to conform with SFAS No. 128 and Staff Accounting Bulletin No. 98.

     Furniture and Equipment
     -----------------------

     Furniture and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives of three to fifteen years as follows:

          Computer hardware                   5 years
          Computer software                   3 years
          Purchased software                  5 years
          Furniture and equipment        5 to 7 years
          Leasehold improvements             15 years

     Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Advertising
     -----------

     The Company expenses advertising costs when advertisements are aired. Advertising costs for the years ended January 31, 1998 and 1997 and the six months ended July 31, 1998 and 1997 were $871,964, $0, $2,451,307
     (unaudited), and $11,603 (unaudited), respectively. Prepaid advertising expense represents amounts paid for advertisements that were not run prior to the balance sheet date.

     Product Development
     -------------------

     Product development expenses consist principally of payroll, consulting fees, and related expenses for development and maintenance of the Company's web site, including depreciation of computer hardware and certain software. All product development costs have been expensed as incurred.

     Income Taxes
     ------------

     The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period, if any, and the change during the period in deferred tax assets and liabilities.

     Fair Value of Financial Instruments
     -----------------------------------

     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for subordinate notes payable and 8% Convertible Debentures also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Loan Origination Fees
     ---------------------

     Loan origination fees are amounts paid to placement agents or financial consultants to obtain debt financing. Additionally, certain below-market warrants and common stock were issued to placement agents and investors in connection with debt financing which resulted in the Company capitalizing additional loan origination fees. These fees are being amortized as additional interest expense on the statement of operations over the terms of the respective notes payable/Debentures.

     Stock Split
     -----------

     At the completion of the Company's IPO on November 25, 1997, the Company effected a one-for-two reverse stock split of its common stock. All share and per share data have been retroactively restated to reflect this stock split.

     Stock Options
     -------------

     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the implicit value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

     Risks and Uncertainties
     -----------------------

     The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet, and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Risks and Uncertainties (Continued)
     -----------------------

     To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality, and features of the Shopping.com online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data.

     The online commerce market, particularly over the Internet, is new, rapidly evolving, and intensely competitive, which competition the Company expects to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new Web sites at a relatively low cost. The Company currently competes with a variety of other companies.

     The Company generally carries no inventory, has no warehouse employees or facilities, and primarily relies on rapid fulfillment from its vendors. From time to time, the Company may have inventory at one or more of its vendors, which the Company records at cost. To satisfy customer orders, the Company has no long-term contracts or arrangements with any of its manufacturers or distributors that guarantee the availability of merchandise, the continuation of particular payment terms, the extension of credit limits, or the shopping schedules.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Risks and Uncertainties (Continued)
     -----------------------

     The Company regards its Shopping.com brand name and related software as proprietary and relies primarily on a combination of copyright, trademark, trade secret and confidential information laws, and employee and third-party, non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect against technologies that are substantially equivalent or superior to the Company's technologies. The Company does not currently hold any patents or have any patent applications pending for itself or its products and has not obtained federal registration for any of its trademarks.

     Recently Issued Accounting Pronouncements
     -----------------------------------------

     SFAS No. 130, "Reporting Comprehensive Income," is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS No. 130 to have a material effect, if any, on its financial position or results of operations.

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," is effective for financial statements with fiscal years beginning after December 15, 1997. This statement establishes standards for the way that public entities report selected information about operating segments, products and services, geographic areas, and major customers in interim and annual financial reports. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its financial position or results of operations.

     Concentrations
     --------------

     During the year ended January 31, 1998, the Company had sales to Waldron & Co., Inc. ("Waldron"), the Company's lead underwriter in its IPO, that accounted for approximately 40% of net sales (see Note 9). During the six months ended July 31, 1998, the Company had sales to Waldron that accounted for approximately 16% (unaudited) of net sales (see Note 9).

     During the year ended January 31, 1998, the Company purchased inventory from three vendors that accounted for 23%, 23%, and 7% of cost of goods sold. During the six months ended July 31, 1998, the Company purchased inventory from three vendors that accounted for 12% (unaudited), 11% (unaudited), and 9% (unaudited) of cost of goods sold.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Concentrations (Continued)
     --------------

     The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise (except for the vendor mentioned in Note 4), the continuation of particular payment terms, or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could have a material adverse effect on the Company's financial position, results of operations, and cash flows.

NOTE 2 - CASH AND CASH EQUIVALENTS

     The Company maintains cash balances at financial institutions primarily located in California and in the Netherlands. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregated to $174,339, $0, and $5,293 (unaudited) at January 31, 1998, January 31, 1997, and July 31, 1998. The Company also has investments in a money market account in the amount of $4,293,979, $0, and $799,073 (unaudited) at January 31, 1998, January 31, 1997, and July 31, 1998, respectively. Additionally, the Company's cash balances have decreased to nil subsequent to July 31, 1998 (unaudited). The Company has not experienced any losses in these accounts and believes it is not exposed to any significant risk on cash and cash equivalents.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 3 - FURNITURE AND EQUIPMENT

     Furniture and equipment consisted of the following:

                                              January 31,
                                          --------------------     July 31,
                                             1998       1997         1998
                                          ----------   -------   -----------
                                                                 (unaudited)
          Computer hardware               $1,302,081   $12,761   $1,779,632
          Computer software                  494,070         -      547,882
          Purchased software                 750,000         -      750,000
          Furniture and equipment            237,056       680      297,248
          Leasehold improvements              58,511         -      102,708
                                          ----------   -------   ----------
                                           2,841,718    13,441    3,477,470
          Less accumulated depreciation
            and amortization                 206,869     1,276      532,415
                                          ----------   -------   ----------
               Total                      $2,634,849   $12,165   $2,945,055
                                          ==========   =======   ==========

NOTE 4 - COMMITMENTS AND CONTINGENCIES

     Litigation
     ----------

     The Company settled a lawsuit filed in July 1997, against the Company, Cyber, and the Company's founder and former chief executive officer, with a consultant seeking damages for breach of an alleged contractual relationship. The matter was settled pursuant to a Settlement Agreement dated March 26, 1998. The Company has accrued $112,500 for the settlement as of January 31, 1998, which is included in accrued legal and related costs.

     The Company is subject to a claim by a former officer for alleged breach of contract, breach of implied covenant of good faith and fair dealing, and other causes of action. In addition, the officer rejected a tender by the Company to repurchase 140,000 shares of common stock pursuant to a shareholder agreement claiming that the amount tendered was not the fair market value of the shares. The exposure to the Company in this matter, if any, is uncertain as of the date of this report. Management believes it has meritorious defenses against the officer and has filed a lawsuit seeking damages on March 27, 1998 and believes that the outcome of this matter will not have a material affect on the Company.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

     Litigation (Continued)
     ----------

     Though a formal complaint has not been filed, Lewis, D'Amato, Brisbois & Bisgaard, the Company's former counsel, forwarded on March 10, 1998 a "Notice of Client's Right of Arbitration" in connection with legal services performed on behalf of the Company. The law firm claims legal fees and costs in the amount of $328,819 are due. The Company disputes the amount of fees owed and is in the process of exploring whether the matter can be informally resolved. However, the Company has accrued the claimed amount as of January 31, 1998. Though settlement negotiations have occurred, it is likely that the Company will proceed with its election to have the matter submitted to arbitration before the Los Angeles County Bar Association. Management does not believe this issue will materially affect the operations and financial position of the Company.

     By written contracts dated December 12, 1997, the Company retained SoftAware, Inc. to provide facilities and services related to the maintenance, location, and supply of T-1 lines to the Company's servers. Subsequent to the execution of the contracts, SoftAware, Inc. experienced a prolonged electrical outage which resulted in the disruption of Internet access and communications. Based upon this and other factors, the Company determined that SoftAware, Inc. was incapable of performing under the agreements and declined to proceed. By a letter dated May 22, 1998, SoftAware, Inc.'s counsel made written demand upon the Company for $120,000 which purportedly reflected the compensatory damages SoftAware suffered as a direct and proximate result of the Company's refusal to proceed with performance under the contract. The Company rejected this demand and offered to reimburse SoftAware, Inc. for reasonable costs incurred in reliance on the contracts in an amount less than $3,000. SoftAware, Inc. has yet to respond to this offer. Management does not believe this issue could materially affect the operations and financial position of the Company.

     On September 12, 1998, the Company was served with a summons and complaint by MTS, Incorporated filed in Sacramento County Superior Court of California for damages arising out of the Company's, as well as two other merchants' sale of the video Titanic at below cost, thereby purportedly
                                  -------
     constituting violation of section 17043 and 17044 of California's Business and Professions Code, as well as the Unfair Business Practices Act (Bus. & Prof. Code section 17200 et. seq.). The complaint alleges damages in excess of $25,000, that sum trebled should a statutory violation be established, and attorneys' fees and costs. The Company has not had an opportunity to investigate the allegations of the complaint. Accordingly, a reasonable assessment of the Company's potential exposure cannot be made at this time. The action will, however, require the engagement of defense counsel, and it is estimated that substantial attorneys' fees may be incurred should litigation proceed to trial. Management does not believe this issue will materially affect the operations and financial position of the Company.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

     Litigation (Continued)
     ----------

     The Company is involved in certain other labor-related disputes. Although it is not possible to predict the outcome of these disputes, or any future claims against the Company related thereto, the Company believes that such disputes will not, either individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

     As more fully described in Note 10, the Company is subject to certain class action lawsuits and investigation by the SEC, the outcomes of which could have a material adverse effect on the operations of the Company.

     Leases
     ------
     The Company leases a facility for its corporate offices under a non-cancelable operating lease agreement that expires in 2002. Future minimum lease payments under this non-cancelable operating lease are as follows:

                Year Ending
                January 31,
                -----------
                   1999                      $128,019
                   2000                       136,590
                   2001                       142,815
                   2002                       149,043
                   2003                        37,650
                                             --------
                      Total                  $594,117
                                             ========

     Rent expense for the years ended January 31, 1998 and 1997 and the six months ended July 31, 1998 and 1997 was $100,625, $13,451, $91,475
     (unaudited), and $29,422 (unaudited), respectively.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

     Leases (Continued)
     ------
     The Company also leases certain office equipment under a non-cancelable capital lease arrangement. Future minimum lease payments under this lease agreement are as follows:

           Year Ending
           January 31,
           -----------
              1999                                    $241,678
              2000                                     187,260
              2001                                      29,436
              2002                                      29,436
              2003                                      14,718
                                                      --------

                                                       502,528
               Less amount representing interest        62,810
                                                      --------

                                                       439,718
               Less current portion                    207,589
                                                      --------

                    Long-term portion                 $232,129
                                                      ========

     Included in furniture and equipment at January 31, 1998 is capital lease equipment of $449,111 with accumulated amortization of $11,126.

     Vendor Agreement
     ----------------

     On September 15, 1997 the Company entered into an agreement with En Pointe Technologies, Inc. ("En Pointe") whereby:

     . En Pointe made an investment in the Company by purchasing $600,000 of subordinated notes (see Note 5). In connection therewith, the Company issued 199,800 warrants to purchase the Company's common stock at $4.50 per share. As a result of these warrants being issued with an exercise price less than the fair market value of similar warrants, the Company has recognized an additional financing cost of $299,700;

     . En Pointe granted the Company a license to En Pointe's proprietary EPIC Software for five years in exchange for 125,000 shares of the Company's common stock valued at $6.00 per share. The Company has agreed to pay an annual maintenance and upgrade fee of $100,000. The initial annual fee was paid concurrent with the funding of the $600,000 subordinated notes and is recorded as a prepaid expense;

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

     Vendor Agreements (Continued)
     -----------------

     . En Pointe has also agreed to provide (i) consulting services to the Company by customizing its EPIC Software and (ii) information system services for a quarterly fee estimated to be $60,000 and $50,000, respectively. The initial quarterly fees of $60,000 and $50,000 were paid concurrent with the funding of the $600,000 subordinated notes.

     . En Pointe is the Company's exclusive supplier for a period of five years for computer hardware, software, and network peripherals which En Pointe is authorized to sell.

     On February 10, 1998, the Company entered into a two-year agreement with En Pointe to market and license products or services offered for sale by the Company to the public through the Company's website. This agreement shall automatically renew for a continuous one-year period unless one party gives written notice of its intent to terminate the agreement three months prior to the termination date. During the term, En Pointe will be entitled to payment or retention of i) the first 2% of the sales price to the customer, exclusive of tax, plus ii) 30% of the gross profit margin on all products. The Company and En Pointe will split the remaining gross profit margin on all products on a 50%-50% basis. During the six months ended July 31, 1998, there has been no activity with respect to this agreement.

     Consulting Agreements
     ---------------------

     On March 26, 1998, the Company entered into a one-year Consulting Agreement (the Double 12 Agreement") with Double 12, Ltd., a California corporation ("Consultant"), for matters concerning strategic partnerships, public relations, communications, or other business development activities. The Double 12 Agreement includes quarterly fee payments of $40,000 and an option to extend the service period for an additional six months.

     On April 1, 1998, the Company entered into a two-year consulting agreement (the "Agreement") with Stilden Co., Inc., a Texas Corporation ("Stilden") to provide general consulting services relating to operation, promotion, and financing of the Company. Pursuant to the Agreement, Stilden will receive $7,000 per month, reimbursement for business expenses, and a housing allowance of $1,600 per month for a period of twelve months. Mr. Frank Denny, a director of the Company, is the president, principal shareholder, and a director of Stilden.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

     Consulting Agreements (Continued)
     ---------------------

     On June 1, 1998, the Company entered into a three-year Consulting Agreement with Cyber (the "Cyber Agreement"). Pursuant to the Cyber Agreement, Cyber will receive $21,500 per month and options to purchase 100,000 shares of the Company's common stock at an exercise price equal to the closing market price of the Company's common stock on June 1, 1998 ($21.00). Mr. Robert McNulty, a former officer and director of the Company, is the principal shareholder of Cyber.

     On August 1, 1998, the Company entered into a one-year Consulting Agreement with Lorica Ltd. (the "Lorica Ltd. Agreement"). Pursuant to the Lorica Ltd. Agreement, Lorica Ltd. will receive $3,500 per month, plus reimbursement for out-of-pocket expenses for providing general consulting services relating to the merchandising operations and specifically relating to the sourcing of toys and games. Mr. Matthew Hill is the president of Lorica Ltd. and the son of Mr. Paul Hill, a director of the Company. This agreement was subsequently terminated on October 1, 1998.

     Employment Agreements
     ---------------------

     During the six months ended July 31, 1998, the Company entered into employment agreements with certain executives. The estimated future minimum payments related to these agreements for the years ended January 31, 1998, 2000, 2001, and 2002 are $387,000, $436,000, $479,000, and
     $210,000, respectively.

     On June 1, 1998, Mr. Robert McNulty resigned as president, chief executive officer, and director of Shopping.com. Pursuant to a Termination and Buy Out Agreement dated as of June 1, 1998 between the Company and Mr. McNulty, Mr. McNulty will receive $500,000, with $100,000 payable on or before July 31, 1998 and the balance due in $50,000 increments on or before each succeeding fiscal quarter end beginning October 31, 1998 until fully paid. Amounts payable under this agreement are payable on demand in one lump-sum payment at the option of Mr. McNulty upon thirty days written notice to the Company in the event a majority of the current members of the Board of Directors are replaced by new members. In addition, Mr. McNulty received options to purchase 150,000 shares of the Company's common stock at a below-market exercise price of $16.00 per share. The issuance of the below-market stock options pursuant to Mr. McNulty's Termination and Buy Out Agreement resulted in a nonrecurring compensation charge of $750,000 during the six months ended July 31, 1998 as more fully described in Note 7. During the same period ended July 31, 1998, $100,000 was paid pursuant to Mr. McNulty's Termination and Buy Out Agreement. As more fully described in Note 11, the Company settled its remaining obligation with the Company's common stock.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 5 - SUBORDINATED NOTES PAYABLE - RELATED PARTIES

     As of January 31, 1997, the Company had a note payable to a related party
     which was personally guaranteed by an officer of the Company.   The note
     accrued interest at the highest rate permitted by California law (approximately 11% at January 31, 1997) and was due 90 days from January 13, 1997. During the year ended January 31, 1998, this note was repaid.

     During June through September 1997, the Company issued $1,750,000 (which includes the $600,000 En Pointe subordinated notes discussed in Note 4) of subordinated notes. The notes bear interest at 10% per annum and are unsecured. The notes were due at the earlier of nine months from the date of issuance or closing of the IPO. The notes were repaid in December 1997. In connection with the note agreement, each note holder is entitled to receive 333 warrants for each $1,000 loaned to purchase the Company's common stock for $6.00 per share ($4.50 per share for the 199,800 warrants issued to En Pointe). There is a twelve-month "lock-up" on the warrants and the common stock underlying these warrants. At January 31, 1998 and July 31, 1998, there were 582,750 and 566,100 warrants outstanding, respectively, all of which are exercisable.

     On May 15, 1998, the Company issued $1,225,000 of Promissory Notes, which have a due date of six months from the date of issuance. The Company's 10% unsecured Promissory Notes in the principal amount of $1,225,000 were due on November 15, 1998, together with accrued interest thereon. The Company has not paid the amounts due, which constitutes an Event of Default under the terms of the Notes. The Company is negotiating with certain of the Note holders to either extend the term of the Notes or convert the Notes to equity. In addition, on June 30, 1998, the Company issued a $100,000 Promissory Note that is also due six months from the date of issuance. The Promissory Notes are unsecured, subordinated to the 8% Convertible Debentures, and carry an interest rate of 10% per annum. The Promissory Notes include issuances to certain existing shareholders of the Company.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 5 - SUBORDINATED NOTES PAYABLE - RELATED PARTIES (Continued)

     In connection with the issuance of the $1,225,000 of Promissory Notes, warrants to purchase 122,500 shares of common stock were issued, which are exercisable until May 15, 2001 at an exercise price of $14.00 per share of common stock. In addition, warrants to purchase 10,000 shares of common stock were issued relating to the $100,000 Promissory Note dated June 30, 1998, which are exercisable until June 8, 2001 at an exercise price of $14.00 per share of common stock. The exercise price of these warrants was below market at the time of issuance and therefore resulted in additional interest charges of approximately $837,500 over the term of the Promissory Notes, of which $331,875 was expensed as interest during the three months ended July 31, 1998. In addition, the Company issued warrants to purchase 20,000 shares of common stock at a then below-market exercise price of $14.00 per share of common stock to Waldron for acting as the placement agent. These below-market warrants will result in additional interest charges of approximately $80,000 over the term of the Promissory Notes, of which $33,333 was expensed as interest during the three months ended July 31, 1998.


NOTE 6 - 8% CONVERTIBLE DEBENTURES

     In June 1998, the Company entered into an agreement whereby the Company issued 8% Convertible Debentures due May 31, 2000 in the principal amount of $1,250,000. In addition, in July 1998, the Company entered into an agreement whereby the Company issued 8% Convertible Debentures due July 10, 2000 in the principal amount of $1,250,000, for a total of $2,500,000, which represents the first "traunch" in a possible series of up to four traunches for a total of $10,000,000 of Debenture financing. The 8% Convertible Debentures (the "Debentures") are convertible into shares of common stock at a conversion price equal to the lower of (i) the lowest market price for any three days in the 30 days preceding conversion; or
     (ii) $16.00 per share (the "Base Rate"), which is subject to a 10% reduction if certain breaches of the Debenture agreements occur. The holders of the Debentures may convert up to 20% of the original principal amount of the Debentures between 30 days and 90 days after issuance, up to an additional 25% (45% cumulative) thereafter until 120 days after issuance, up to an additional 35% (80% cumulative) thereafter until 150 days after issuance, with the balance being convertible thereafter. The holders of the Debentures will receive one warrant to purchase a share of common stock for each two shares of common stock issued in connection with the corresponding conversion of the Debentures (the "Warrants"). The Warrants attributable to each conversion shall have an exercise price equal to the lesser of (a) 120% of the lowest market price for any three trading days prior to conversion or (b) 125% of the Base Rate. The Warrants expire on June 5, 2003.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 6 - 8% CONVERTIBLE DEBENTURES (Continued)

     The Company expects to complete the second and final traunch of Debenture financing of $2,500,000, for a total of $5,000,000, during November or December 1998, on or before the effective date of the Company's related registration statement to be filed with the SEC. As more fully described in Note 11, the Company received $1,750,000 of the second traunch of financing during November 1998.

     In connection with the issuance of the 8% Convertible Debentures, the Company issued certain below-market warrants and common stock to investors and placement agents and made certain payments to placement agents, which resulted in the Company capitalizing such financing costs as loan origination fees on the balance sheet. These loan origination fees will be amortized as additional interest expense ratably over the term of the Debenture agreements, or until the Debentures are converted to common stock, at which time a charge to interest expense for the balance of any unamortized loan origination fees will be recorded as additional interest expense.

     The Company has the right to redeem all or any portion of the Debentures, subject to certain "Redemption Premium" provisions of the agreement. The holder of the Debentures may require the Company to redeem the outstanding portion of this Debenture if certain breaches occur.


NOTE 7 - SHAREHOLDERS' EQUITY

     Series A Convertible Preferred Stock
     ------------------------------------

     In March 1997, the Company issued 250,000 shares of Series A convertible Preferred Stock ("Series A Preferred") in connection with the acquisition of certain assets and liabilities and proprietary software developed by Cyber (see Note 1). The historical cost of the assets and liabilities and proprietary software acquired was approximately $100,000 which is the amount used to value the 250,000 shares of the Series A Preferred. In April 1997, the Company sold 500,000 shares of the Series A Preferred for a price of $0.40 per share. The holders of the Series A Preferred were entitled to receive a non-cumulative dividend of $0.04 per share per annum, payable in cash at the option of the Company. No dividends were declared or paid during the year ended January 31, 1998.

     Each share of the Series A Preferred was convertible into shares of common stock at the option of the holder. In addition, the Series A Preferred will be automatically converted into shares of common stock based upon the effective conversion price immediately upon the closing of an IPO of not less than $6,000,000.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 7 - SHAREHOLDERS' EQUITY (Continued)

     Series A Convertible Preferred Stock (Continued)
     ------------------------------------
     The Series A Preferred had a liquidation preference of $0.40 per share, plus all declared and unpaid dividends prior to the payment of any amount to the holders of common stock.

     Each holder of the Series A Preferred was issued one warrant for every two shares of the Series A Preferred to purchase a share of the Company's common stock for $3.00 per share resulting in 375,000 warrants being issued. None of these warrants were exercised as of January 31, 1998 or July 31, 1998.

     Upon the effective date of the Company's IPO, the 750,000 outstanding shares of the Series A Preferred were converted into 750,000 shares of the Company's common stock.

     Series B Convertible Preferred Stock
     ------------------------------------

     During May through September 1997, the Company sold 536,500 shares (8,333 shares to an officer of the Company) of Series B convertible Preferred Stock ("Series B Preferred") for a price of $3.00 per share. The holders of the Series B Preferred were entitled to receive a non-cumulative dividend of $0.30 per share per annum, payable in cash at the option of the Company. No dividends were declared or paid during the year ended January 31, 1998.

     Each share of the Series B Preferred was convertible into shares of common stock at the option of the holder. In addition, the Series B Preferred was automatically converted into shares of common stock based upon the effective conversion price immediately upon the closing of an IPO of not less than $6,000,000.

     The Series B Preferred had a liquidation preference of $3.00 per share, plus all declared and unpaid dividends prior to the payment of any amount to the holders of common stock.

     Each holder of the Series B Preferred was issued one warrant for every two shares of the Series B Preferred to purchase a share of the Company's common stock for $3.00 per share resulting in 268,250 warrants (4,166 warrants to an officer of the Company) being issued. None of these warrants were exercised as of January 31, 1998 or July 31, 1998.

     Upon the effective date of the Company's IPO, the 536,500 outstanding shares of the Series B Preferred were converted into 536,500 shares of the Company's common stock.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 7 - SHAREHOLDERS' EQUITY (Continued)

     Common Stock
     ------------
     During the year ended January 31, 1998, the Company issued 38,000 shares of common stock for services valued at $54,000.

     On November 25, 1997, the Company completed its IPO by issuing 1,300,000 shares of common stock for gross proceeds of $11,700,000.

     On February 19, 1998, the Company entered into an agreement with Premiere Radio Networks, Inc. ("Premiere") whereby the Company issued to Premiere 47,059 shares of the Company's common stock for prepaid advertising time valued at $1,000,000, which was fully expensed during the period ended July 31, 1998.

     Common shares reserved for issuance include those common shares to be issued in connection with:

                                                                            Weighted-
                                                                             Average
                                                                Number of   Exercise
                                                                 Shares       Price
                                                                ---------   ---------

            Warrants issued in connection with
               Series A preferred stock                           375,000      $ 3.00
               Series B preferred stock                           268,250      $ 3.00
               IPO, placement agent                               122,000      $14.40
               Subordinated notes                                 582,750      $ 5.49
            Incentive stock options                               232,500      $ 3.00
            Other stock options                                         -      $    -
                                                                ---------

                  Reserved, January 31, 1998                    1,580,500      $ 4.80
                                                                =========

            Warrants issued in connection with (unaudited)
               Series A preferred stock                           375,000      $ 3.00
               Series B preferred stock                           268,250      $ 3.00
               IPO, placement agent                               122,000      $14.40
               Subordinated notes                                 718,600      $ 7.28
            Incentive stock options (unaudited)                   211,000      $ 3.00
            Other stock options (unaudited)                       975,000      $17.31
                                                                ---------

                  Reserved, July 31, 1998 (unaudited)           2,669,850      $ 9.90
                                                                =========

     The table above excludes those common shares issuable on conversion of the 8% Convertible Debentures and those warrants to be issued in connection with such conversion as more fully described in Note 6.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 7 - SHAREHOLDERS' EQUITY (Continued)

     Incentive Stock Options
     -----------------------
     The Company's Board of Directors adopted the 1997 Stock Option Plan (the "Plan") and reserved 250,000 shares of common stock for grants of stock options under the Plan. At the Company's Annual Meeting of Shareholders held July 15, 1998, the shareholders of the Company approved an amendment to the Plan to increase the number of shares available under the Plan to an aggregate of 750,000. Generally, options granted under the Plan expire upon the earlier of ten years from the date of grant (five years in the case of an incentive stock option granted to a holder of 10% or more of the Company's outstanding capital stock) or up to three months after the optionee's termination of employment or service.

     The Company has adopted only the disclosure provisions of SFAS No. 123. It applies APB Opinion No. 25 and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below for the year ended January 31, 1998:

          Net loss
            As reported                                $(5,522,029)
            Pro forma                                  $(5,796,592)
          Basic and diluted loss per common share
            As reported                                $     (3.05)
            Pro forma                                  $     (3.21)


     The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended January 31, 1998: dividend yield of 0%; expected volatility of 110%; risk-free interest rate of 5.4%; and expected life of 3.11 years. The weighted-average fair value of options granted during the year ended January 31, 1998 was $3.87, and the weighted-average exercise price was $3.00.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 7 - SHAREHOLDERS' EQUITY (Continued)

     Incentive Stock Options (Continued)
     -----------------------
     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     A summary of the activity related to the Company's stock option transactions is as follows:

                                                                 Weighted-
                                                                  Average
                                                                  Exercise
                                                   Number           Price
                                                 of Shares       Per Share
                                               -------------    -----------
            Outstanding, January 31, 1997               -       $         -
               Granted                            232,500       $      3.00
                                                  -------

            Outstanding, January 31, 1998         232,500       $      3.00
               Cancelled/expired (unaudited)      (21,500)      $      3.00
                                                  -------

                  Outstanding, July 31, 1998
                    (unaudited)                   211,000       $      3.00
                                                  =======

     The weighted-average remaining contractual life of options outstanding issued under the Plan is 4.46 years at January 31, 1998. At January 31, 1998 and July 31, 1998, 137,500 and 137,500 (unaudited) stock options, respectively, were exercisable at weighted-average exercise prices of $3.00 and $3.00 (unaudited) per share, respectively.


     During the year ended January 31, 1998, the Company issued 67,000 stock options to employees when the exercise price was less than the fair value of the Company's stock at the date of grant. The Company will recognize compensation expense of $17,443, $112,750, $112,750, $112,750, and $95,307
     during the years ended January 31, 1998, 1999, 2000, 2001, and 2002, respectively, related to the issuance of these stock options. This compensation expense is included in general and administrative expenses in the statement of operations.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 7 - SHAREHOLDERS' EQUITY (Continued)

     Other Stock Options
     -------------------
     In February 1998, each of the Company's directors were granted options to purchase 25,000 shares of the Company's common stock at an exercise price of $14.25 per share, when the closing price of the Company's common stock was $14.75, for a total amount of 125,000 stock options granted. Certain of these options were granted to Kipling Isle, Ltd., a corporation controlled by Mr. Paul J. Hill, a director.

     In April 1998, Mr. Frank Denny joined the Board of Directors as chairman of the Board to replace Bill Gross. In May 1998, Mr. Denny was granted options to purchase 100,000 shares of the Company's common stock at an exercise price of $16.00 and 50,000 shares of common stock at an exercise price equal to the closing price ($21.00) of the Company's common stock on June 1, 1998, the effective date of grant.

     In June 1998, Mr. John Markley became a director and was named the Company's president and chief executive officer following Mr. Robert McNulty's departure on June 1, 1998. Mr. Markley was granted options to purchase 150,000 shares of the Company's common stock at an exercise price of $16.00 and 100,000 shares of common stock at an exercise price equal to the closing price ($21.00) of the Company's common stock on June 1, 1998, the effective date of grant.

     In May 1998, Mr. Douglas Hay, a director and executive vice president of the Company, was granted options to purchase 50,000 shares of the Company's common stock at $16.00 per share and 50,000 shares of common stock at an exercise price equal to the closing price ($21.00) of the Company's common stock on June 1, 1998, the effective date of grant.

     In May 1998, Mr. Edward Bradley, a director of the Company, was granted options to purchase 50,000 shares of the Company's common stock at an exercise price of $16.00, which was below the closing price ($21.00) of the Company's common stock on June 1, 1998, the effective date of grant.

     In May 1998, Kipling Isle, Ltd., a corporation controlled by Mr. Paul J. Hill, a director, was granted options to purchase 50,000 shares of the Company's common stock at an exercise price of $16.00, which was below the closing price ($21.00) of the Company's common stock on June 1, 1998, the effective date of grant.

     As more fully described in Note 4, the Company granted certain stock options to Mr. McNulty and Cyber in connection with a Termination and Buy Out Agreement and the Cyber Agreement.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 7 - SHAREHOLDERS' EQUITY (Continued)

     Other Stock Options (Continued)
     -------------------
     As a result of the issuance of the above described below-market stock options, the Company recorded a compensation charge of $2,812,626 during the six months ended July 31, 1998, of which $2,062,626 is a nonrecurring and non-cash charge relating to the option grants described above and $750,000 is a nonrecurring and non-cash charge relating to those options issued in connection with Mr. McNulty's Termination and Buy Out Agreement, as more fully described in Note 4.

     At July 31, 1998, the Company had outstanding stock options, exclusive of incentive stock options, to purchase an aggregate of 975,000 shares of common stock.


NOTE 8 - INCOME TAXES

     For the years ended January 31, 1998 and 1997 and the six months ended July 31, 1998 and 1997, the Company did not provide a provision for income taxes due primarily to the net losses incurred.

     At January 31, 1998, the Company has approximately $5,600,000 and $2,800,000 in net operating loss carryforwards for federal and state income tax purposes, respectively, that begin to expire in 2012 and 2002, respectively. The components of the Company's deferred tax assets and liabilities for income taxes consist primarily of a deferred tax asset relating to the net operating loss carryforwards of approximately $2,050,000. The other components of the Company's deferred tax assets and liabilities are immaterial.

     The Company has established a valuation allowance of approximately $2,014,000 at January 31, 1998 to fully offset its net deferred tax assets as the Company does not believe the recoverability of these deferred tax assets is more likely than not. The valuation allowance increased by approximately $2,068,000 during the year ended January 31, 1998.



NOTE 9 - RELATED PARTY TRANSACTIONS


     During the year ended January 31, 1998, the Company incurred legal expenses of approximately $546,000, which counsel was also a shareholder of the Company. At January, 31, 1998 and July 31, 1998, the Company had accrued legal and related cost balances of approximately $324,000 related to such counsel. Management is currently seeking arbitration related to these fees due to certain disputes.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 9 - RELATED PARTY TRANSACTIONS (Continued)

     In connection with its underwriting agreement, the Company paid Waldron commissions and an allowance for expenses in the amount of 10% and 3%, respectively, of the gross proceeds of the IPO and granted Waldron 122,000 warrants to purchase common stock with an exercise price of $14.40 per share. These expenses were recorded as offering costs in the statement of shareholders' equity during the year ended January 31, 1998. Additionally, the Company had product sales to Waldron of approximately $342,000 during the year ended January 31, 1998, of which approximately $106,000 was included in accounts receivable at January 31, 1998. During the six months ended July 31, 1998, the Company had sales to Waldron of $121,000 (unaudited), of which $32,000 (unaudited) was included in accounts receivable at July 31, 1998.

     During the year ended January 31, 1998, the Company obtained short-term, non-interest bearing Promissory Notes in the amount of $305,000 from affiliates of Waldron, which were fully repaid subsequent to the IPO. No interest expense was imputed due to the short period of time that the Promissory Notes were outstanding.

     The Company made advances to an officer of approximately $156,000, which were fully repaid during the year ended January 31, 1998. Approximately $98,000 of the repayments were made by Cyber, a company in which the officer is a controlling shareholder. Total employee advances outstanding at January 31, 1998 and July 31, 1998 amounted to $17,557 and $9,943 (unaudited), respectively, which is included in other receivables on the balance sheets.

     During the year ended January 31, 1998, the Company made advances of $16,000 to Cyber, which were fully repaid during the year.

     During the year ended January 31, 1998, the Company retained the services of certain consultants, which were also shareholders. Consulting expenses amounted to approximately $91,000 and were substantially paid as of January 31, 1998. At January 31, 1998, the Company had accounts payable to these consultants of approximately $2,000.

     As more fully described in Note 4, the Company entered into an agreement with En Pointe, a shareholder. Additionally, the Company purchased various computer hardware from En Pointe for approximately $223,000. At January 31, 1998, the Company had accounts payable to En Pointe of approximately $114,000.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 10 - SEC INVESTIGATION / CLASS ACTION LAWSUITS

     In March 1998, the Company became aware that the SEC had initiated a private investigation to determine whether the Company, Waldron, or any its officers, directors, employees, affiliates, or others had engaged in fraudulent activities in connection with transactions in the Company's common stock in violation of federal securities laws. Such investigation resulted in the SEC temporarily suspending trading of the Company's stock. The trading suspension has expired, and the Company and its officers and directors believe that they have not been guilty of any fraudulent conduct in connection with the transactions in the Company's stock. Because the SEC has not alleged any violations, the ultimate resolutions of this matter remains uncertain.

     During the six months ended July 31, 1998, various similar class action lawsuits were filed against the Company, certain officers of the Company, Waldron, certain Waldron's executives, and one other broker-dealer ("the Defendants") on behalf of all persons who purchased shares of the Company's stock between November 25, 1997 and March 26, 1998 alleging violations of the various state and federal securities laws by the Defendants. The complaints charge that the Defendants participated in a scheme and wrongful course of business to manipulate the price of the Company's stock, and the Defendants seek compensatory damages in unspecified amounts. The Company does not believe that it is guilty of the acts alleged in the complaints and intends to defend against these actions vigorously. Nonetheless, and despite the Company's insurance coverage for such actions, management believes these class action suits may be very harmful to the Company.

     In addition, diversion of management time and effort from the Company's operations and the implementation of the Company's business plan at this crucial time in the Company's development and attendant adverse publicity may adversely and significantly affect the Company and its business. The continued pendency of this litigation and SEC investigation may make it difficult for the Company to raise additional capital to continue its development and expansion. The inability of the Company to raise additional capital would have material adverse effect on the Company's financial position, cash flows, and results of operations, and may prevent the Company from carrying out its business plan.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 11 - SUBSEQUENT EVENTS

     On August 25, 1998, the Company issued a $500,000 Convertible Promissory Note which has a due date of six months from the date of issuance. The Convertible Promissory Note carries an interest rate of 8% per annum and may be converted for the principal and accrued interest into common stock at $10.00 per share. In connection with the issuance of the Convertible Promissory Note, the Company issued 50,000 warrants to purchase shares of common stock at an exercise price of $10.00 per share when the Company's common stock was trading at $15.25 per share. The warrants expire on August 20, 2001. Subsequently, on November 5, 1998, the Company agreed to revise the Convertible Promissory Note, Warrant Agreement, and Subscription Agreement to reflect an exercise price of $3.30 per share and a conversion price of $3.30 per share when the Company's common stock was trading at $1.97 per share. The Company also issued warrants to purchase 10,000 shares of common stock to Waldron for acting as the placement agent. The warrants issued to Waldron were issued under the same terms and conditions as the warrants issued with the Convertible Promissory Note. The exercise price of these warrants were below market at the time of issuance and will therefore result in additional interest charges of approximately $315,000 over the term of the Convertible Promissory Note. In addition, the conversion price was below market at the time of the issuance and will result in an additional charge of $262,500 on August 25, 1998 as the Convertible Promissory Note is available for conversion immediately upon the issuance of the Note.

     On August 31, 1998, Mr. Michael Miramontes resigned his employment effective June 12, 1998. Pursuant to a Resignation Agreement dated August 31, 1998 between the Company and Mr. Miramontes, Mr. Miramontes will receive one year's salary in the total amount of $162,000. The Company will make equal installments of $13,067 beginning September 1, 1998 for a period of ten months.

     In September 1998, the Company executed an agreement whereby it issued 66,667 shares of common stock for $1,000,000 of radio advertising based on the average fair market value of the common stock as of that date. The advertisements were aired during the three months ending October 31, 1998, and accordingly, $1,000,000 will be expensed during this period. Up to 133,333 additional shares of common stock may be issuable under the radio advertising agreement on the one-year anniversary of the agreement, if on such date the average closing price of the Company's common stock for the previous ten days is less than $15.00 per share (as adjusted for any stock splits or recapitalizations).

     On September 30, 1998, Mr. Douglas Hay resigned as Executive Vice President and as a director effective September 30, 1998. Pursuant to a Resignation Agreement dated September 30, 1998 between the Company and Mr. Douglas Hay, Mr. Hay will receive a total amount of $80,000. The Company agreed to make 2 equal payments of $20,000 payable on October 1 and November 1 and the remaining $40,000 will be paid equally on the first of each month December 1, 1998 through March 1, 1999.

                                                                    SHOPPING.COM
                                                   NOTES TO FINANCIAL STATEMENTS
                                   For the Years Ended January 31, 1998 and 1997
                 and for the Six Months Ended July 31, 1998 and 1997 (unaudited)
                           (The information with respect to the six months ended
                                           July 31, 1998 and 1997 is unaudited.)
--------------------------------------------------------------------------------

NOTE 11 - SUBSEQUENT EVENTS (Continued)

     On September 15, 1998, the Company issued a Promissory Note in the amount of $500,000 which is due at the earlier of the Company receiving $500,000 in additional financing from another source or October 14, 1998. During October 1998, the Company repaid $200,000. On November 2, 1998, the Company renegotiated the outstanding balance of $300,000 and entered into a new Note which is due at the earlier of the Company receiving $300,000 in additional financing from another source or December 2, 1998. In connection with the renegotiations and issuance of the $300,000 Promissory Note, the Company also issued 30,000 additional warrants to purchase shares of the Company's common stock at an exercise price of $1.65 when the Company's common stock was trading at $1.81 per share. These warrants expire on November 2, 2003. On The exercise price of these warrants was below market at the time of issuance and will therefore result in additional interest charges of $4,860. One of the Company's directors is also a member of the Board of Directors of the corporation to which the Company issued the Promissory Note. The Promissory Note carries an interest rate of 10% per annum and is secured by a Non-Recourse Guaranty and Pledge Agreement by Mr. Robert J. McNulty, a consultant of the Company. In connection with the issuance of the original $500,000 Promissory Note, the Company also issued 30,000 warrants to purchase shares of common stock at an exercise price of $2.25 per share. The warrants expire on September 15, 2003.

     On September 24, 1998, the Company agreed to issue warrants to purchase 10,000 shares of the Company's common stock at an exercise price of $2.00 per share as consideration to Typhoon Capital Consultants for its services related to securing additional capital for the Company.

     On September 25, 1998, the Company approved the conversion of $350,000 of its liability related to the Robert McNulty Termination and Buy Out Agreement, as previously discussed in Note 4, for common stock at a market price of $1.37 (the stock price on September 25, 1998), resulting in an issuance by the Company of 255,474 common shares.

     On October 1, 1998, the Company borrowed $900,000 from the Empire Group. On November 10, 1998, this amount was repaid out of the proceeds received from the issuance of 8% Convertible Debentures in the principal amount of $1,750,000.

     On November 16, 1998, the Company issued 300,000 warrants in connection with the issuance of 8% Convertible Debentures to purchase shares of the Company's common stock at an exercise price of $2.00 when the Company's common stock was trading at $7.25 per share. The exercise price of these warrants was below market at the time of issuance and will therefore result in additional interest charges of approximately $1,575,000.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
3.1          Restated Articles of Incorporation of Shopping.com filed September
             8, 1998.

3.2*         Bylaws of Shopping.com. Incorporated herein by reference from
             Exhibit 3.02 to Registrant's Registration Statement on Form SB-2 filed on September 24, 1997 (Registration No. 333-36215).

3.3          Certificate of Amendment of Bylaws dated August 13, 1998.

4.1* Form of Securities Purchase Agreement dated as of June 5, 1998 between the Company and each Investor. Incorporated herein by reference from Exhibit 4.22 to Registrant's Quarterly Report on
             Form 10-QSB. for the quarter ended April 30, 1998 (Filed with the SEC on June 22, 1998, File No. 000-29518.)

4.2*         Form of Registration Rights Agreement between the Company and each
             Investor. Incorporated herein by reference from Exhibit 4.23 to Registrant's Quarterly Report on Form 10-QSB. for the quarter ended
             April 30, 1998 (Filed with the SEC on June 22, 1998, File No.
             000-29518.)

4.3*         Form of 8% Convertible Debenture Due June 30, 2000 made by the
             Company payable to each Investor. Incorporated herein by reference from Exhibit 4.24 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1998 (Filed with the SEC on June
             22, 1998, File No. 000-29518.)

4.4*         Form of Warrant Agreement dated June, 1998 between the Company and
             Ladenburg Thalmann & Co., Inc.

4.5* Form of Warrant Agreement dated July 13, 1998 between the Company and Trautman, Rosenblum and Stephansky.

4.6* Form of Warrant Agreement dated June 9, 1998 between the Company and Trautman, Rosenblum, Stephansky, Soich and Calicchia.

4.7*         Form of Warrants dated April 10, 1998, between the Company and
             Leasing Ventures, LLC.

4.8          Promissory Note dated November 2, 1998 by the Company in favor of
             USFI Holdings, Inc.

4.9          Warrant for the Purchase of Shares of Common Stock dated November
             2, 1998 by the Company in favor of USFI Holdings, Inc.

4.10         Form of Placement Agent Warrants dated November, 1998.

4.11 Subscription Agreement dated November 5, 1998 between the Company and Carlos Beharie.

4.12         Convertible Promissory Note dated November, 1998 made by the
             Company payable to Carlos Beharie.

4.13         Warrant Agreement dated August 20, 1998 between the Company and
             Carlos Beharie.

10.1*        Agreement between the Company and Howard S. Schwartz dated August
             1, 1998.

10.2         Subscription Agreement between the Company and Premiere Radio
             Networks, Inc. August 12, 1998.

23.1         Consent of Singer Lewak Greenbaum & Goldstein LLP dated November
             24, 1998.

---------------
*    Previously filed.


(b)  FINANCIAL STATEMENT SCHEDULES

SCHEDULE NO.                          DESCRIPTION
F-1          Report of Independent Certified Public Accountants

F-2          Balance Sheets as of January 31, 1998 and 1997 and July 31, 1998

F-3          Statements of Operations for the Years Ended January 31, 1998 and
             1997 and the Six Months Ended July 31, 1998 and 1997

F-4          Statement of Shareholders' Equity for the Years Ended January 31,
             1998 and 1997 and the Six Months Ended July 31, 1998

F-5          Statements of Cash Flows for the Years Ended January 31, 1998 and
             1997 and the Six Months Ended July 31, 1998 and 1997

F-6          Notes to Financial Statements


UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in "Indemnification of Directors and Officers" herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act o 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona del Mar, State of California, on this 25 day of November, 1998.

                                   SHOPPING.COM



                                   By:  /s/ John H. Markley
                                        --------------------------------------
                                        John H. Markley
                                        President, Chief Executive Officer
                                        and Director



                                   By:  /s/ Kristine E. Webster
                                        --------------------------------------
                                        Kristine E. Webster
                                        Senior Vice President, Chief Financial
                                        and Secretary (Principal Accounting
                                        Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                                 CAPACITY                   DATE
---------                                 --------                   ----
/s/ FRANK W. DENNY
-------------------------------
Frank W. Denny                     Chairman of the Board         November 25,
                                                                 1998

/s/ JOHN H. MARKLEY
-------------------------------
John H. Markley                    Chief Executive Officer,      November 25,
                                   President and Director        1998

/s/ KRISTINE K. WEBSTER
-------------------------------
Kristine E. Webster                Senior Vice President,        November 25,
                                   Chief Financial Officer       1998
                                   and Secretary (Principal
                                   Accounting Officer)
/s/ PAUL J. HILL
-------------------------------
Paul J. Hill                       Director                      November 25,
                                                                 1998

/s/ EDWARD F. BRADLEY
-------------------------------
Edward F. Bradley                  Director                      November 25,
                                                                 1998


/s/ HOWARD S. SCHWARTZ
-------------------------------
Howard S. Schwartz
                                   Executive Vice President,     November 25,
                                   Finance and                   1998
                                   Administration

                               INDEX TO EXHIBITS

EXHIBIT NO.                                         DESCRIPTION                                          PAGE
3.1                 Restated Articles of Incorporation of Shopping.com filed
                    September 8, 1998.

3.2* Bylaws of Shopping.com. Incorporated herein by reference from Exhibit 3.02 to Registrant's Registration Statement on
                    Form SB-2 filed on September 24, 1997 (Registration
                    No. 333-36215).

3.3                 Certificate of Amendment of Bylaws dated August 13, 1998.

4.1*                Form of Securities Purchase Agreement dated as of June 5,
                    1998 between the Company and each Investor.  Incorporated
                    herein by reference from Exhibit 4.22 to Registrant's Quarterly
                    Report on Form 10-QSB. for the quarter ended April 30, 1998
                    (Filed with the SEC on June 22, 1998, File No. 000-29518.)

4.2* Form of Registration Rights Agreement between the Company and each Investor. Incorporated herein by reference from
                    Exhibit 4.23 to Registrant's Quarterly Report on Form 10-QSB.
                    for the quarter ended April 30, 1998 (Filed with the SEC on June 22, 1998, File No. 000-29518.)

4.3*                Form of 8% Convertible Debenture Due June 30, 2000 made
                    by the Company payable to each Investor.  Incorporated herein by reference from Exhibit 4.24 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1998 (Filed with the SEC on June 22, 1998, File No. 000-29518.)

4.4*                Form of Warrant Agreement dated June, 1998 between the
                    Company and Ladenburg Thalmann & Co., Inc. Incorporated herein by reference from Exhibit 4.4 to Registrant's
                    Registration Statement on Form S-1(Filed with the SEC on
                    August 18, 1998, File No. 333-61777.)

4.5*                Form of Warrant Agreement dated July 13, 1998 between the
                    Company and Trautman, Rosenblum and Stephansky.
                    Incorporated herein by reference from Exhibit 4.5 to Registrant's Registration Statement on Form S-1(Filed with the
                    SEC on August 18, 1998, File No. 333-61777.)

4.6*                Form of Warrant Agreement dated June 9, 1998 between the
                    Company and Trautman, Rosenblum, Stephansky, Soich and
                    Calicchia. Incorporated herein by reference from Exhibit 4.6 to Registrant's Registration Statement on Form S-1(Filed with the SEC on August 18, 1998, File No. 333-61777.)

4.7* Form of Warrants dated April 10, 1998, between the Company and Leasing Ventures, LLC. Incorporated herein by reference from Exhibit 4.7 to Registrant's Registration Statement on
                    Form S-1(Filed with the SEC on August 18, 1998, File
                    No. 333-61777.)

4.8 Promissory Note dated November 2, 1998 by the Company in favor of USFI Holdings, Inc.

4.9                 Warrant for the Purchase of Shares of Common Stock dated
                    November 2, 1998 by the Company in favor of USFI
                    Holdings, Inc.

4.10                Form of Placement Agent Warrants dated November, 1998.

4.11 Subscription Agreement dated November 5, 1998 between the Company and Carlos Beharie.

4.12 Convertible Promissory Note dated November, 1998 made by the Company payable to Carlos Beharie.

4.13                Warrant Agreement dated August 20, 1998 between the
                    Company and Carlos Beharie.

10.1* Agreement between the Company and Howard S. Schwartz dated August 1, 1998. Incorporated herein by reference from
                    Exhibit 10.1 to Registrant's Registration Statement on Form S-
                    1(Filed with the SEC on August 18, 1998, File No. 333-
                    61777.)

10.2                Subscription Agreement between the Company and Premiere
                    Radio Networks, Inc. August 12, 1998.

23.1                Consent of Singer Lewak Greenbaum & Goldstein LLP dated
                    November 24, 1998.

______________
*        Previously filed.